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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

REALD INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: RealD Inc. common stock, par value $0.0001 per share.
(2)	Aggregate number of securities to which transaction applies:
47,793,978 shares of common stock (including shares subject to restricted stock units and shares of performance-based stock) and 1,792,782 shares of common stock underlying outstanding employee stock options with an exercise price of less than $11.00 per share.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Exchange Act Rule 0-11(c), the filing fee of $53,549 was determined by multiplying 0.0001007 by the aggregate merger consideration of $531,764,930. The aggregate merger consideration was calculated by multiplying the 45,818,252 outstanding shares of common stock, the 1,374,682 shares of common stock subject to restricted stock units and the 601,044 shares of performance-based stock to be acquired pursuant to the merger by the per share merger consideration of $11.00, and adding the foregoing sum to (i) $27,200 (the amount of stock-based compensation that may be issued prior to the closing of the merger) and (ii) the product obtained by multiplying 1,792,782, representing the number of outstanding employee stock options, by $3.35, representing the per share merger consideration of $11.00 less the $7.65 weighted average exercise price of the outstanding employee stock options.
	(4)	Proposed maximum aggregate value of transaction: $531,764,930.
	(5)	Total fee paid: $53,549.
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

100 N. Crescent Drive, Suite 200
Beverly Hills, CA 90210
Telephone: (310) 385-4000

January 15, 2016

Dear RealD Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of RealD Inc., a Delaware corporation, which we refer to as RealD, the Company, we, our or us, which we will hold at the RealD offices, which are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, on February 24, 2016, at 10.00 a.m. Pacific Time.

        At the special meeting, holders of our common stock, par value $0.0001 per share, which we refer to as Common Stock, will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, dated as of November 8, 2015, by and among the Company, Rhombus Cinema Holdings, LLC, a Delaware limited liability company, which we refer to as Purchaser, and Rhombus Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Purchaser, which we refer to as Merger Sub. Pursuant to the merger agreement, at the effective time of the merger Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Purchaser, and each share of Common Stock outstanding immediately prior to the effective time of the merger (other than shares owned by the Company or Purchaser and holders who have otherwise agreed with Purchaser or properly demanded and not withdrawn a demand for appraisal rights) will be cancelled and converted into the right to receive $11.00, in cash, without interest and less any applicable withholding taxes.

        Michael V. Lewis, chief executive officer of the Company and chairman of the Board of Directors of the Company (which we refer to as the Board), who we refer to as Mr. Lewis, has agreed with Purchaser to contribute all of the Common Stock beneficially owned by him in exchange for equity interests in Purchaser.

        The Board (with Mr. Lewis abstaining) has unanimously approved the merger agreement and determined that the merger is fair, advisable, and in the best interests of the Company and its stockholders, including its stockholders unaffiliated with Mr. Lewis, which we refer to as the unaffiliated stockholders. The Board (with Mr. Lewis abstaining) unanimously recommends that the stockholders of the Company vote "FOR" the proposal to adopt the merger agreement.

        At the special meeting, holders of Common Stock also will be asked to vote on (i) a proposal to approve, on an advisory (nonbinding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. The Board (with Mr. Lewis abstaining) unanimously recommends that the stockholders of the Company vote "FOR" each of the foregoing proposals.

        The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

        Your vote is very important. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. If you fail to vote on the proposal to adopt the merger agreement, or you abstain from voting on the proposal, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

        While stockholders may vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy card that will enable you to cause your shares to be represented and voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the Board's recommendation, you need only sign, date and return the proxy card in the enclosed postage-paid envelope. Otherwise, please mark the proxy card to indicate your voting instructions; date and sign the proxy card; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

        Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Michael V. Lewis
Chief Executive Officer and Chairman of the Board

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 15, 2016.
and is first being mailed to stockholders on or about January 15, 2016.

100 N. Crescent Drive, Suite 200
Beverly Hills, CA 90210
Telephone: (310) 385-4000

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of RealD Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of RealD Inc. will be held at the RealD offices, which are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, at 10:00 a.m. Pacific Time on February 24, 2016, for the following purposes:

  1.
  to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, dated as of November 8, 2015, by and among the Company, Rhombus Cinema Holdings, LLC, a Delaware limited liability company, and Rhombus Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Rhombus Cinema Holdings, LLC;

  2.
  to approve, on an advisory (nonbinding) basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger;

  3.
  to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  4.
  to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

        The holders of record of our common stock, par value $0.0001 per share, which we refer to as Common Stock, at the close of business on January 14, 2016, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person.

        Your vote is important, regardless of the number of shares of Common Stock you own. The adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is a condition to the consummation of the merger. The advisory (nonbinding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, to adopt the merger agreement require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or via the Internet and thus ensure that your shares will be represented and voted at the special meeting if you are unable to attend. We have provided instructions on the proxy card for submitting a proxy by telephone or via the Internet.

        If you submit a proxy card without indicating how you wish your shares to be voted, your shares will be voted in favor of the adoption of the merger agreement, the advisory (nonbinding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, in favor of the adoption of the merger agreement. If you fail to vote your shares, or if you fail to submit a proxy to cause your shares to be voted, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. However, the failure to vote your shares or to submit a proxy to cause your shares to be voted will have no effect on the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary, in favor of the adoption of the merger agreement.

        Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting, of itself, will not revoke a previously submitted proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Vivian W. Yang Executive Vice President and General Counsel

Dated January 15, 2016
Beverly Hills, California

i

ii

SUMMARY TERM SHEET

        This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the merger agreement, as defined below, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find Additional Information," beginning on page 142. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger Agreement

RealD Inc.

        RealD Inc., which we refer to as RealD, the Company, we, our, or us, is a Delaware corporation. RealD is a leading global licensor of 3D and other visual technologies. RealD's extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD's core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater. See "Important Information Regarding RealD—Company Background," beginning on page 119.

        Our common stock is currently listed on the "New York Stock Exchange," which we refer to as the NYSE, under the symbol "RLD."

        Additional information about RealD is contained in its public filings, which are incorporated by reference herein. See "Where You Can Find Additional Information," beginning on page 142.

Rhombus Cinema Holdings, LLC

        Rhombus Cinema Holdings, LLC, which we refer to as Purchaser, is a Delaware limited liability company that was formed by an affiliate of Rizvi Traverse Management, LLC, which we refer to as Rizvi, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See "The Parties to the Merger—Rhombus Cinema Holdings, LLC and Rhombus Merger Sub, Inc.," beginning on page 82.

Rhombus Merger Sub, Inc.

        Rhombus Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation. Merger Sub is an indirect wholly owned subsidiary of Purchaser and a wholly owned subsidiary of RT Rhombus Holdings, Inc., which we refer to as RT Rhombus, and was formed by Purchaser solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See "The Parties to the Merger—Rhombus Cinema Holdings, LLC and Rhombus Merger Sub, Inc.," beginning on page 82.

Purpose of the Special Meeting (Page 83)

        You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2015, by and among the Company, Purchaser and Merger Sub, which, as it may be amended from time to time, we refer to as the merger agreement. The merger agreement provides that at the closing, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Purchaser, and each outstanding share of common stock, par value $0.0001 per share, of the Company, which we refer to as Common Stock, other than shares owned by the Company, Purchaser, Merger Sub, Mr. Lewis or The MVL Trust, dated August 3, 2010, a trust established by Mr. Lewis for estate planning purposes of which he is the sole trustee, which we refer to as the MVL Trust and which we refer to, together with Mr. Lewis, as the

Rollover Investors (which shares have been agreed by the Rollover Investors to be contributed to Purchaser prior to the merger as described below), and holders who have properly demanded and not withdrawn a demand for appraisal rights, will be converted into the right to receive $11.00 in cash, without interest and less any applicable withholding taxes.

        The Company will therefore become a privately held company, indirectly wholly owned by Purchaser. Purchaser will be owned by entities and individuals that will consist of:

  •
  Rizvi Opportunistic Equity Fund III, L.P., which we refer to as ROEF III, Fortress Credit Advisors LLC, on behalf of itself and/or as arranger on behalf of one or more of its affiliates, which we refer to as the Preferred Investor, or their permitted assignees, if any, which have agreed to provide an aggregate amount of up to approximately $242 million in equity financing for the merger; and

  •
  Mr. Lewis, chief executive officer of the Company and chairman of the Board, who has committed to contribute to Purchaser the shares of Common Stock owned by him and the MVL Trust, amounting to, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00), which we refer to as the Rollover Shares, in exchange for equity securities of Purchaser.

The Special Meeting (Page 83)

        The special meeting will be held at the RealD offices, which are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, on February 24, 2016, at 10:00 a.m. Pacific Time.

Record Date and Quorum (Page 84)

        The holders of record of the Common Stock as of the close of business on January 14, 2016 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. At the close of business on the record date, there were 51,260,636 shares of Common Stock issued and outstanding.

        Each holder of record of Common Stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date is required to establish a quorum for purposes of conducting business at the special meeting.

Required Vote for the Merger (Page 84)

        For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement.

        The Rollover Investors have agreed to vote all shares of Common Stock owned by them in favor of adopting the Merger Agreement pursuant to a voting agreement entered into with Purchaser on November 8, 2015, which we refer to as the voting agreement. See "Agreements Involving Common

Stock—Voting Agreement," beginning on page 116. As of the record date, there were 51,260,636 shares of Common Stock outstanding of which the Rollover Investors beneficially own, in the aggregate, shares representing approximately 10.4% of our outstanding voting power.

        Except in their capacities as members of the Board, or, in the case of Mr. Lewis, as a member of the Board and as chief executive officer of the Company, no officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement. Due to his involvement in the merger (including as described in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements between Michael V. Lewis and Purchaser," beginning on page 72), Mr. Lewis recused himself from the Board's determination on the merger and did not participate in the Board's vote to approve and recommend the merger agreement and the merger.

Conditions to the Merger (Page 110)

        Each party's obligation to effect the merger is subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by Purchaser, Merger Sub and the Company) of the following conditions on or prior to the closing date:

  •
  that the holders of a majority of the outstanding shares of Common Stock entitled to vote at the stockholders' meeting shall have voted to adopt the merger agreement;

  •
  that the waiting period (or any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any other applicable antitrust laws with respect to which a filing with the applicable governmental authority is required with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement (as reasonably determined by Purchaser acting in good faith), shall have expired or been terminated; and

  •
  that no government authority will have issued an order or enacted a law that is in effect and that prohibits, restrains or makes illegal the consummation of the merger.

        The obligations of the Company to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by the Company) of the following additional conditions on or prior to the closing date:

  •
  (i) that the representations and warranties of Purchaser and Merger Sub regarding organization and standing, authority and noncontravention, and brokers and other advisors must be true and correct both as of the date of the agreement and the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies and (ii) the other representations and warranties of Purchaser and Merger Sub must be true and correct, both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Purchaser material adverse effect contained in such representations and warranties), would not reasonably be expected to have, individually or in the aggregate, a Purchaser material adverse effect, and the Company must have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser to such effect; and

  •
  that Purchaser and Merger Sub must have performed or complied, in all material respects, with their respective obligations required to be performed or complied with by them under the merger agreement on or prior to the closing date, and the Company must have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser to such effect.

        The respective obligations of Purchaser and Merger Sub to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by Purchaser and Merger Sub) of the following conditions on or prior to the closing date:

  •
  (i) the representations and warranties of the Company with respect to organization, standing and subsidiaries, capital stock, authority and noncontravention, voting requirements, rights agreement and anti-takeover provisions, and brokers and other advisors must be true and correct both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) the other representations and warranties of the Company must be true and correct both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company material adverse effect contained in such representations and warranties), would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, and Purchaser must have received a certificate signed on behalf of the Company by an officer of the Company to such effect;

  •
  the Company must have performed or complied, in all material respects, with its obligations required to be performed or complied with by it under the merger agreement on or prior to the closing date, and Purchaser must have received a certificate signed on behalf of the Company by an officer of the Company to such effect; and

  •
  since the date of the merger agreement, there must not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect.

        Additionally, if the marketing period has not ended when all of the conditions to closing are satisfied, then the closing will occur on the earlier of (i) a date during the marketing period specified by Purchaser on no fewer than three (3) business days' notice to the Company and (ii) the second business day after the end of the marketing period, subject in each case to the satisfaction or waiver of all the conditions to closing.

When the Merger Becomes Effective (Page 89)

        We anticipate completing the merger in the fourth quarter of fiscal year 2016 or shortly thereafter, subject to the adoption of the merger agreement by the Company's stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 25)

        The Board (with Mr. Lewis abstaining) unanimously recommends that the stockholders of the Company vote "FOR" the proposal to adopt the merger agreement. For a description of the reasons considered by the Board, see "Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25.

Opinion of Moelis & Company LLC (Page 30 and Annex B)

        In connection with the merger, the Board received a written opinion, dated November 8, 2015, from the Company's financial advisor, Moelis & Company LLC, which we refer to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Common

Stock, other than the Rollover Investors and their respective affiliates, of the merger consideration consisting of $11.00 per share of Common Stock to be received by such holders. See "Special Factors—Opinion of the Moelis & Company LLC," beginning on page 30. The full text of Moelis's written opinion, dated November 8, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Moelis's written opinion carefully and in its entirety. Moelis's opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis's opinion is limited solely to the fairness, from a financial point of view, of the consideration to the holders of Common Stock, other than the Rollover Investors and their respective affiliates, and does not address the Company's underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis's opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter.

Purposes and Reasons of the Company for the Merger (Page 43)

        The purpose of the merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the per share merger consideration of $11.00 in cash, representing a premium of approximately 19% to the closing market price of the Common Stock on October 1, 2014, the last unaffected trading day prior to the announcement by Starboard Value LP, which we refer as Starboard, of its nonbinding indication of interest to purchase all outstanding shares of Common Stock.

Certain Effects of the Merger (Page 44)

        If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of Common Stock, other than shares owned by the Company, or Purchaser (including shares held by the Rollover Investors and holders who have properly demanded and not withdrawn a demand for appraisal rights), will be automatically converted into the right to receive $11.00 per share in cash, without interest and less any applicable withholding taxes. Following the completion of the merger, the Common Stock will no longer be publicly traded, and holders of our Common Stock (other than the Rollover Investors) will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (Page 91)

        Company Stock Option.    Except as otherwise agreed between Purchaser and any individual holders of options to purchase shares of Common Stock (which options are referred to as Company Stock Options), at the effective time of the merger, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company Stock Option immediately prior to the effective time and (b) the excess, if any, of $11.00 over the exercise price per share of Common Stock subject to such Company Stock Option immediately prior to the effective time, less any applicable tax withholding. At the effective time of the merger, Company Stock Options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $11.00 will be cancelled for no payment or consideration.

        Company RSU Awards.    Except as otherwise agreed between Purchaser and any individual holders of awards of restricted stock units that are payable in, or whose value is determined by reference to the value of shares of Common Stock (which awards are referred to as Company RSU Awards), at the effective time of the merger, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and be cancelled in exchange for the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award immediately prior to the effective time multiplied by (b) $11.00, less any applicable tax withholding.

        Company PSU Awards.    Except as otherwise agreed between Purchaser and any individual holders of awards of Company performance-based stock units that are payable in, or whose value is determined by reference to the value of shares of Common Stock (which awards are referred to as Company PSU Awards), at the effective time of the merger, each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will (a) be deemed to be fully vested with respect to any time-based vesting conditions, (b) be deemed to satisfy any applicable performance-based conditions in accordance with the terms of the applicable award agreement and, as applicable, employment agreement governing such award and (c) with respect to any portion of such Company PSU Award that is not forfeited in accordance with the foregoing be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the portion of such Company PSU Award satisfying the applicable performance-based vesting conditions in accordance with the foregoing multiplied by (ii) $11.00, less any applicable tax withholding.

Interests of the Company's Directors and Executive Officers in the Merger (Page 67)

        Certain members of the Board and executive officers of the Company may be deemed to have interests in the merger that are in addition to, or different from, the interests of other Company stockholders. The Board (with Mr. Lewis abstaining) was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that Company stockholders adopt the merger agreement. These interests include:

  •
  the Rollover Investors have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00), in exchange for equity securities of Purchaser;

  •
  Mr. Lewis will be a member of the board of managers and equity holder of Purchaser and an officer of the Company after consummation of the merger;

  •
  to the extent permitted by the definitive documents in connection with the debt financing, Mr. Lewis will have access to a $6 million revolving loan at the closing of the merger, which we refer to as the Lewis Loan;

  •
  the terms of the merger agreement provide that all Company Stock Options, Company RSU Awards and Company PSU Awards, including those held by members of the Board and executive officers of the Company, will be cashed out (to the extent earned in the case of Company PSU Awards) at the effective time of the merger;

  •
  the Company previously entered into employment agreements with its executive officers, pursuant to which each of the executive officers of the Company is entitled to certain payments and benefits upon a qualifying termination of employment following the effective time of the merger;

  •
  Mr. Lewis and Purchaser have agreed to execute an employment agreement effective upon the effective time of the merger, the form of which has been previously negotiated between Mr. Lewis and Purchaser, which will supersede Mr. Lewis' current employment agreement, and which provides for (among other things) an annual base salary of $1,000,000 and an annual target bonus of 120% of his annual base salary, as well as eligibility to participate in an equity compensation plan that is expected to be adopted by an affiliate of Purchaser after the effective time;

  •
  members of the Board and executive officers of the Company are entitled to continued rights to indemnification and advancement of expenses and insurance coverage under the merger agreement; and

  •
  the Company's executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

        These interests are discussed in more detail in the section entitled "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67.

Financing (Page 61)

        The Company and Purchaser estimate that the total amount of funds required to complete the merger and related transactions, refinance certain of the Company's indebtedness outstanding as of the closing and pay related fees and expenses will be approximately $668 million. Purchaser expects this amount to be provided from the following sources:

  •
  cash equity investments by each of ROEF III and the Preferred Investor in an aggregate amount of up to $242 million, which are described under "Special Factors—Financing—Equity Financing," beginning on page 62;

  •
  the contribution of Common Stock owned by the Rollover Investors valued at approximately $58.7 million (based upon the per share merger consideration of $11.00) to Purchaser prior to the effective time of the merger, which is described under "Special Factors—Financing—Equity Financing—Rollover Financing," beginning on page 64; and

  •
  approximately $330 million from one or more debt financings of Purchaser, which are described under "Special Factors—Financing—Debt Financing," beginning on page 65.

        The financing described above, when funded in accordance with the respective commitment letters, together with the available cash on hand at the Company at the time of the consummation of the merger, after repayment of any amounts outstanding under the Company's existing credit agreement and payment of other fees and expenses payable in connection with the transaction, will provide Purchaser the cash proceeds sufficient for the consummation of the merger. See "Special Factors—Financing," beginning on page 61.

Limited Guaranty (Page 66)

        ROEF III has agreed, pursuant to the terms of a limited guaranty, to guarantee the payment of a termination fee and certain other guaranteed amounts that may become payable by Purchaser under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 77)

        If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances

(including the application and effect of any state, local or foreign income and other tax laws). For further discussion of the material U.S. federal income tax consequences of the merger, see "Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 77.

Regulatory Approvals (Page 78)

        Under the HSR Act, the merger could not be completed until certain notifications had been given and information furnished to the Antitrust Division of the United States Department of Justice, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC, and all statutory waiting period requirements had expired or been earlier terminated. Notification and Report Forms were filed with the Antitrust Division and the FTC on November 20, 2015. Early termination of the HSR waiting period was granted effective December 1, 2015.

Anticipated Accounting Treatment of the Merger (Page 79)

        RealD, as the surviving corporation in the merger, will account for the merger as a business combination according to the Financial Accounting Standards Board's Accounting Standards Codification Topic 805, Business Combinations.

Rights of Appraisal (Page 133 and Annex C)

        Under Delaware law, holders of Common Stock who do not vote in favor of the adoption of the merger agreement and approval of the merger, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by the DGCL. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Non-Solicitation (Page 98)

        Pursuant to the merger agreement, neither the Company nor its subsidiaries or representatives may:

  •
  initiate, solicit, cause, knowingly facilitate, or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other person any nonpublic information, or afford any other person with access to the business, employees, officers, contracts, properties, assets or books and records, in each case, in connection with, or that could reasonably be expected to lead to, a takeover proposal; or

  •
  grant any waiver, amendment or release under any standstill or confidentiality agreement, or fail to enforce any standstill or confidentiality agreement unless the Board determines after consulting with outside legal counsel that the failure to grant any such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable law.

        If the Company receives, prior to receipt of the Company stockholder vote to adopt the merger agreement, an unsolicited takeover proposal that did not otherwise result from a breach of the Company's non-solicitation obligations, and, if the Board determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to take the following actions would be inconsistent with the exercise of fiduciary duties of the Board to the Company's stockholders under applicable law and that, after taking the following actions, such takeover proposal would reasonably be expected to result in a superior proposal, as further described in the section entitled "The Merger Agreement—Other Covenants and Agreements—Takeover Proposals," beginning on page 99, then, subject to certain limitations, the Company may furnish nonpublic information to the person making such takeover proposal if, prior to doing so, the Company has entered into an acceptable confidentiality agreement with such person, and engage in discussions or negotiations with the person making such takeover proposal.

        The Board will not take any of the following actions, each of which is referred to as an adverse recommendation change:

  •
  withhold, withdraw, change, modify, amend or qualify, or otherwise propose to do any of the foregoing, in a manner adverse to Purchaser or Merger Sub or otherwise make any statement or proposal inconsistent with the Board's recommendation that stockholders adopt the merger agreement;

  •
  approve, or adopt, or recommend the approval or adoption of, or otherwise propose to recommend, approve or adopt, any takeover proposal;

  •
  fail to include in the proxy statement the Board's recommendation that stockholders adopt the merger agreement;

  •
  within six (6) business days following a written request by Purchaser following the date any takeover proposal or any material modification thereto is first published, sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Board's recommendation that stockholders adopt the merger agreement, provided that Purchaser may not make such a request on more than one occasion in respect of any takeover proposal or any material modification of a takeover proposal;

  •
  in the event of a tender offer or exchange offer for any outstanding shares of the Common Stock, fail to recommend against the acceptance of such offer by the Company's stockholders within ten (10) business days of the commencement of such action;

  •
  authorize, cause or permit the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement, which agreements (other than an acceptable confidentiality agreement) are each referred to as a Company acquisition agreement; or

  •
  resolve, propose or agree to do any of the foregoing.

        However, at any time prior to receipt of the Company stockholder vote to adopt the merger agreement, the Board may (i) make an adverse recommendation change in circumstances involving a takeover proposal if the Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal and that the failure to make such adverse recommendation change would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law and (ii) solely with respect to a superior proposal that was unsolicited and did not otherwise result from a breach of the Company's non-solicitation obligations, cause the Company to enter into a Company acquisition agreement with respect to such superior proposal, terminate the merger agreement and concurrently pay to Purchaser the termination fee as described in "The Merger Agreement—Termination Fees; Reimbursement of Expenses," beginning on page 113. The Board and the Company can take the foregoing actions only after (i) the Company provides Purchaser four (4) business days' prior written notice of its intention to take such action (together with a copy of the applicable superior proposal (if made in writing) or a summary of the material terms and conditions of the applicable superior proposal (if made orally), and the identity of the person or group of persons making the applicable superior proposal), (ii) after providing such notice, the Company and its representatives negotiate (to the extent that Purchaser wishes to negotiate) in good faith with Purchaser during such period to enable Purchaser to propose revisions to the terms of the merger agreement such that it would cause the applicable superior proposal to no longer constitute a superior proposal, and (iii) following the end of the notice period the Board considers in good faith any proposed revisions by Purchaser, and determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, that the applicable superior proposal nevertheless continues to constitute a superior proposal if the revisions proposed were to be given effect. If the superior proposal is subsequently modified, such modified superior proposal will be deemed to be a new superior proposal, and the Company must provide written notice of such modified proposal to Purchaser and must again follow the foregoing process prior to effecting any adverse recommendation change or termination of the merger agreement (and must do so for each subsequent modification), except that the applicable notice period shall end on the later to occur of (i) two (2) business days after the Company provides written notice of the modified superior proposal to Purchaser and (ii) the end of the original four (4) business day period.

        Additionally, at any time prior to receipt of the company stockholder vote to adopt the merger agreement the Board may make an adverse recommendation change in circumstances not involving a takeover proposal if the Board determines, taking into account any revisions proposed by Purchaser pursuant to the next sentence, in good faith and after consultation with its financial advisors and outside legal counsel, that the failure to make such adverse recommendation change due to events occurring after the date of the merger agreement that materially affect the business, assets or operations of the Company and that are not known or reasonably foreseeable on the date of the merger agreement would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law. However, prior to making such determination the Company must (i) provide Purchaser with written information describing in reasonable detail any event that would reasonably be expected to lead to an adverse recommendation change as promptly as possible after the occurrence of such event, but at least four (4) business days before such adverse recommendation change, and keep Purchaser informed, on a current and ongoing basis, or material developments relating thereto and (ii) negotiate in good faith with Purchaser during such period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of the merger agreement such that the failure to make such adverse recommendation change would no longer result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law.

Termination (Page 112)

        The Company and Purchaser may terminate the merger agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Purchaser may terminate the merger agreement if:

  •
  the merger has not been completed by April 6, 2016, which we refer to as the end date, provided that such termination right is not available to any party whose material breach of its obligations under the merger agreement was the principal cause of or resulted in the failure of the merger to be consummated on or before the end date;

  •
  any governmental authority issues a final and nonappealable order that prohibits, restrains or makes illegal the consummation of the merger; or

  •
  the stockholders' meeting (including any adjournments or postponements thereof) has concluded and the merger agreement has not been adopted by the affirmative vote of the holders of the majority of outstanding shares of Common Stock entitled to vote at the stockholders' meeting, which termination right is referred to as the "no vote" termination right.

        Purchaser may terminate the merger agreement if:

  •
  the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure would result in a failure of Purchaser's and Merger Sub's conditions to their obligations to effect the merger relating to the Company's representations, warranties, covenants and agreements to be satisfied, and which breach is either incapable of being cured by the end date or is not cured by the earlier of thirty (30) days following delivery of written notice of such breach or failure and the end date, provided that Purchaser or Merger Sub is not then in material breach of its representations, warranties, agreements or covenants, which termination right is referred to as the Company breach termination right;

  •
  prior to the receipt of the Company stockholder vote to adopt the merger agreement, the Board effects an adverse recommendation change; or

  •
  prior to the receipt of the Company stockholder vote to adopt the merger agreement, the Company has materially breached its obligations in the non-solicitation provision as described in "The Merger Agreement—Other Covenants and Agreements—Non-Solicitation," beginning on page 98, or its obligations with respect to the stockholders' meeting as described in "The Merger Agreement—Other Covenants and Agreements—Stockholders' Meeting," beginning on page 102.

        The Company may terminate the merger agreement if:

  •
  Purchaser or Merger Sub breaches any of its representations and warranties or fails to perform any of its covenants or agreements, which breach or failure would result in a failure of the Company's conditions to its obligation to effect to the merger relating to Purchaser's or Merger Sub's representations, warranties, covenants and agreements to be satisfied and which breach or failure is either incapable of being cured by the end date, or is not cured by the earlier of thirty (30) days following delivery of written notice of such breach or failure and the end date, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants, which termination right is referred to as the Purchaser breach termination right;

  •
  prior to the receipt of the Company stockholder vote to adopt the merger agreement, the Board has received a superior proposal and the Company has complied with its non-solicitation obligations described in "The Merger Agreement—Other Covenants and Agreements—Non-solicitation,—Takeover Proposals and—Adverse Recommendation Change; Superior Proposals; Intervening Events," the Board has determined in good faith, following consultation with its financial advisors and outside legal counsel, that the failure to accept such superior proposal would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law, and prior to or concurrent with such termination, the Company pays Purchaser the Company termination fee as described in "The Merger Agreement—Termination Fees; Reimbursement of Expenses," beginning on page 113, which termination right is referred to as the superior proposal termination right; or

  •
  (i) the marketing period has ended and all mutual conditions to the merger and all of the conditions to Purchaser's and Merger Sub's obligation to effect the merger have been satisfied

    (other than those conditions that are to be satisfied at the closing, so long as each condition would have been satisfied at the time of termination if such time were the closing), (ii) the Company has irrevocably confirmed in writing after the end of the marketing period that all mutual conditions to the merger and all of the conditions to the Company's obligation to effect the merger have been satisfied (other than those conditions that are to be satisfied at the closing, so long as each condition would have been satisfied at the time of termination if such time were the closing) or waived and remain satisfied or waived and that the Company is prepared to close the merger, (iii) Purchaser fails to consummate the merger within two (2) business days following the date that the consummation of the merger was required to have occurred pursuant to the merger agreement and (iv) the Company stood, ready, willing and able to consummate the merger at all times during such two (2)-business-day period immediately following the date on which the Company provided such written notice, which termination right is referred to as the financing failure termination right.

Termination Fees; Reimbursement of Expenses (Page 113)

        The Company will be required to pay to Purchaser an amount equal to $24 million if the merger agreement is terminated:

  •
  by Purchaser, prior to the receipt of the Company stockholder vote to adopt the merger agreement, because the Board effects an adverse recommendation change or the Company has materially breached its obligations under the non-solicitation provision as described in "The Merger Agreement—Other Covenants and Agreements—Non-Solicitation," beginning on page 98, or its obligations with respect to the stockholders' meeting as described in "The Merger Agreement—Other Covenants and Agreements—Stockholders' Meeting," beginning on page 102;

  •
  by the Company, prior to the receipt of the Company stockholder vote to adopt the merger agreement, pursuant to the superior proposal termination right;

  •
  by the Company or Purchaser pursuant to the "no vote" termination right if, prior to such termination, the Board made an adverse recommendation change; or

  •
  by the Company or Purchaser because the merger is not consummated by the end date or pursuant to the "no vote" termination right, or by Purchaser pursuant to the Company breach termination right, any person has made or announced a takeover proposal after the date of the merger agreement and prior to such termination, and the Company enters into a definitive agreement with respect to, or consummates, a takeover proposal within twelve (12) months after the termination of the merger agreement.

        Additionally, if the merger agreement is terminated by the Company or Purchaser pursuant to the "no vote" termination right, the Company within three (3) business days of such termination must pay Purchaser out-of-pocket fees and expenses incurred by Purchaser or Merger Sub in connection with the merger agreement and transactions contemplated thereby (including the financing and any regulatory approvals) in an amount not to exceed $6 million.

        Purchaser will be required to pay to the Company an amount equal to $29 million if the Company terminates the merger agreement pursuant to the Purchaser breach termination right or the financing failure termination right.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
What is the proposed transaction?

A:
The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as an indirect wholly owned subsidiary of Purchaser.

Q:
What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $11.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own. For example, if you own one hundred (100) shares of Common Stock, you will be entitled to receive $1,100 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:
Is the merger expected to be taxable to me?

A:
If you are a U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 77. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:
Where and when is the special meeting?

A:
The special meeting will take place on February 24, 2016 starting at 10:00 a.m. Pacific Time at the RealD Inc. offices, which are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, CA 90210.

Q:
What must I bring to attend the special meeting?

A:
If you are a shareholder of record, please be prepared to provide proper identification, such as a driver's license or passport. If you wish to attend the special meeting and your shares of Common Stock are held in "street name" through an account with a bank, broker or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. Any "street name" holder who wishes to vote at the special meeting will need to obtain a proxy executed in such holder's favor from the bank, broker or other nominee that holds its shares of Common Stock.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to adopt the merger agreement;

•
to approve, on an advisory (nonbinding) basis, specified compensation that may be payable to the named executive officers of the Company;

  •
  to approve the adjournment of the special meeting to solicit additional proxies, if necessary, to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  •
  to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the discretion of the Board.

Q:
What vote of our stockholders is required to approve the merger agreement?

A:
Under the DGCL and as a condition to the consummation of the merger, stockholders holding at least a majority of the voting power of Common Stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting must vote "FOR" the adoption of the merger agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement.

  As of the record date, there were 51,260,636 shares of Common Stock outstanding. Except in their capacities as members of the Board or, in the case of Mr. Lewis, as a member of the Board and as chief executive officer of the Company, as applicable, no officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement.

  The directors of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the adoption of the merger agreement.

  In connection with the merger agreement, Purchaser entered into a voting agreement with the Rollover Investors, dated as of November 8, 2015, pursuant to which the Rollover Investors have agreed, subject to certain conditions, to vote all of the shares of Common Stock beneficially owned by them at the time of any stockholder meeting at which the merger agreement will be submitted to a vote of stockholders in favor of adoption of the merger agreement. As of the record date, there were 51,260,636 shares of Common Stock outstanding, of which the Rollover Investors own, in the aggregate, shares representing approximately 10.4% of our outstanding voting power.

Q:
What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:
The advisory (nonbinding) proposal to approve specified compensation that may be payable to the named executive officers of the Company and the proposal regarding adjournment of the special meeting to solicit additional proxies, if necessary, require the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote at the special meeting and entitled to vote thereon.

Q:
How does the Board recommend that I vote?

A:
The Board (with Mr. Lewis abstaining) unanimously recommends that our stockholders vote:

•
"FOR" the adoption of the merger agreement;

•
"FOR" the advisory (nonbinding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•
"FOR" the proposal regarding adjournment of the special meeting to solicit additional proxies, if necessary.

        You should read "Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25, for a discussion of the factors that the Board

(with Mr. Lewis abstaining) considered in deciding to recommend the approval of the merger agreement. See also "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67.

Q:
What proposals will I vote on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to approve the merger agreement;

•
to approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," including the associated footnotes and narrative discussion;

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•
to act upon other business as may properly come before the special meeting or any adjournment or postponement by or at the direction of the Board.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:
A failure to vote your shares of Common Stock or an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the proposal to approve the merger agreement. Abstentions and broker non-votes will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See "The Special Meeting—Required Vote for the Merger," beginning on page 84.

Q:
Why am I being asked to consider and vote on the proposal to approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger?

A:
SEC rules require the Company to seek approval on a nonbinding, advisory basis with respect to payments that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," including the associated footnotes and narrative discussion. Approval of that proposal is not required to complete the merger.

Q:
What effects will the merger have on RealD?

A:
The Common Stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on the New York Stock Exchange, which we refer to as the NYSE, under the symbol "RLD." As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Purchaser. Following the consummation of the merger, the registration of Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:
What happens if the merger is not consummated?

A:
If the merger agreement is not adopted by the Company's stockholders, or if the merger is not consummated for any other reason, the Company's stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Purchaser and Merger Sub a termination fee of $24 million, and reimburse up to $6 million of Purchaser's fees and expenses, or Purchaser may be required to pay the Company a termination fee of $29 million. See "The Merger Agreement—Termination," beginning on page 112.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it to the Company, or by submitting your proxy via:

•
telephone, using the toll-free number listed on each proxy card; or

•
the Internet, at the address provided on each proxy card.

  If you hold your shares in "street name" through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be counted for purposes of a quorum or voted at the meeting, which will have the same effect as voting against the adoption of the merger agreement.

Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No.    After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in "street name" by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration. Do not send in your certificates now.

Q:
Can I revoke my proxy or voting instructions?

A:
Yes.    You can revoke your proxy or voting instructions at any time before your shares are voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company's Corporate Secretary in writing at RealD, Inc., Attn: Corporate Secretary, 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:
What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:
What happens if I sell my shares of Common Stock before the completion of the merger?

A:
If you transfer your shares of Common Stock, you will have transferred your right to receive the merger consideration in the merger. To receive the merger consideration, you must hold your shares of Common Stock through completion of the merger.

Q:
Who is soliciting my vote?

A:
The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. The Company has retained Innisfree M&A Incorporated, which we refer to as Innisfree, to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers or other nominees to beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by the Company's directors, officers and employees.

Q:
Who will count the votes?

A:
The Board will appoint an inspector or inspectors of election to act at the special meeting or its adjournment.

Q:
When will I receive the cash consideration for my shares?

A:
After the merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the paying agent payment in cash of the merger consideration for your shares. If you exercise and perfect statutory appraisal rights in connection with the merger in accordance with Delaware law, you will not be entitled to receive any merger consideration and instead, subject to your compliance with Section 262 of the DGCL, you will be entitled to receive payment in cash for the "fair value" of your shares (which amount may be more than, less than or the same as the merger consideration). See "Rights of Appraisal," beginning on page 133 of this proxy statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Appendix C to this proxy statement.

Q:
When will the Company announce the voting results of the special meeting, and where can I find the voting results?

A:
The Company intends to announce the preliminary voting results at the special meeting, and will publish the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the proxy solicitation agent and information agent in connection with the merger.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(800) 750-5834 (toll free)
(212) 750-5833 (banks and brokers collect)

  If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

        The Company's Board and management team regularly review the Company's business, performance, risks and opportunities with the goal of enhancing stockholder value. As part of these efforts, the Board and management review strategic alternatives to continuing to operate the business under its current plans, including potential business combinations, a sale of the Company, potential acquisitions, financings and other transactions with third parties.

        On May 2, 2014, Starboard Value LP, which we refer to as Starboard, an activist hedge fund, publicly disclosed that it had acquired an aggregate position of 6.3% of our outstanding Common Stock. As part of its public disclosure, Starboard indicated that it had acquired its position in the Company because Starboard believed the Common Stock to be undervalued. Starboard also disclosed that in the future it would consider engaging with management of the Company, the Board, the Company's stockholders and others about the Company and proposed changes to the capitalization, ownership structure, board structure (including the composition of the Board) or operations of the Company. Between May and October, 2014, Starboard increased its ownership interest in the Company to 9.9% of the outstanding Common Stock.

        On July 28, 2014, the Company received an unsolicited letter from Starboard in which Starboard stated its belief that the Company's operating expenses were too high relative to those of its competitors and that planned expense reductions were not sufficient. Starboard also stated its belief that there were additional cost saving opportunities that could be achieved by reducing the Company's sales and marketing and general and administrative expenses. Starboard also requested that the Company provide more guidance to investors on its research and development activities. Starboard concluded the letter by stating that if the Company did not make changes in line with Starboard's suggestions, the Board should explore a sale of the Company at the highest possible price.

        On August 26, 2014, the Board directed management to informally engage Moelis as the Company's financial advisor regarding a potential capital raise for the Company's intelligent backlight technology business, which we refer to as the IBT process, as part of the Company's evaluation of alternatives for, and restructuring of, its research and development activities.

        On October 1, 2014, the Company, with a copy to the Board, received an unsolicited nonbinding indication of interest from Starboard to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, which we refer to as the Starboard proposal. The Starboard proposal, which was made public to the Company's stockholders, was conditioned upon satisfactory completion of due diligence, a waiver of any applicable anti-takeover provisions, its receipt of debt financing commitments and the execution of a mutually acceptable definitive transaction agreement.

        On October 2, 2014, the Board met to discuss the Starboard proposal. Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, legal counsel for the Company, discussed with the Board the Board's fiduciary duties to the Company's stockholders in light of the Starboard proposal. The Board discussed engaging a financial advisor to the Company to assist the Board in its review of the merits of the Starboard proposal. The Board directed management of the Company to request that Moelis expand its role beyond the IBT process to also advise the Board in connection with Starboard's interest in acquiring the Company.

        On October 17, 2014, the Board met with Moelis to review the Starboard proposal. During the meeting, Mr. Lewis also informed the Board that he had received feedback from several industry analysts and several large stockholders of the Company to the effect that such analysts and stockholders questioned Starboard's intentions and were generally not in favor of the Company pursuing the proposed Starboard transaction.

        On October 20, 2014, Party A, a technology-focused private equity firm, contacted Moelis to have a preliminary conversation regarding a potential acquisition of the Company, but declined to provide a price-per-share that it would be willing to pay to acquire the Company.

        On October 27, 2014, the Company and Moelis executed an engagement letter pursuant to which Moelis was formally engaged to act as the Company's exclusive placement agent and capital markets advisor in connection with the IBT process and the Company's exclusive financial advisor in connection with Starboard's stated interest in the Company.

        On October 29, 2014, the Company received a letter from Starboard stating that the Company had not yet engaged in negotiations with Starboard and urging the Company and the Board to consider the Starboard proposal.

        On October 31, 2014, the Board, with the assistance of Moelis, met to further review the Starboard proposal. At the meeting, the Board reviewed the terms of the Starboard proposal with Moelis. Moelis also noted the negative reactions by certain research analysts to the Starboard proposal and discussed with the Board the advantages and disadvantages of certain alternatives to Starboard's proposal, including, among others, a share repurchase program. The Board also discussed Party A's interest in exploring a transaction. Moelis then updated the Board on the IBT process, noting that of eleven (11) potential parties, three (3) expressed interest in further discussing an investment. Following these discussions, the Board unanimously determined not to pursue the Starboard proposal.

        On November 3, 2014, during its second quarter earnings call, the Company stated that the Board had reviewed the Starboard proposal and determined not to pursue it. The Company stated that management and the Board believed that the Starboard proposal did not adequately reflect the value of the Company's business, based on the strength of its cinema platform and upcoming film slate, the value inherent in the Company's existing IP portfolio, and the changes being adopted by the Company to further reduce operating expenses and capital expenditures.

        Following the receipt of the Starboard proposal, while the Company considered other strategic alternatives, the Company also considered opportunities to grow the business as well as potential operating cost reductions. On December 4, 2014, the Company announced that it had identified $16 million in potential cost savings related to reducing operating expenses as well as capital expenditures.

        On January 8, 2015, following the earlier discussion with the Board, Mr. Lewis met with Party A at an industry conference.

        On January 20, 2015, the Board met and, with assistance from Moelis, reviewed a number of potential strategic alternatives available to the Company, including conducting a share repurchase, executing acquisitions or strategic divestitures or engaging in a sale process, as well as the merits of remaining a public company and continuing the Company's growth and cost reduction initiatives. Moelis informed the Board that Party A was interested in having further discussions regarding a potential transaction following Party A's meeting with Mr. Lewis on January 8, 2015, and reviewed with the Board a list of other potential strategic and financial buyers that might be interested in pursuing a value enhancing transaction with the Company. Moelis also provided an update on the IBT process noting that three (3) additional potential partners had been in touch with Moelis regarding a potential investment. Following these discussions, the Board instructed management, with the assistance of Moelis, to explore strategic alternatives for the Company.

        On February 9, 2015, during its third quarter earnings call, the Company announced that the Board had initiated a process to explore strategic alternatives and that the Company had engaged Moelis as its financial advisor to assist in the evaluation of such alternatives.

        Following the Company's announcement, between February 9, 2015 and April 7, 2015, Moelis had conversations with seventy-one (71) potential buyers, consisting of eleven (11) strategic potential buyers and sixty (60) financial potential buyers, regarding their level of interest in pursuing a transaction with the Company. Thirty-six (36) of these potential buyers, including Party A, Starboard and Rizvi, signed nondisclosure agreements with the Company and received preliminary confidential financial information from Moelis regarding the Company.

        On April 17, 2015, five (5) potential buyers, including one (1) strategic buyer and four (4) financial buyers, submitted nonbinding initial indications of interest in pursuing a transaction with the Company. Party A was contacted by Moelis but did not submit an indication of interest. Certain parties that chose not to submit initial indications of interest indicated to Moelis a number of concerns regarding the prospects of the Company that led them to determine not to pursue a transaction with the Company, including perceived risks around consumer appetite for 3D films and concerns over customer renewal risk, the Company's dependence on the film slate and organic growth opportunities within the Company's core business. Some parties also cited process and opportunity-related reasons, including the perceived valuation hurdle given the Company's trading levels, their inability to consummate a transaction of this size, the Company's business not being a fit with their current investment strategy and their decision to focus more on internal projects.

        On April 20, 2015, the Board, with the assistance of Moelis, reviewed the terms of each initial indication of interest received by Moelis. The four (4) financial buyers, consisting of Starboard, Rizvi, Party D and Party E, proposed cash transactions. The strategic buyer, Party F, proposed an all-stock merger of equals. Offers submitted in these expressions of interest ranged in value from $12.00 to $15.00 per share. The Company's stock was trading at $12.19 per share on the day that the indications of interest were submitted. All of these offers were nonbinding, subject to diligence and generally not accompanied by financing commitments, although Party F's offer, a stock-for-stock merger, would not require financing, and Starboard's offer was accompanied by nonbinding indications of interest to provide debt financing. Party F's offer was conditioned on the approval of Party F's stockholders, receipt of final approval from the board of directors of Party F and customary support agreements from significant stockholders that would be mutually identified by the Company and Party F. In the meeting, the Board, with the assistance of Moelis, also reviewed and discussed Party F's management, product offering, end-markets served, stock price performance, historical and projected financials and analyst targets and commentary.

        On April 24, 2015, Party D informed Moelis that it had reconsidered its valuation of the Company and elected not to participate further in the auction process.

        Between May 12, 2015 and May 15, 2015, the Company conducted management presentations with the four (4) remaining auction participants and provided them with access to the Company's data room for purposes of continuing their due diligence.

        Between May 2015 and September 2015, the Company continued to update its financial projections as part of the Company's forecasting process and posted the updated projections to the data room following each revision.

        On May 20, 2015, Starboard contacted Moelis to indicate their desire to partner with Party G, a strategic buyer, in its bid for a transaction with the Company.

        On June 2, 2015, the Board held a meeting at which Moelis updated the Board on the due diligence activities of each bidder. Moelis noted that Party F was not willing to provide certain requested information that the Company considered to be necessary for purposes of evaluating the merits of the merger of equals transaction proposed by Party F.

        On June 4, 2015, the Company conducted a management presentation for Party G and Starboard. Following the presentation, Party G was granted access to the Company's data room to continue its diligence.

        On June 24, 2015, Party E ceased accessing the Company's data room and otherwise conducting due diligence.

        On July 2, 2015, Party G submitted an initial indication of interest, which included a nonbinding offer to acquire the outstanding Common Stock at a price ranging from $12.50 to $14.50 per share and was contingent on completion of diligence and approval of Party G's board of directors.

        On July 9, 2015, Moelis sent an updated process letter to each of Rizvi, Party F and Party G (with a separate copy of the letter sent to Starboard) advising them each to submit their final offers by July 29, 2015. Shortly thereafter, each process participant was advised that the July 29, 2015 deadline would be extended to allow time for additional due diligence.

        On July 18, 2015, Moelis delivered an initial draft of the merger agreement prepared by Wachtell Lipton to Rizvi and Party G (with a copy of the merger agreement separately sent to Starboard). Moelis also requested that Party F provide an initial draft of a merger agreement contemplating a stock-for-stock merger to the Company for its review. Moelis also repeated its request that Party F provide the Company and its advisors with access to the additional information it had requested to assess the value of a potential merger of equals transaction.

        On August 3, 2015, Moelis updated the Board on the state of bidder activity, noting that Rizvi stated that they needed additional time to continue to conduct diligence, that Party F had informed Moelis that they had declined to continue in the auction process and that Party E had not resumed diligence.

        Also on August 3, 2015, Party G informed Moelis that it would not be moving forward in the auction process.

        On August 5, 2015, the Company reported Adjusted EBITDA of $24.6 million and earnings per share of $0.14 for its fiscal quarter ended June 30, 2015, which were less than the consensus estimates of research analysts of $26.5 million and $0.16, respectively, for such period. Between August 5, 2015 and August 24, 2015, the trading price of the Common Stock fell from $12.60 per share to a 52-week low of $8.91 per share.

        On August 26, 2015, Starboard informed the Company that it will not be submitting a binding bid to acquire the Company.

        Between August 27, 2015 and September 16, 2015, Party H and Party I, financial buyers that had originally signed a nondisclosure agreement and received preliminary confidential financial information regarding the Company but that did not submit initial indications of interest on April 17, 2015, each expressed a renewed interest in a transaction with the Company but did not provide any indications of the price per share that they would be willing to pay to acquire the Company. Despite expressing their renewed interest, shortly thereafter both Party H and Party I declined to move forward with the auction process. At this time, after multiple potential interested parties had elected not to proceed with a potential transaction, Rizvi was the only potential buyer that was still actively engaged in the auction process. The parties that had elected to no longer participate in the auction process expressed a number of concerns regarding the prospects of the Company, including perceived risks around the 3D film industry generally and concerns over customer renewal risk and rates, the Company's dependence on the film slate, organic growth opportunities within the Company's core business and the Company's maintaining operating expenses at levels above the plans announced on December 4, 2014.

        On September 29, 2015, Moelis sent Rizvi (the only active bidder remaining in the auction process) an updated process letter requesting that Rizvi deliver its final bid by October 13, 2015.

        On October 13, 2015, Rizvi submitted a bid letter, which remained subject to further diligence and included draft debt and equity commitment papers as well as a summary of the material changes to the draft merger agreement that Rizvi proposed to make. In the bid letter, Rizvi offered to acquire the outstanding Common Stock for a price of $10.35 per share. Rizvi's offer was also conditioned on reaching agreement with Mr. Lewis regarding reinvesting a yet-to-be-determined portion of his equity interests in the Company into Rizvi's buyer entity, voting his existing shares of Common Stock in favor of the Merger and his continued employment by the surviving entity following the consummation of the transaction. As part of its offer, Rizvi requested that the parties agree to exclusive negotiations until November 9, 2015 and that the Company agree to reimburse Rizvi's out-of-pocket expenses incurred prior to the signing of definitive agreements.

        On October 15, 2015, the Board met and, with the assistance of Moelis, reviewed Rizvi's bid letter along with other strategic alternatives available to the Company, including share repurchases, acquisitions and remaining a public company and pursuing its growth and cost reduction initiatives. For reference purposes, Moelis also provided the Board with its preliminary financial analysis of a potential transaction with Rizvi at the $10.35 offer price (including a selected publicly traded companies analysis, selected precedent transactions analysis and discounted cash flow analysis), but noted that such information was still being updated and that its final analysis would be presented at a later date should the Board elect to pursue a transaction with Rizvi. Mr. Lewis stated that while he had not previously intended to participate as an investor in a sale transaction, he would consider reinvesting his equity as part of the transaction proposed by Rizvi as required to facilitate a transaction. Moelis also conveyed that Party F had inquired about the opportunity to re-engage in discussions about a potential merger of equals. The Board instructed Moelis to focus its attention on negotiating with Rizvi given Party F's prior reluctance to provide due diligence despite repeated requests, their failure to provide a merger agreement or specific terms and the risk that Rizvi, the only remaining bidder, might drop from the auction process given the amount of time that would be needed to fully evaluate a transaction with Party F. The Board discussed the price offered by Rizvi and the potential for Rizvi to enhance its proposal and instructed Moelis to engage in price negotiations with Rizvi and to counteroffer $12.00 per share.

        At the direction of the Board, between October 16, 2015 and October 18, 2015, Moelis engaged in multiple price negotiations with Rizvi. Moelis proposed a counter offer of $12.00 per share. Rizvi then raised its bid to $10.60 per share. Moelis then proposed a counteroffer of $11.60 per share. On October 18, 2015, as a result of these negotiations, Rizvi raised its offer to $11.00 per share and stated that this represented its best and final offer.

        On October 19, 2015, the Board met and, with the assistance of Moelis, discussed Rizvi's increased offer. Following discussion of the $11.00 per share offer, the lack of competing offers, the extensive, public scope of the auction process conducted to date and the Company's prospects to continue its growth and cost reduction initiatives as a public company, the Board authorized the Company to move forward with completing outstanding diligence and negotiating definitive documentation for a potential transaction at $11.00 per share, subject to final approval of the transaction by the Board. The Board also determined not to agree to any exclusivity or expense reimbursement arrangements with Rizvi at this time. With the purchase price agreed and substantial agreement on the other material terms and conditions of the merger agreement, the Board at that point also authorized Mr. Lewis to begin discussions with Rizvi on the terms of his reinvestment in the company, an employment agreement and other definitive agreements affecting his interests in the transaction.

        Following the October 19, 2015 Board meeting, Wachtell Lipton requested that Latham & Watkins LLP, which we refer to as Latham & Watkins, legal counsel to Rizvi, circulate a revised draft of the merger agreement. On October 27, 2015, Latham & Watkins sent Wachtell Lipton its comments on the auction draft of the merger agreement.

        During the period from October 27, 2015 to November 6, 2015, the parties negotiated the terms and exchanged multiple drafts of the merger agreement and related transaction documents. The revisions and changes negotiated between Rizvi and the Company included (i) the amount of reimbursement of Rizvi's expenses to the extent the Company's stockholders failed to approve a transaction with Rizvi, (ii) the scope of the Company's required cooperation in connection with the arranging of Rizvi's financing for the transaction, (iii) the breadth and scope of the Company's operating covenants for the period between execution of the merger agreement and the closing of the merger, (iv) the scope of the "no shop" restrictions applicable to the Company prior to the Company's stockholders' approval of the transaction and (v) the circumstances under which the Company would be required to pay a termination fee to Rizvi.

        Also during this period, Latham & Watkins and Freshfields Bruckhaus Deringer US LLP, legal counsel for Mr. Lewis, which we refer to as Freshfields, negotiated the terms and exchanged multiple drafts setting forth the terms of Mr. Lewis' voting agreement, equity rollover commitment (and post-closing governance and related equity rights) and Mr. Lewis's future relationship with Rizvi and Purchaser, including and the terms of an employment agreement with the Company following the closing of the merger.

        On November 6, 2015, the Board met and Wachtell Lipton again discussed in detail with the Board its fiduciary duties to the Company's stockholders under Delaware law in connection with a possible change-in-control transaction. Wachtell Lipton then reviewed the definitive documentation that had been prepared in connection with the proposed merger to date, a summary of which had been provided to the Board in advance of the meeting. Wachtell Lipton noted several legal issues that remained under negotiation with respect to the merger agreement. Also at this meeting, Moelis reviewed with the Board Moelis's financial analysis of the merger consideration and confirmed that it would be able to deliver a written opinion addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration consisting of $11.00 per share of Common Stock to be received in the merger by holders of Common Stock, other than the Rollover Investors and their respective affiliates, was fair, from a financial point of view, to such holders.

        Following the Board meeting, the parties endeavored to complete the definitive documentation. Representatives of Wachtell Lipton and Latham & Watkins continued to negotiate the final terms of the proposed merger agreement, along with the related ancillary documents, and Latham & Watkins continued to negotiate with Freshfields the final terms of the proposed voting agreement, equity rollover commitment (and post-closing governance and related equity rights) and employment arrangements with Mr. Lewis. On November 7, 2015, the parties continued to negotiate the legal terms of the merger agreement, which included the cap on reimbursement of Rizvi's expenses, the basis for payment of the company termination fee, the scope of the "no shop" restrictions, the scope of the regulatory conditions to the consummation of the merger, the financing cooperation covenant and the Company's interim operating covenants. Following such final negotiations, the terms of the merger agreement were agreed to on the night of November 7, 2015 with limited changes from the draft that had been presented to the Board in advance of the November 6, 2015 Board meeting.

        On November 8, 2015, the Board received an update from Wachtell Lipton and Moelis as to the status of the transaction. Mr. Lewis and other officers of the Company present at the meeting then recused themselves and the disinterested directors discussed the transaction. Wachtell Lipton reiterated the legal standards applicable to the transaction. After the discussion, the Board, by a unanimous vote of the disinterested directors, with Mr. Lewis abstaining, confirmed its approval of the merger and merger agreement in substantially the form presented to the Board and confirmed its authorization that the representatives of management execute definitive transaction agreements.

        Following the meeting of the Board, Moelis delivered a written opinion to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration consisting of $11.00 per share of Common Stock to be received in the merger by holders of Common Stock, other than the Rollover Investors and their respective affiliates, was fair, from a financial point of view, to such holders. The parties then executed the final definitive agreements, including the definitive merger agreement. The parties issued a press release announcing the transaction early on November 9, 2015 prior to the opening of trading.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

  Reasons for the Merger

        The Board evaluated, with the assistance of its independent legal and financial advisors, the merger agreement and the merger and, on November 8, 2015, with Mr. Lewis abstaining, unanimously determined on behalf of the Company that the merger agreement, the merger and the other transactions contemplated thereby, were fair, advisable and in the best interests of the Company and its unaffiliated stockholders, approved the merger and the other transactions contemplated by the merger agreement and recommended that the Company's stockholders adopt the merger agreement.

        In the course of making the unanimous determination and recommendation (with Mr. Lewis abstaining) described above, the members of the Board considered the following factors in favor of the merger agreement, the merger and the other transactions contemplated thereby, each of which the members of the Board believed supported their decision:

  •
  that the Board believed the merger consideration was fair to the Company and its unaffiliated stockholders, in light of the Company's business, operations, financial condition, strategy and prospects, as well as the Company's historical and projected financial performance;

  •
  the fact that the merger consideration of $11.00 per share of Common Stock in cash and the other terms and conditions of the merger agreement resulted from arm's-length negotiations between the Board and Purchaser;

  •
  the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to those of other participants in the Company's industry and general market indices, and the fact that the merger consideration of $11.00 per share represented a premium of approximately 19% to the closing price of the Common Stock on October 1, 2014, the last trading day prior to Starboard's nonbinding indication of interest to purchase all outstanding shares of Common Stock, and a premium of approximately 4.1% to the closing price on November 6, 2015, the last trading day before the merger agreement was executed;

  •
  that the Board unanimously believed the merger consideration of $11.00 per share was more favorable to the Company's stockholders, including its unaffiliated stockholders, than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone public company and other strategic or recapitalization strategies that might be undertaken as a stand-alone public company in light of a number of factors, including the risks and uncertainty associated with those alternatives; in this regard, the Board considered the possibility of a share repurchase and determined that such an alternative was less attractive than the merger due to the risks and uncertainties relating to the pricing for such alternative, the need to maintain flexibility in the use of the Company's cash and debt, and the fact that participation of the Company's stockholders in any such alternatives would be limited compared to the merger;

  •
  that the Company had conducted a lengthy and thorough auction process, during which representatives of the Company contacted a large number of potential financial and strategic acquirors, which process was also the subject of multiple public reports, none of which produced a higher definitive offer than Rizvi's proposal;

  •
  that $11.00 per share represented the highest price that any third party had been prepared to pay after having received nonpublic information from the Company and conducting due diligence and the fact that following such public process only the Rizvi Filing Persons submitted a final round bid, which following negotiations, was increased to $11.00 per share of Common Stock in cash;

  •
  that although the Company's consideration of a potential sale had been publicly reported, additional potential acquirors other than those contacted by the Company or already engaged in the Company's process did not come forward to express interest in a potential transaction;

  •
  the Board's understanding, as a result of discussions with the Company's management, of the Company's business, assets, financial condition and results of operations, its competitive position, its strategic options and prospects and the risks involved in achieving those prospects, its historical and projected financial performance and the nature of the industry in which the Company competes, and current industry, economic and market conditions, both on a historical basis and on a prospective basis, which, in the Board's belief, made the transaction desirable at this time, as compared with other times, in the Company's operating history or the foreseeable future;

  •
  that the proposed merger consideration is all cash, so that the transaction allows the Company's stockholders (other than the Rollover Investors) to realize a fair value, in cash, for their investment and provides such stockholders liquidity and certainty of value for their shares, especially when viewed against the risks inherent in the Company's business:

  •
  the Company faces a number of business risks, including those related to the number of 3D motion pictures being released by studios, the territories in which they are released, and their commercial success (and that consumer preferences have, in recent years, trended in favor of 2D over 3D); the pressure from exhibitors to renew or renegotiate contracts on terms less favorable to the Company; increasing competition from other providers of 3D systems and alternative visual technologies worldwide; the Company's ability to successfully commercialize its technologies (and the related expense incurred in connection with R&D); the Company's ability to increase the number of RealD-enabled screens in international markets (especially in China); the Company's relationships with exhibitors and studios and the business model for 3D eyewear generally in the United States and Canada; the cost to maintain and enforce the Company's intellectual property position worldwide; and the Company's ability to execute and achieve meaningful savings or other benefits from cost reduction efforts while not affecting its current or future business; and

  •
  that the Company's net book value per share as of September 30, 2015 was approximately $3.00 per share, approximately 72% lower than the $11.00 per share cash merger consideration;

  •
  that the merger agreement contains limited closing conditions and the absence of significant required regulatory approvals, and the likelihood that the closing could occur by April 2016;

  •
  the opinion of Moelis, dated November 8, 2015, addressed to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration consisting of $11.00 per share of Common Stock to be received in the merger by holders of Common Stock, other than the Rollover Investors and their respective affiliates, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described below under the caption "Opinion of Moelis & Company LLC" beginning on page 30;

  •
  the terms and conditions of the Merger Agreement and related transaction documents, including:

  •
  the requirement that the merger agreement be adopted by the holders of a majority of the outstanding shares of Common Stock;

  •
  the provisions of the merger agreement allowing the Company, subject to specific limitations and requirements set forth therein, to consider and respond to an unsolicited third-party takeover proposal, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such takeover proposal prior to the time the Company's stockholders approve the proposal to adopt the merger agreement;

  •
  the provisions of the merger agreement allowing the Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that the Company's stockholders vote in favor of the proposal to adopt the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time the Company's stockholders approve the proposal to adopt the merger agreement, and subject in each case to the Company paying a termination fee of $24 million;

  •
  the absence of a financing condition in the merger agreement;

  •
  the fact that Purchaser, RT Rhombus and Merger Sub have already obtained committed debt and equity financing for the transaction, and the obligation of Purchaser to use reasonable best efforts to obtain the debt financing;

  •
  the Company's ability, under circumstances specified in the merger agreement, to seek specific performance of Purchaser's obligation to cause equity financing sources to fund their contributions as contemplated by the equity commitment letters; and

  •
  the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Purchaser will be obligated to pay the Company a termination fee of $29 million, and the guarantee of such payment obligation by ROEF III pursuant to the limited guaranty;

  •
  the fact that the Rollover Investors agreed to support the transaction pursuant to a voting agreement and that the voting agreement terminates upon any termination of the merger agreement and does not prevent Mr. Lewis, in his capacity as an officer of the Company and chairman and member of the Board, from engaging in discussions with any third party with which the Company is permitted to engage in discussions pursuant to the merger agreement;

  •
  the availability of appraisal rights under the DGCL to holders of shares of Common Stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under the DGCL, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement;

  •
  the fact that, in the absence of the merger, the Company would continue to incur significant expenses by remaining a public company, including the legal, accounting, transfer agent, printing and filing fees and that those expenses could adversely affect the Company's financial performance and the value of its Common Stock; and

  •
  the limitations on management's ability to pursue and execute long-term strategic objectives and growth plans as a public company.

        In the course of reaching the determinations and decisions and making the recommendation described above, the Board (with Mr. Lewis abstaining) also considered the following factors relating to the procedural safeguards that the Board believed were and are present to ensure the fairness of the merger, each of which safeguards the disinterested members of the Board believed supported their decision and provided assurance of the fairness of the merger:

  •
  that the Board retained and was advised by independent legal counsel and financial advisors;

  •
  that the Board conducted extensive deliberations and met regularly over a period of approximately seven (7) months regarding the merger and other strategic alternatives;

  •
  that any party expressing interest in a possible transaction with the Company was permitted to conduct due diligence and make a proposal, subject only to the requirement that it enter into a customary confidentiality agreement;

  •
  that the Board (with Mr. Lewis abstaining) had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto;

  •
  that the Rollover Investors' reinvestment was a condition of the Rizvi Filing Persons' participation in the transaction and that the Rollover Investors had no discussions with the Rizvi Filing Persons with respect to the terms of any participation in the transaction or any post-merger employment or compensation arrangements until the price was agreed and the other material terms of the merger were agreed;

  •
  that the Board was aware that it had no obligation to recommend any transaction;

  •
  that the Board made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement and with the knowledge of the Rollover Investors' interests in the merger; and

  •
  the fact that although the merger agreement does not require the vote of at least a majority of the unaffiliated stockholders, stockholders representing in excess of 85% of the outstanding shares of Common Stock are not affiliates of the Rollover Investors or the Rizvi Filing Persons and will have an opportunity to consider and vote upon the adoption of the merger agreement.

        In the course of reaching the determinations and decisions and making the recommendation described above, the Board considered the following risks and potentially countervailing factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

  •
  that the Company's stockholders generally will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of the Company to a third party;

  •
  the possibility that Purchaser could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of Purchaser or its assets to one or more purchasers that could conceivably produce a higher aggregate value than that available to stockholders in the merger;

  •
  the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger;

  •
  the risk that there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by the Company's stockholders;

  •
  the risk that the debt financing contemplated by the debt commitment letters will not be obtained, resulting in Purchaser not having sufficient funds to complete the transaction;

  •
  that the transaction does not require approval by holders of at least a majority of the shares of Common Stock held by the Company's unaffiliated stockholders;

  •
  the restrictions in the merger agreement on the conduct of the Company's business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

  •
  that the receipt of cash in exchange for shares of Common Stock pursuant to the merger will be a generally taxable transaction for U.S. federal income tax purposes;

  •
  the possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $24 million or reimburse Purchaser's expenses up to a cap of $6 million; and

  •
  the fact that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, those of the Company's stockholders.

        In the course of reaching its decision to recommend that the Company stockholders adopt the merger agreement, the Board did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant metric. The Board did not seek to determine a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company's unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. The Board believes that the trading price of Common Stock represents the best available indicator of the Company's going concern value; to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Common Stock, the per share merger consideration of $11.00 represented a premium to the going concern value of the Company. Except as described in "—Background of the Merger," the Board was not aware of any firm offer for a merger, sale of all or a substantial part of the Company's assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the merger agreement. The Board considered the opinion and related financial analyses of Moelis, among other factors considered, in the course of its evaluation of the merger.

        The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board (with Mr. Lewis abstaining) recommended the merger agreement and the merger based upon the totality of the information it considered.

  Recommendation of the Board of Directors

        On November 8, 2015, the Board (with Mr. Lewis abstaining) unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of the Company and its unaffiliated stockholders, (ii) approved and declared advisable the merger agreement and the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company's stockholders vote for the adoption of the merger agreement.

        Mr. Lewis, the chairman of the Board and chief executive officer of RealD, who has agreed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock beneficially owned by the Rollover Investors to Purchaser (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00), in exchange for equity securities of Purchaser, recused himself from the foregoing determination and approval due to his involvement in the transaction.

        The Board (with Mr. Lewis abstaining) unanimously recommends that you vote "FOR" the adoption of the Merger Agreement.

Opinion of Moelis & Company LLC

        On November 8, 2015, Moelis delivered to the Board a written opinion, dated November 8, 2015, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the merger consideration consisting of $11.00 per share of Common Stock to be received in the merger by holders of Common Stock, other than the Rollover Investors and their respective affiliates, was fair, from a financial point of view, to such holders.

        The full text of Moelis's written opinion dated November 8, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Moelis's written opinion carefully and in its entirety. Moelis's opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis's opinion is limited solely to the fairness, from a financial point of view, of the merger consideration consisting of $11.00 per share of Common Stock to the holders of Common Stock, other than the Rollover Investors and their respective affiliates, and does not address the Company's underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis's opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter. Moelis's opinion was approved by a Moelis fairness opinion committee.

        In arriving at its opinion, Moelis, among other things:

  •
  reviewed certain publicly available business and financial information, including publicly available research analysts' financial forecasts, relating to the Company;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to or discussed with Moelis by the Company, including financial forecasts of the Company provided to or discussed with Moelis by the management of the Company;

  •
  conducted discussions with members of the senior management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of the Company generally;

  •
  reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

  •
  reviewed the financial terms of certain other transactions that Moelis deemed relevant;

  •
  held discussions with the Board and other representatives of the Company regarding, and considered the results of, efforts by or on behalf of the Board, including by Moelis at the direction of the Board, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company;

  •
  reviewed (a) the merger agreement, (b) a draft, dated November 3, 2015, of the voting agreement, and (c) a draft, dated November 3, 2015, of the rollover commitment letter;

  •
  participated in certain discussions and negotiations among representatives of the Company and Purchaser and their advisors; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Board, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, Purchaser or any other entity, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information (including information relating to net operating losses expected to be utilized by the Company) referred to above, Moelis assumed, at the direction of the Board, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and other matters covered thereby.

        Moelis's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis's opinion did not address the fairness of the merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the merger consideration consisting of $11.00 per share of Common Stock from a financial point of view to the holders of Common Stock (other than the Rollover Investors and their respective affiliates). Moelis did not express any opinion as to whether or not the rollover commitment letter or any post-closing employment arrangements in connection with the merger impacted the consideration available to holders of Common Stock in the merger. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration consisting of $11.00 per share of Common Stock or otherwise, including the compensation to be received by Mr. Lewis or other employees under post-closing employment arrangements in connection with the merger. At the direction of the Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the merger consideration consisting of $11.00 per share of Common Stock to the extent expressly specified in Moelis's opinion. Moelis is not a tax, legal, regulatory or accounting expert, did not express any view or opinion with respect to such matters or similar matters, and has assumed, with the consent of the Board and without independent verification, that the assessments of the Company and its other advisors with respect to all tax, legal, regulatory, accounting and similar matters are accurate in all respects material to Moelis's analysis and opinion. In rendering its opinion, Moelis assumed, with the consent of the Board, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis also has assumed, with the consent of the Board, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company, Purchaser or the merger. Except as described in this summary, the Company and the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

        The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on November 6, 2015, in connection with its opinion, and is qualified in its entirety by reference to its written opinion, dated November 8, 2015, and the complete written presentation delivered to the Board in connection with the meeting, which we refer to as the fairness presentation. A copy of the fairness presentation has been filed as an exhibit to the Schedule 13E-3 filed with the

SEC in connection with the merger, will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock, and may be obtained by requesting it in writing from the Company at the address described in the section entitled "Where You Can Find Additional Information," beginning on page 142. Moelis provided these materials for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger.

        Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis's analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis's analyses.

Financial Analyses of the Company

        Selected Publicly Traded Companies Analysis.    Moelis reviewed and compared financial and stock market information of the selected publicly traded media and technology licensing, theater exhibitor and other intellectual property licensing companies listed below. Although not directly comparable to the Company given the unique nature of its business, these companies share certain business characteristics similar to the Company and were selected by Moelis based on Moelis's professional judgment. Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company's diluted common equity based on its closing stock price on November 4, 2015, plus preferred stock, plus, as of the relevant company's most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of estimated revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for calendar years 2015, which we refer to as CY 2015, and 2016, which we refer to as CY 2016. Financial data for the selected companies was based on publicly available consensus research analysts' estimates, public filings and other publicly available information. Moelis believed that the estimated EBITDA multiples for the selected companies are more relevant than the revenue multiples, given the margin profile of the Company's business and research analysts' focus on EBITDA multiples in valuing comparable companies.

        The estimated EBITDA multiples for the selected companies are summarized in the table below:

Company	EV / CY 2015 EBITDA	EV / CY 2016 EBITDA
Media and Technology Licensing
Dolby Laboratories, Inc.(1)	11.0x	10.0x
IMAX Corporation	19.1x	16.9x
TiVo Inc.	5.4x	4.5x
Rovi Corporation	9.0x	7.9x
DTS Inc.(2)	11.0x	9.2x
Theater Exhibitors
Cinemark Holdings, Inc.	8.4x	8.1x
Regal Entertainment Group	8.7x	8.4x
AMC Entertainment Holdings, Inc.(3)	7.9x	7.7x
Other Intellectual Property Licensing
Iconix Brand Group, Inc.	10.6x	10.4x
Sequential Brands Group, Inc.(4)	15.4x	14.2x

(1)
Financial information was converted from fiscal year to calendar year.

(2)
CY 2015 EBITDA is pro forma for an estimated $4 million increase in EBITDA assuming the iBiquity acquisition closed at the beginning of the year. Total debt and cash pro forma for $135 million of additional debt and $37 million of cash used to fund the iBiquity acquisition.

(3)
CY 2015 EBITDA pro forma for an estimated $8.5 million increase in EBITDA assuming the Starplex acquisition closed at the beginning of the year.

(4)
CY 2015 EBITDA pro forma for an estimated $4 million and $5 million increase in EBITDA assuming the Jessica Simpson Collection and Joes Jeans acquisitions, respectively, closed at the beginning of the year. Enterprise value is pro forma for an additional $60 million of debt to fund Joes Jeans acquisition.

        The mean and median estimated EBITDA multiples for the selected companies that are denoted above as media and technology licensing were 11.1x and 11.0x, respectively, in the case of CY 2015, and 9.7x and 9.2x, respectively, in the case of CY 2016. The mean and median estimated EBITDA multiples for the selected companies that are denoted above as theater exhibitors were 8.3x and 8.4x, respectively, in the case of CY 2015, and 8.1x and 8.1x, respectively, in the case of CY 2016. The mean and median estimated EBITDA multiples for the selected companies that are denoted above as other intellectual property licensing were 13.0x and 13.0x, respectively, in the case of CY 2015, and 12.3x and 12.3x, respectively, in the case of CY 2016.

        Moelis noted that the Company (a) derives the vast majority of its revenues from technology licensing, (b) is exposed to the cyclicality of the film slate, (c) recognizes costs of goods sold comprised primarily of cinema system depreciation and 3-D glasses and (d) has operating expenses that are largely scalable. Moelis deemed the theater exhibitors and other intellectual property licensing selected companies as less relevant in part because both categories of selected companies have different cost structures than the Company. In addition, the theater exhibitors selected companies require higher capital expenditures than the Company and the other intellectual property licensing selected companies lack exposure to the cyclicality of the film slate. As a result of the foregoing and given industry dynamics, Moelis deemed the media and technology licensing selected companies as most relevant for purposes of the selected publicly traded companies analysis.

        Moelis then applied ranges of selected multiples derived from the selected companies of 8.5x to 11.0x to the estimated Adjusted EBITDA (defined as EBITDA before stock-based compensation expense, restructuring and impairment charges and gains/losses on foreign exchange) of the Company for CY 2015 and 7.5x to 10.0x to the estimated Adjusted EBITDA of the Company for CY 2016. Among other things, the selected multiple ranges reflect Moelis's judgment that while IMAX Corporation may operate in the same industry as the Company, there are a number of differences between the business models of the two companies, including that IMAX Corporation (a) provides end-to-end cinematic solutions (combining proprietary software, theater architecture and equipment) resulting in high customer switching costs, (b) typically receives a larger percentage of theater exhibitors' box office receipts than the Company (and in some cases, concession revenues, which the Company does not receive) and (c) is more diversified than the Company since, among other things, it generates revenues from both 2-D and 3-D films. Financial data for the Company was based on financial forecasts and other information and data provided by the Company's management, which represented management's best estimate of the Company's future performance. As such, management's estimates did not include the growth case projections for the Company's IBT business or its forecasted investment case for LUXE: A RealD Experience, since management believed that such projections were highly speculative. This analysis indicated the following implied per share reference ranges for the Company, as compared to the $11.00 per share consideration:

Implied Per Share Reference Ranges Based On:
CY 2015 Adjusted EBITDA	CY 2016 Adjusted EBITDA	Merger Consideration
$9.68 - $12.31	$13.16 - $17.31	$11.00

        Moelis also reviewed with the Board the estimated EBITDA multiples for the selected companies for calendar year 2017, which we refer to as CY 2017. The mean and median estimated EBITDA multiples for the selected companies that are denoted above as media and technology licensing were 8.4x and 7.9x, respectively, for CY 2017, with estimated EBITDA multiples ranging from 3.7x to 14.6x. The mean and median estimated EBITDA multiples for the selected companies that are denoted above as theater exhibitors were 7.6x and 7.5x, respectively, for CY 2017, with estimated EBITDA multiples ranging from 7.3x to 8.0x. The mean and median estimated EBITDA multiples for the selected companies that are denoted above as other intellectual property licensing were 11.1x and 11.1x, respectively, for CY 2017, with estimated EBITDA multiples ranging from 9.9x to 12.3x.

        Selected Precedent Transactions Analysis.    Moelis reviewed certain financial information of selected transactions in the media and technology licensing, theater exhibitor and other intellectual property licensing industries announced between January 2010 and November 2015 with a transaction value of at least $100 million. Although these selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or the Company. Moelis reviewed, among other things, announced transaction enterprise values of the selected transactions as a multiple, to the extent information was publicly available, of estimated EBITDA for the latest twelve (12) months, which we refer to as LTM EBITDA. Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction.

        The list of selected transactions and related LTM EBITDA multiples are set forth below:

Date Announced	Target	Acquirer	EV/LTM EBITDA
Media and Technology Licensing
September 2015	iBiquity Digital Corp.	DTS Inc.	11.5x	(1)
November 2014	ChyronHego Corporation	Vector Capital	NM
February 2014	Grass Valley USA, LLC	Belden Inc.	8.1x
June 2012	Miranda Technologies Inc.	Belden Inc.	9.0x
May 2012	Bona Film Group Ltd.(2)	21st Century Fox, Inc.	NA
April 2012	SRS Labs Inc.	DTS Inc.	NM
December 2010	Sonic Solutions	Rovi Corporation	NM
June 2010	DivX, Inc.	Sonic Solutions	NM
Theater Exhibitors
July 2015	SMH Theatres, Inc.(3)	AMC Entertainment Holdings, Inc.	10.8x
June 2013	Vue Entertainment Ltd.	Ontario Municipal Employees Retirement System; Alberta Investment Management Corp.	8.5x
February 2013	Hollywood Theaters Inc.(3)	Regal Entertainment Group	NA
November 2012	Rave Cinemas, LLC	Cinemark Holdings, Inc.	5.8x
July 2012	CinemaxX AG	Vue Beteiligungs AG	6.3x
May 2012	AMC Entertainment Holdings, Inc.	Dalian Wanda Group	7.9x
November 2010	Vue Entertainment Ltd.	Doughty Hanson & Co. V	8.7x
Other Intellectual Property Licensing
June 2015	Martha Stewart Living Omnimedia, Inc.	Sequential Brands Group, Inc.	NM
March 2013	Brand Matter, LLC	Sequential Brands Group, Inc.	16.9x
July 2012	Classic Media	DreamWorks Animation SKG, Inc.	NA
October 2011	Helium Holdings 1A Ltd	Mattel, Inc.	9.5x
March 2011	RC2 Corporation	Tomy Company, Ltd.	10.0x
July 2010	Playboy Enterprises, Inc.	Rizvi Traverse Management LLC; Hugh M. Hefner	14.7x
April 2010	Peanuts Worldwide LLC	Iconix Brand Group, Inc.	10.4x

(1)
EBITDA not disclosed. EBIT used as proxy (midpoint of range given for 2015 operating income).

(2)
19.9% investment from 21st Century Fox, Inc.

(3)
Based on research estimates.

        The mean and median multiples for the selected transactions in the media and technology licensing industry were 9.5x and 9.0x, respectively. The mean and median multiples for the selected transactions in the theater exhibitor industry were 8.0x and 8.2x, respectively. The mean and median multiples for the selected transactions in the other intellectual property licensing industry were 12.3x and 10.4x, respectively.

        Moelis noted that the Company (a) derives the vast majority of its revenues from technology licensing, (b) is exposed to the cyclicality of the film slate, (c) recognizes costs of goods sold comprised primarily of cinema system depreciation and 3-D glasses, and (d) has operating expenses that are largely scalable. Moelis deemed the selected transactions in the theater exhibitor and other intellectual property licensing industries as less relevant in part because the target companies in these industries have different cost structures than the Company. In addition, theater exhibitors require higher capital expenditures than the Company and other intellectual property licensing companies lack exposure to the cyclicality of the film slate. As a result of the foregoing and given industry dynamics, Moelis deemed the selected transactions in the media and technology licensing industry as most relevant for purposes of the selected precedent transactions analysis. In addition, certain selected transactions listed above as "NA" or "NM" were excluded for valuation purposes as a result of either (a) Moelis being unable to verify market and news database financial results or (b) the multiples for such transactions being not meaningful due to the target company having a particularly low or negative LTM EBITDA.

        Moelis then applied a range of selected multiples derived from the selected transactions of 8.0x to 11.5x to the Company's Adjusted EBITDA for the twelve (12)-month period ended June 30, 2015. The selected multiple range reflects Moelis's judgment as to the appropriate range given that the number of truly comparable transactions is limited because of the inherent differences amongst the transactions and the operations and prospects of the Company as compared to the target companies involved in the selected transactions and taking into consideration market conditions at the time each selected transaction was announced. Financial data for the Company was based on financial forecasts and other information and data provided by the Company's management, which represented management's best estimate of the Company's future performance. As such, management's estimates did not include the growth case projections for the Company's IBT business or its forecasted investment case for LUXE: A RealD Experience, since management believed that such projections were highly speculative. This analysis indicated the following implied per share reference range for the Company, as compared to the $11.00 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$8.60 - $12.04	$11.00

        Discounted Cash Flow Analysis.    Moelis performed a discounted cash flow, which we refer to as DCF, analysis of the Company using financial forecasts and other information and data (including the potential cash benefits of net operating losses expected to be utilized by the Company) provided by the Company's management (which represented management's best estimate of the Company's future performance and as such did not include growth case projections for the Company's IBT business or its forecasted investment case for LUXE: A RealD Experience, since management believed that such projections were highly speculative) to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the DCF analysis, Moelis utilized a range of discount rates of 10.8% to 13.8% derived from the Company's weighted average cost of capital.

        The resulting range of discount rates was used to calculate estimated present values as of December 31, 2015 of (a) the Company's estimated after-tax unlevered free cash flows for the fiscal quarter ended March 31, 2016 through the fiscal year ended March 31, 2018, and (b) an estimated terminal value derived by applying a range of perpetuity growth rates of 2.0% to 4.0% to the Company's terminal unlevered free cash flow projection.

        This analysis indicated the following implied per share reference range for the Company, as compared to the $11.00 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$9.25 - $14.79	$11.00

        The implied per share reference range above (a) includes $0.35 to $0.44 per share attributable to the estimated present value of tax savings that the Company expects to generate by utilizing net operating losses in the future and (b) reflects an implied terminal EBITDA multiple of 4.8x to 8.5x.

Other Information

        Moelis also noted for the Board certain additional factors that were not considered part of Moelis's financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

  •
  the historical closing trading prices for the Common Stock during the ten (10)-day, thirty (30)-day, six (6)-month, one (1)-year, eighteen (18)-month and two (2)-year period ended November 4, 2015, which reflected low, high and volume weighted average stock prices during such periods ranging from $6.94 to $13.42 per share;

  •
  one (1)-year forward stock price targets for the Common Stock in recently published, publicly available Wall Street research analysts' reports, which indicated low and high stock price targets ranging from $14.00 to $16.00 per share with corresponding EBITDA targets for the Company's fiscal year ending March 31, 2016 ranging from $67.2 million to $76.6 million; and

  •
  that the premium paid in the merger on either an unaffected or current basis is generally below observed market averages.

Miscellaneous

        This summary of the analyses is not a complete description of Moelis's opinion or the analyses underlying, and factors considered in connection with, Moelis's opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis's opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

        No company or transaction used in the analyses described above is identical to the Company or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, the opinion of Moelis to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The merger consideration was determined through arm's-length negotiations between the Company and Purchaser and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

        Moelis acted as financial advisor to the Company in connection with the merger pursuant to the engagement letter between Moelis and the Company, dated October 27, 2014, and as supplemented on November 6, 2015, which we refer to as the engagement letter, and for its services will receive (a) a transaction fee of 1.25% of the transaction value (as defined in the engagement letter) if the transaction is consummated, which we refer to as the transaction fee, currently estimated to be approximately $6.9 million in the aggregate, (b) an opinion fee of $1.5 million which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein and regardless of whether the merger is consummated, to be credited against the transaction fee and (c) if the merger is not consummated, but the Company receives compensation (including reimbursement of expenses) pursuant to the termination provisions of the merger agreement, a termination fee equal to 20% of the total of such compensation. The Company has also agreed in the engagement letter to reimburse Moelis for reasonable expenses Moelis has incurred in performing services arising out of its engagement, including the reasonable costs of Moelis's legal counsel, provided that such costs and expenses do not exceed $75,000 without the prior written consent of the Company (such consent not to be unreasonably withheld), and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Moelis's affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Purchaser and their respective affiliates. Moelis has provided investment banking and other services to the Company and equity holders of Purchaser (or their respective affiliates) unrelated to the merger and currently and in the future may provide such services and have received and may receive compensation for such services. In the past two (2) years prior to the date of the opinion, Moelis acted as, among other things, (i) the Company's exclusive (A) placement agent and capital markets advisor in connection with a potential debt, mezzanine, equity or equity linked financing transaction with respect to the Company's IBT business and (B) financial advisor in connection with the Company's consideration of the campaign undertaken by Starboard with respect to the Company, and (ii) the financial advisor for two companies in which equity holders of Purchaser (or their respective affiliates) are majority or significant minority shareholders. In connection with such services, Moelis received aggregate fees of approximately $750,000 from the Company.

        The Board selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes. Moelis has provided its written consent to the reproduction of its opinion in this proxy statement.

October 15, 2015 Presentation by Moelis

        In addition to the fairness presentation described above, Moelis had discussions with the Board at the meeting held on October 15, 2015 that were supplemented by a written presentation, which we refer to as the October presentation. A copy of the October presentation has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger, will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock, and may be obtained by requesting it in writing from the Company at the address described in the section entitled "Where You Can Find Additional Information," beginning on page 142. Moelis provided these materials for the use and benefit of the Board (in its capacity as such) in connection with the merger.

        The October presentation does not constitute, or form the basis of, an opinion of Moelis with respect to the merger or any other matter. The October presentation was given to the Board to assist in the negotiations with Purchaser and contained, among other things, an outline of the terms of Purchaser's bid as of such date, the status of negotiations with other interested parties, pros and cons of strategic alternatives to the merger and Moelis's preliminary financial analysis (including a selected publicly traded companies analysis, selected precedent transactions analysis and discounted cash flow analysis), in each case subject to further updates reflected in the fairness presentation.

Position of the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub as to Fairness of the Merger

        Under the SEC rules governing "going-private" transactions, each of the Rizvi Filing Persons (as defined below in "Important Information Regarding Purchaser, RT Rhombus, Merger Sub, and the Rizvi Filing Persons," beginning on page 139), Purchaser, RT Rhombus and Merger Sub may be deemed to be affiliates of the Company, and, therefore, they are required to express their beliefs as to the fairness of the merger to the Company's "unaffiliated security holders," as defined under Rule 13e-3 of the Exchange Act. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

        The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub attempted to negotiate with the Board the terms of a transaction that would be most favorable to the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub, and not necessarily to the Company's unaffiliated stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. Mr. Lewis recused himself from the determination of the Board referred to above in "—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger—Recommendation of the Board of Directors," beginning on page 29, and did not participate in the related Board vote due to his involvement in the merger.

        None of the Rizvi Filing Persons, Purchaser, RT Rhombus or Merger Sub participated in the deliberations of the Board regarding, or received advice from the Company's legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company's unaffiliated stockholders. None of the Rizvi Filing Persons, Purchaser, RT Rhombus or Merger Sub has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company's unaffiliated stockholders. Based on the knowledge and analysis by the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub of available information regarding the Company, as well as discussions with the Company regarding its business and the factors considered by, and the analysis and resulting conclusions of, the Board discussed in this proxy statement in "Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25 (which analysis and resulting conclusions the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub adopt), the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub believe that the merger is substantively and procedurally fair to the Company's unaffiliated stockholders. In particular, the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub believe that the merger is both procedurally and substantively fair to the unaffiliated stockholders based on their consideration of the following factors, among others:

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  the fact that the merger agreement and the transactions contemplated thereby, including the merger, were negotiated and were approved, determined to be fair to and in the best interests of the Company and its stockholders, and declared advisable by the independent members of the Board (with Mr. Lewis recusing himself from the foregoing determination, and not participating in the related Board vote, and approval due to his involvement in the transaction);

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  the fact that the members of the Board who approved the merger agreement and transactions contemplated thereby, including the merger, consist solely of directors who are not officers or employees of the Company, who are independent of and have no economic interest or expectancy of an economic interest in Purchaser or its affiliates or the surviving corporation, and who have no financial interest in the merger different from, or in addition to, the Company's unaffiliated stockholders (other than receipt of reasonable and customary fees for attending meetings and the other interests described under "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67);

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  the fact that the merger consideration of $11.00 per share of Common Stock in cash represents approximately a 19% premium over the market closing price of $9.27 on October 1, 2014, the last unaffected trading day prior to the announcement from Starboard Value LP of its nonbinding indication of interest to purchase all outstanding shares of Common Stock;

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  the fact that the merger consideration of $11.00 per share of Common Stock in cash and the other terms and conditions of the merger agreement resulted from arm's-length negotiations between the Board and Purchaser;

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  the fact that the merger consideration is all cash, allowing the Company's unaffiliated stockholders to immediately realize a certain value for all of their shares of Common Stock (without incurring brokerage or other costs typically associated with market sales) and, as a result, to no longer be exposed to risks and uncertainties relating to the performance and prospects of the Company;

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  the fact that entry by the Company into the merger agreement concludes a public process initiated by the Board on February 9, 2015 to explore a full range of strategic alternatives with the goal of enhancing value for all of the Company's stockholders, which process included the contacting of over seventy (70) potential strategic and financial acquirers, thirty-five (35) of which signed confidentiality agreements and received information concerning the Company, and six (6) of which submitted indications of interest to acquire the Company and received management presentations;

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  the fact that following such public process only the Rizvi Filing Persons submitted a final round bid, which following negotiations, was increased to $11.00 per share of Common Stock in cash and that such bid was conditioned on Mr. Lewis reinvesting all the shares of Common Stock beneficially owned by him into Purchaser, voting his existing shares of Common Stock in favor of the Merger and his continued employment by the surviving entity following the consummation of the transaction;

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  the fact that the merger agreement permits the Company, subject to specific limitations and requirements set forth therein, to consider and respond to an unsolicited third-party takeover proposal, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such takeover proposal prior to the time the Company's stockholders approve the proposal to adopt the merger agreement;

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  the fact that the merger agreement permits the Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that the Company's stockholders vote in favor of the proposal to adopt the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time the Company's stockholders approve the proposal to adopt the merger agreement, and subject in each case to the Company paying a termination fee of $24.0 million;

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  the fact that the Board retained and received advice from Moelis, as financial advisor, and Wachtell Lipton, as legal advisor, each of which has extensive experience in transactions similar to the merger;

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  notwithstanding that the opinion of Moelis was provided solely for the benefit of the Board and that the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub are not entitled to, and did not, rely on such opinion, the fact that the Board received an opinion, dated as of November 8, 2015, from Moelis to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the merger consideration consisting of $11.00 per share of Common Stock to be received in the merger by holders of Common Stock, other than the Rollover Investors and their respective affiliates, was fair, from a financial point of view, to such holders;

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  the fact that Purchaser obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement and the obligation of Purchaser to use its reasonable best efforts to consummate the debt financing; and

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  the fact that the Company's stockholders have the ability to exercise appraisal rights under Section 262 of the DGCL, which provides such stockholders with the opportunity to have the Delaware Court of Chancery determine the "fair value" (as defined pursuant to Section 262 of the DGCL) of their shares of common stock (which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement) and to receive payment based on that valuation in lieu of receiving the merger consideration. See "Rights of Appraisal," beginning on page 133.

        In their consideration of the fairness of the merger, the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company's unaffiliated stockholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the merger consideration to the Company's unaffiliated stockholders because, in their view, net book value is not indicative of the Company's market value but rather is an indicator of historical costs. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub note, however, that the merger consideration of $11.00 per share of common stock is higher than the net book value of the Company of $3 per share of common stock as of September 30, 2015. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub did not seek to establish a pre-merger going concern value for the common stock to determine the fairness of the merger consideration to the Company's unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the price of the common stock immediately prior to the announcement of the merger, the merger consideration of $11.00 per share of common stock represented a premium to the going concern value of the Company.

        The foregoing discussion of the information and factors considered by each of the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub in connection with their evaluation of the fairness of the merger to the unaffiliated stockholders is not intended to be exhaustive but is believed to include all material factors considered. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub found it impracticable to assign, and did not assign, quantify or otherwise attach relative weights to the individual factors considered in reaching their conclusions as to fairness. Rather, the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub made their fairness determination after considering all of the foregoing factors as a whole. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is fair to the Company's unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder in favor of the proposal to adopt the merger agreement. None of the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub make any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the merger agreement.

Position of the Rollover Investors as to Fairness of the Merger

        Under the SEC rules governing "going-private" transactions, the Rollover Investors may be deemed to be affiliates of the Company and required to express their beliefs as to the fairness of the merger to the Company's "unaffiliated security holders" as defined under Rule 13e-3 of the Exchange Act. The Rollover Investors are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of the Rollover Investors should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. As described below, each Rollover Investor believes that the merger is fair to the Company's unaffiliated stockholders on the basis of the factors described under "—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25, "—Opinion of Moelis & Company LLC," beginning on page 30, "—Position of the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub as to Fairness of the Merger," beginning on page 39 and "—Purposes and Reasons of the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and Rollover Investors for the Merger," beginning on page 43.

        As disclosed under "—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67, and "—Purposes and Reasons of the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and Rollover Investors for the Merger," beginning on page 43, the Rollover Investors have interests in the merger both the same as those of the unaffiliated stockholders, because, pursuant to the merger agreement, Mr. Lewis will receive the per share merger consideration attributable to his outstanding equity awards of the Company, and different from those of the unaffiliated stockholders by virtue of: (1) the Rollover Investor's contribution to Purchaser of shares of Common Stock in exchange for common equity securities of Purchaser (together with the matters discussed under "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements between Michael V. Lewis and Purchaser—Lewis Loan") and (2) Mr. Lewis' expectation of a continuing leadership role in the surviving corporation as its Chief Executive Officer (including the terms of the new employment agreement with Mr. Lewis to be effective upon the effective time of the merger, which provides for (among other things) an annual base salary of $1,000,000, and an annual target bonus of 120% of his annual base salary, as well as eligibility to participate in an equity compensation plan that is expected to be adopted by an affiliate of Purchaser after the effective time). While Mr. Lewis is an officer of the Company and chairman and member of the Board, because of his participation in the transaction as described under the section captioned "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements between Michael V. Lewis and Purchaser," beginning on page 72, he recused himself from the Board's determination on the merger and did not participate in the related Board vote and approval. For these reasons, Mr. Lewis does not believe that his or the MVL Trust's interests in the merger influenced the decision of the Board with respect to the merger agreement or the merger.

        The unaffiliated stockholders were represented by the Board, which negotiated the terms and conditions of the merger and the merger agreement on their behalf, with the assistance of the Board's financial and legal advisors. The Board approved the terms and conditions of the merger and the merger agreement (with Mr. Lewis recusing himself from the Board's determination in respect thereof, and not participating in the related Board vote and approval due to his involvement in the transaction). Accordingly, no Rollover Investor has performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the merger to the Company's unaffiliated stockholders. The Rollover Investors believe, however, that the merger is substantively and procedurally fair to the unaffiliated stockholders based upon Mr. Lewis's knowledge of the Company and on substantially the same factors considered, and not considered, by, and the finding of, the Board (other than Mr. Lewis) with respect to the fairness of the merger to the unaffiliated stockholders. See "—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25. The Rollover Investors agree with the analyses, determinations and conclusions of the Board described under "—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," based on the reasonableness of these determinations and conclusions, which the Rollover Investors adopt.

        The foregoing discussion of the information and factors considered by the Rollover Investors in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Rollover Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, the Rollover Investors made the fairness determinations after considering all of the foregoing as a whole. The Rollover Investors believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Company's unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to vote in favor of the proposal to adopt the merger agreement. The Rollover Investors do not make any recommendation as to how stockholders of the Company should vote their shares of the Common Stock relating to the merger.

Purposes and Reasons of the Company for the Merger

        The purpose of the merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the per share merger consideration of $11.00 in cash, without interest and less any applicable withholding taxes, representing a premium of approximately 19% to the closing market price of the Common Stock on October 1, 2014, the last unaffected trading day prior to the announcement by Starboard, which we refer to as Starboard, of its nonbinding indication of interest to purchase all outstanding shares of Common Stock. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Board described in detail above under "—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," beginning on page 25.

Purposes and Reasons of the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and Rollover Investors for the Merger

        Under the SEC rules governing "going-private" transactions, each of the Rizvi Filing Persons (as defined below in "Important Information Regarding Purchaser, RT Rhombus, Merger Sub and the Rizvi Filing Persons," beginning on page 139), Purchaser, RT Rhombus, Merger Sub and the Rollover Investors may be deemed to be affiliates of the Company, and, therefore, they are required to express their purposes and reasons for the merger to the Company's "unaffiliated security holders," as defined under Rule 13e-3 of the Exchange Act. The Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and the Rollover Investors are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and the Rollover Investors should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

        For the Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub the primary purpose of the merger is to allow Rizvi Opportunistic Equity Fund III, L.P. to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. The Rizvi Filing Persons, Purchaser, RT Rhombus and Merger Sub believe that structuring the transaction in such manner is preferable to other transaction structures because it (i) will enable Purchaser to indirectly acquire all of the outstanding common stock at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, (iii) represents an opportunity for the Company's unaffiliated stockholders to receive $11 in cash for their shares of Common Stock and (iv) allows the Rollover Investors to maintain a portion of their investment in the Company through direct ownership in Purchaser. The Rizvi Filing Persons,

Purchaser, RT Rhombus and Merger Sub did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes.

        For the Rollover Investors, the primary purpose of the merger for the Company is to enable its unaffiliated stockholders to, as of the closing of the merger, immediately realize the value of their investment in the Company through the receipt of the per share merger consideration price of $11 in cash. The merger will also allow the Rollover Investors to immediately realize in cash the value of their equity interests in the Company (other than shares of Common Stock) that are attributable to outstanding equity awards of the Company. In connection with the merger, the Rollover Investors will contribute approximately 5,338,319 shares of Common Stock in exchange for equity interests in Purchaser and thereby be able to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the common stock ceases to be publicly traded. Further, following the effective time of the merger, Mr. Lewis (as well as other members of the Company's senior management) will be eligible to participate in a profits interest plan of an affiliate of Purchaser. Mr. Lewis will also enter into a previously negotiated employment agreement with the Company that will become effective at the effective time of the merger and will enable Mr. Lewis to maintain a leadership role in the Company as its Chief Executive Officer. The employment agreement provides for (among other things) an annual base salary of $1,000,000 to Mr. Lewis, and an annual target bonus of 120% of his annual base salary, as well as eligibility to participate in equity compensation arrangements mentioned above with an affiliate of Purchaser. See "—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67. The Rollover Investors also believe that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company's public stockholders with respect to such initiatives or the collective risk tolerance of such public stockholders as it relates to such initiatives.

Plans for the Company after the Merger

        If the merger is consummated, the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and the Rollover Investors currently anticipate that the Company's operations initially will be conducted following the closing substantially as they are currently being conducted (except that (1) the Company will cease to be a public company and will instead be an indirect wholly owned subsidiary of Purchaser and (2) have substantially more debt than it currently has). The Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and the Rollover Investors are currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company's operations to improve the Company's long-term earnings potential as a private company (including by reducing the Company's costs and expenses following the merger), and expect to complete such review following consummation of the merger. Further, following consummation of the merger, the Rizvi Filing Persons, Purchaser, RT Rhombus and the Rollover Investors will continue to assess the Company's assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of the Company.

Certain Effects of the Merger

        If the merger agreement is adopted by the Company's stockholders and the other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company with the Company surviving the merger as an indirect, wholly owned subsidiary of Purchaser.

        At the effective time of the merger each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company or

Purchaser (including the Rollover Shares) and shares held by stockholders who have properly demanded and not withdrawn their appraisal rights) will be converted into the right to receive $11.00 in cash, without interest and less any applicable withholding taxes, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

        Except as otherwise agreed between Purchaser and any individual holders of Company Stock Options, at the effective time of the merger, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company Stock Option immediately prior to the effective time and (b) the excess, if any, of $11.00 over the exercise price per share of Common Stock subject to such Company Stock Option immediately prior to the effective time, less any applicable tax withholding. At the effective time of the merger, Company Stock Options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $11.00 will be cancelled for no payment or consideration.

        Except as otherwise agreed between Purchaser and any individual holders of Company RSU Awards, at the effective time of the merger, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and be cancelled and terminated in exchange for the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award immediately prior to the effective time multiplied by (b) $11.00, less any applicable tax withholding.

        Except as otherwise agreed between Purchaser and any individual holder of Company PSU Awards, at the effective time of the merger, each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will (a) be deemed to be fully vested with respect to any time-based vesting conditions, (b) be deemed to satisfy any applicable performance-based conditions in accordance with the terms of the applicable award agreement and, as applicable, employment agreement governing such award, and (c) with respect to any portion of such Company PSU Award that is not forfeited in accordance with the foregoing, be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the portion of such Company PSU Award satisfying the applicable performance-based vesting conditions in accordance with the foregoing multiplied by (ii) $11.00, less any applicable tax withholding.

        A primary benefit of the merger to our stockholders (other than the Rollover Investors, with respect to the Rollover Shares) will be the right of such stockholders to receive a cash payment of $11.00, without interest and less any applicable withholding taxes, for each share of Common Stock held by such stockholders as described above, representing a premium of approximately 19% to the closing market price of Common Stock on October 1, 2014, the last unaffected trading day prior to the announcement by Starboard of its nonbinding indication of interest to purchase all outstanding shares of Common Stock. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value, and the risks related to our additional leverage.

        The primary detriments of the merger to our stockholders (other than the Rollover Investors, with respect to the Rollover Shares) include the lack of interest of such stockholders in any potential future earnings, growth or value realized by the Company after the merger. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of our Common Stock in the merger as described below under "—Material U.S. Federal Income Tax

Consequences of the Merger." The Company has accrued net operating loss carryforwards. Purchaser, Merger Sub, the Rizvi Persons and the Rollover Investors will become direct beneficiaries of the future use of such net operating loss carryforwards after the merger to the extent of their respective equity interests in the Company. Such benefit is expected to be, subject to potential statutory limitations due in part to the change-in-control, approximately $133.7 million in respect of federal taxes, $18.8 million in respect of foreign taxes and $70.1 million in respect of state taxes as disclosed in Item 10 of the Company's Annual Report on Form 10-K for the year ended March 31, 2015.

        Following the merger, it is contemplated that all of the equity interests in the Company will be owned, indirectly through Purchaser, by ROEF III, the Preferred Investor, the Rollover Investors or their permitted assignees, if any. If the merger is completed, the Rollover Investors and the other equity investors will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the Company following the merger. Similarly, the Rollover Investors will also bear the risks of ongoing operations, including the risks of any decrease in the value of the Company after the merger and other risks related to the incurrence by the surviving corporation of significant debt as described below under "—Financing—Debt Financing."

        The Common Stock is currently registered under the Exchange Act and is listed with, and traded on, the NYSE under the symbol "RLD." As a result of the merger, the Company will be a privately held corporation, indirectly wholly owned by Purchaser and there will be no public market for its Common Stock. After the merger, the Common Stock will cease to be listed with, and traded on, the NYSE and price quotations with respect to sales of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated and the Company will no longer file periodic reports with the SEC with respect to the Common Stock. Termination of registration of our Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. As a result, ROEF III, the Preferred Investors, the Rollover Investors or their permitted assignees, if any, and the other equity holders of Purchaser will, indirectly through Purchaser, benefit from any regulatory compliance cost savings realized by the Company following it ceasing to be a publicly traded company.

        The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation. The Company's certificate of incorporation and bylaws will be amended as set forth on Exhibits B and C to the merger agreement, respectively.

        Certain members of the Board and executive officers of the Company may be deemed to have interests in the merger that are in addition to, or different from, the interests of other Company stockholders. The Board was aware of these interests and considered them, among other matters, in the Board (with Mr. Lewis abstaining) approving the merger and the merger agreement and in making the recommendations that Company stockholders approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement. These interests include:

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  the Rollover Investors have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00), in exchange for equity securities of Purchaser;

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  Mr. Lewis will be a member of the board of managers and equity holder of Purchaser and an officer of the Company after consummation of the merger;

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  To the extent permitted by the definitive documents in connection with the debt financing, Mr. Lewis will have access to the Lewis Loan;

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  The terms of the merger agreement provide that all Company Stock Options, Company RSU Awards and Company PSU Awards, including those held by members of the Board and executive officers of the Company, will be cashed out (to the extent earned in the case of Company PSU Awards) at the effective time of the merger;

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  The Company previously entered into employment agreements with its executive officers, pursuant to which each of the executive officers of the Company is entitled to certain payments and benefits upon a qualifying termination of employment following the effective time of the merger;

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  Mr. Lewis and Purchaser have agreed to execute an employment agreement by and between Mr. Lewis and the Company and effective upon the effective time of the merger, the form of which has been previously negotiated between Mr. Lewis and Purchaser, which will supersede Mr. Lewis' current employment agreement, and which provides for (among other things) an annual base salary of $1,000,000 and an annual target bonus of 120% of his annual base salary, as well as eligibility to participate in an equity compensation plan that is expected to be adopted by an affiliate of Purchaser after the effective time;

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  Members of the Board and executive officers of the Company are entitled to continued rights to indemnification and advancement of expenses and insurance coverage under the merger agreement; and

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  The Company's executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

        These interests are discussed in more detail in the section entitled "—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67.

        Following the merger, the primary detriments of the merger to the Rollover Investors include the fact that all of the risks of any possible decrease in our earnings, growth or value, and all of the risks related to our additional leverage, following the merger will be borne by Purchaser and its equityholders (including the Rollover Investors). Additionally, the investment by the Rollover Investors in Purchaser will not be liquid, with no public trading market for such securities, and the equity securities of Purchaser may be subject to contractual restrictions on transfer, including, in the case of the Company's securities, liens to the extent provided under the terms of our debt financing.

        Purchaser does not currently own any interest in the Company. Following consummation of the merger, Purchaser will indirectly own 100% of the outstanding common stock of the Company and will have a corresponding interest in our net book value and net earnings. Each equityholder of Purchaser will have an interest in our net book value and net earnings in proportion to such equityholder's ownership interest in Purchaser. Our net loss for the fiscal year ended March 31, 2015 was approximately $23.7 million and our net book value as of March 31, 2015 was approximately $146.3 million. Our net loss for the six (6) months ended September 30, 2015 was approximately $0.6 million and our net book value as of September 30, 2015 was approximately $152.9 million.

        The table below sets forth the direct and indirect interests in the Company's net book value and net earnings of the Rizvi Filing Persons, the Rollover Investors and the Preferred Investor prior to and immediately after the merger, based on the net book value at March 31, 2015 and September 30, 2015, and net earnings for the year ended March 31, 2015 and the six (6) months ended September 30, 2015.

	Ownership of the Company Prior to the Merger(1)				Ownership of the Company After the Merger(2)
	% Ownership	Net book value at 9/30/15	Net book value at 3/31/15	Net loss for the year ended 3/31/15	% Ownership	Net book value at 9/30/15	Net book value at 3/31/15	Net loss for the year ended 3/31/15(3)
Rizvi Filing Persons	0.0%	—	—	—	45.9%	70,390	67,402	(10,934)
Rollover Investors	12.5%	19,169	18,356	(2,978)	26.8%	41,099	39,355	(6,384)
Preferred Investor(3)	0.0%	—	—	—	27.3%	41,866	40,089	(6,504)
Company Equityholders	100.0%	153,355	146,846	(23,822)	100.0%	153,355	146,846	(23,822)

(1)
Based upon beneficial ownership as of November 23, 2015, including 2,008,483 shares of Common Stock held by Mr. Lewis (including 331,000 shares of performance-based stock and 1,627,500 shares of common stock underlying outstanding employee stock options), and 5,288,336 shares of Common Stock held by MVL Trust, dated as of August 3, 2010.

(2)
Reflects common equity ownership based upon anticipated equity investments and excluding any equity incentives that may be issued after the merger.

(3)
The equity securities to be issued to the Preferred Investor generally will not provide the Preferred Investor with any independent voting rights.

Projected Financial Information

        RealD does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by the Company were from time to time made available to Rizvi, Purchaser and Merger Sub and other potential acquiring persons in the auction process described above as well as to the Board and the Board's financial advisors in connection with the merger.

        Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but to give our stockholders access to certain financial projections and forecasts which were made available to the Board, to the Company's financial advisor, to Purchaser, to Merger Sub and to other potential acquiring persons in the strategic process discussed above in "—Background of the Merger," beginning on page 19. The inclusion of this information should not be regarded as an indication that the Company, the Board, the Company's financial advisor, the Rizvi Filing Persons, Purchaser, Merger Sub, other potential acquiring persons or any other recipient of this information considered, or now considers, such financial projections or forecasts to be a reliable prediction of future results. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts.

        We have included a summary of these projections to give our stockholders access to certain nonpublic information provided to the Board and to Purchaser and Merger Sub for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Purchaser, Merger Sub or the Board, or Moelis, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

        Company management believes that the projected financial information was prepared in good faith and on a reasonable basis based on the best information available to Company management at the time the information was prepared. However, while presented with numeric specificity, the Company advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use (including by the Board) and to assist Rizvi, Purchaser, Merger Sub and other potential acquiring persons and Moelis with their respective analysis of a potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, RealD. Grant Thornton LLP, which we refer to as Grant Thornton, the Company's independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Grant Thornton does not express an opinion or any other form of assurance with respect thereto. Grant Thornton has not reported on any of the historical financial information. Ernst & Young LLP, which we refer to as E&Y, the Company's former independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. The E&Y report incorporated by reference in this proxy statement relates to RealD's historical financial statements filed with the SEC. The E&Y report does not extend to the projected financial information and should not be read to do so.

        Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under "Cautionary Statement Concerning Forward-Looking Information," beginning on page 80, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Because the projections cover multiple years, such information by its nature generally becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

        Since the date of the projections, the Company has made publicly available its actual results of operations for the quarter ended September 30, 2015. You should review RealD's Current Report on Form 8-K filed November 8, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 to obtain this information. See "Where You Can Find Additional Information," beginning on page 142. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below.

        The projected financial information includes non-GAAP financial measures, which were presented because Company management believed that they could be useful indicators of the Company's projected future operating performance and cash flow. However, non-GAAP measures presented in the projected financial information may not be comparable to similarly titled measures of other companies.

        The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. However, the calculations for (definitions of) non-GAAP measures varied for certain projections even though the non-GAAP terminology might have been the same as that for other projections. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Stockholders are cautioned not to place undue reliance on the financial projection information in this proxy statement because of the inherent risks and uncertainties associated with such long-range financial forecasts. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

  March 2015 Plan

        In March 2015, the Company prepared a set of financial projections for the Company for the fiscal years 2016, 2017 and 2018, in connection with the exploration of alternatives (to which we refer as the March Plan). A full set of projections was provided to the Board and selected information contained in the March Plan was made available to the Board's advisors and the Company's financial advisor. The March Plan assumed growth in worldwide 3D attendance. The March Plan assumed that the total worldwide global box office of films available in 3D would be $12.4 billion in FY16, $12.9 billion in FY17 and $13.7 billion in FY18. The March Plan also assumed RealD's market share of the worldwide global box office would be 22.5% in FY16, 22.5% in FY17 and 22.5% in FY18. The March Plan assumed that the box office on RealD screens would be $2.8 billion in FY16, $2.9 billion in FY17 and $3.1 billion in FY18. The March Plan also included Consumer IBT license revenues of $1,125,000 in FY16, $0 in FY17 and $0 in FY18. The March Plan assumed a slate of thirty-five (35) 3-D films for FY16.

        The following presents in summary form the financial projections in the March Plan:

	Fiscal year ended March 31
(in thousands)	2016	2017	2018
Licensing revenues	$129,300	$132,600	$141,300
Total revenues	$191,900	$193,600	$203,200
Total operating expenses	$77,900	$86,600	$77,000
Adjusted EBITDA	$85,700	$87,800	$94,700
Total capital expenditures	$15,100	$16,100	$15,100
Free cash flow(1)	$70,600	$71,300	$79,600

Reconciliation of Adjusted EBITDA to Operating Income

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Operating income	$30,000	$29,000	$50,100
Add:
Depreciation and amortization	38,300	32,400	29,200
Share-based compensation expense(1)	13,400	13,400	13,400
Impairment of assets and intangibles(2)	2,000	2,000	2,000
Cost reduction plan(3)	2,000	11,000	—

Adjusted EBITDA(4)	$85,700	$87,800	$94,700

(1)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(2)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(3)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(4)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Adjusted EBITDA to Free Cash Flow

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Adjusted EBITDA	$85,700	87,800	$94,700
Purchases of property and equipment	800	1,800	800
Purchases of cinema systems and related components	14,300	14,200	14,300

Cash expenses related to facility moves	—	500	—

Total free cash flow(1)	$70,600	$71,300	$79,600

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

  Fiscal Year 2016 Plans and Budgets ("Board Approved Budget")

        Subsequent to the preparation of the March Plan, the Company also prepared a budget for each of its business segments and for the Company (as a whole) for use in establishing compensation targets. The budget was based on assumptions and projections for fiscal year 2016 that were substantially consistent with those reflected in the March Plan. However, in the Preliminary FY16 Board Approved Budget, the Company changed its estimates of gross margin and operating income to reflect the Company's anticipated fiscal year 2016 performance. This budget was provided to Rizvi, Purchaser, Merger Sub, and other potential acquiring persons. The following presents in summary form the financial projections in the Board Approved Budget:

	Fiscal year ended March 31
(in thousands)	2016	2017	2018
Licensing revenues	$129,300	$132,600	$141,300
Total revenues	$191,900	$193,600	$203,200
Total operating expenses	$78,000	$84,000	$75,700
Adjusted EBITDA	$85,700	$90,000	$96,200
Total capital expenditures	$15,300	$16,300	$15,300
Free cash flow	$52,700	$69,000	$76,200

 Reconciliation of Adjusted EBITDA to Net Income

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Net income	$16,171	$23,687	$43,532
Add:
Interest expense, net	989	814	641
Income tax expense	6,800	6,868	7,211
Depreciation and amortization	38,400	32,600	29,400
Other loss, net(1)	5,500
Share-based compensation expense(2)	13,400	13,400	13,400
Impairment of assets and intangibles(3)	2,000	2,000	2,000
Cost reduction plan(4)	2,400	10,600	—

Adjusted EBITDA(5)	$85,700	$90,000	$96,200

(1)
Consists of gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(3)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(5)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(1)

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Net cash provided by operating activities	$68,100	$85,400	$91,600

Purchases of property and equipment	1,100	2,100	1,100
Purchases of cinema systems and related components	14,300	14,300	14,300

Total free cash flow	$52,700	$69,000	$76,200

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

  May Case

        Between May 12, 2015 and May 17, 2015, the Company prepared updated projections for the fiscal year ending in March 31, 2016 (which we refer to as the May 2015 Plan or the May Case). The May Case was based on assumptions and projections that were substantially consistent with those reflected in the March Plan. The Company also developed separate hypothetical scenarios for its IBT business and its LUXE business. These separate IBT and LUXE business hypothetical scenarios were an attempt to illustrate incremental value that potentially could be achieved in a growth case if the Company invested additional capital and resources into these businesses and these businesses realized technological feasibility, market acceptance, successful execution and ultimately profits, but did not represent management's best estimate of the Company's future performance or either business's future performance at its then-current stage of development. Accordingly, neither the incremental expenditures nor the incremental revenues related to the IBT business or the LUXE business were included in the May Case, or subsequent core business projections, because the Company had not begun to commit significant capital or resources to these businesses and because revenues from these businesses were highly speculative, with both businesses under development and the business case for each unproven. However, subsequent to the May Case, the Company continued to support the IBT business and the Company entered into a supply contract with a consumer electronic partner, which agreement we refer to as the IBT agreement. Accordingly, due to expected revenues from the IBT agreement, base case projections for the IBT business were included in the October 2015 Plan (as defined below).

        The May Case was made available to the Board, the Company's financial advisor, Rizvi, Purchaser, the Merger Sub, and other potential acquiring persons.

        The following presents in summary form the financial projections in the May Case:

	Fiscal year ended March 31
(in thousands)	2016	2017	2018
Theatrical licensing revenues	$126,600	$130,600	$138,900
Total revenues	$191,900	$193,600	$203,200
Total operating expenses	$78,000	$84,000	$75,700
Adjusted EBITDA	$86,600	$90,000	$96,200
Total capital expenditures	$15,300	$16,300	$15,300
Free cash flow	$69,300	$76,400	$84,100

Reconciliation of Adjusted EBITDA to Operating Income

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Operating income	$29,500	$31,400	$51,400
Add:
Depreciation and amortization	38,400	32,600	29,400
Share-based compensation expense(1)	13,400	13,400	13,400
Impairment of assets and intangibles(2)	2,000	2,000	2,000
Cost reduction plan(3)	2,400	10,600	—
Non-recurring expenses(4)	900	—	—

Adjusted EBITDA(5)	$86,600	$90,000	$96,200

(1)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(2)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(3)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(4)
Expenses under our Credit Agreement for the non-U.S. GAAP category "non-recurring costs and expenses".

(5)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Adjusted EBITDA to Free Cash Flow(1)

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Adjusted EBITDA	$86,600	$90,000	$96,200
Changes in working capital	(2,000)	3,200	3,200
Cash expenses related to facility moves	—	500	—
Purchases of property and equipment	1,100	2,100	1,100
Purchases of cinema systems and related components	14,200	14,200	14,200

Total free cash flow	$69,300	$76,400	$84,100

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

        The following presents in summary form the supplemental financial projections based on the previously referenced hypothetical scenario provided to potential bidders for the IBT business:

	Fiscal year ended March 31
(in thousands)	2016	2017	2018	2019	2020	2021
IBT Revenues	$3,500	$7,500	$22,300	$38,700	$66,700	$123,400
IBT Operating expenses	$3,700	$6,000	$6,600	$6,800	$7,000	$7,200
IBT EBITDA(1)	$(200)	$1,500	$15,700	$31,900	$59,700	$116,200

(1)
Non-GAAP IBT EBITDA calcualted as IBT revenue less IBT operating expenses.

        The following presents in summary form the supplemental financial projections based on the previously referenced hypothetical scenario provided to potential bidders for the LUXE business line segment:

	Year of launch
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8
Number of new LUXE screen installations	42	145	151	150	150	120	—	—
LUXE Revenues	$700	$11,000	$29,500	$48,700	$67,300	$84,700	$94,500	$94,500
LUXE EBITDA(1)	$(400)	$1,700	$19,600	$38,000	$55,700	$72,900	$82,500	$82,600
LUXE Capital Expenditures	$11,000	$53,700	$54,900	$54,300	$53,700	$47,400	$—	$—
LUXE Free cash flow(2)	$(11,500)	$(52,100)	$(35,300)	$(16,300)	$2,000	$25,400	$82,500	$82,600

(1)
Non-GAAP LUXE EBITDA calculated as LUXE operating income (loss) plus depreciation expense.

(2)
Non-GAAP LUXE free cash flow calculated as LUXE EBITDA less LUXE capital expenditures.

  June 18, 2015 update to fiscal 2016

        On June 18, 2015 we provided potential bidders updates to our financial projections for the fiscal year ending March 31, 2016, based on actual results to date, which we refer to as the June 2015 Plan.

The changes from the preceding projections were due to the financial results from 3D films differing from projections, changes in the slate of 3D films, increases in patent litigation expense, increases in sales and marketing expenses and continued investment in research and development. The June 2015 Plan assumed growth in worldwide 3D attendance. The June 2015 Plan assumed that the total worldwide global box office of films available in 3D would be $12.6 billion in FY16, $12.9 billion in FY17 and $13.7 billion in FY18. The June 2015 Plan also assumed RealD's market share of the worldwide global box office would be 22.7% in FY16, 22.5% in FY17 and 22.5% in FY18. The June 2015 Plan assumed that the box office on RealD enabled screens would be $2.8 billion in FY16, $2.9 billion in FY17 and $3.1 billion in FY18. The June 2015 Plan also included assumed Consumer IBT license revenues of $1,125,000 in FY16, $0 in FY17 and $0 in FY18. The June 2015 Plan assumed a slate of thirty-four (34) 3-D films for FY16.

        We did not update our projections for fiscal years 2017 and 2018.

(in thousands)	Fiscal year ended March 31, 2016
Theatrical licensing revenue	$127,000
Total revenue	$192,100
Total operating expenses	$84,700
Adjusted EBITDA	$78,300
Total capital expenditures	$15,700
Free cash flow	$44,600

Reconciliation of Adjusted EBITDA to Net Income

(in thousands)	Fiscal Year Ended March 31, 2016
Net income	$11,100
Add:
Interest expense	1,000
Income tax expense	6,900
Other expense	4,300
Depreciation and amortization	38,600
Share-based compensation expense(1)	13,400
Impairment of assets and intangibles(2)	2,000
Cost reduction plan(3)	1,200

Adjusted EBITDA(4)	$78,300

(1)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(2)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(3)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(4)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

 Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(1)

(in thousands)	Fiscal Year ended March 31, 2016
Net cash provided by operating activities	$60,500
Purchases of property and equipment	1,400
Purchases of cinema systems and related components	14,500

Total free cash flow	$44,600

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

  July 22, 2015 update to fiscal 2016

        On July 22, 2015 we provided potential bidders updates to our financial projections for the fiscal year ending March 31, 2016, but we did not update our projections for fiscal years 2017 and 2018, which we refer to as the July 2015 Plan. The March 31, 2016 projections differed from previously developed projections due to an increase in license revenues and an increase in general and administrative expenses as a result of increased compensation expense. These projections were also uploaded to our data room, which was accessible to Rizvi, Starboard, Party G and Party F. The July 2015 Plan assumed growth in worldwide 3D attendance. The July 2015 Plan assumed that the total worldwide global box office of films available in 3D would be $14.0 billion in FY16, $12.9 billion in FY17 and $13.7 billion in FY18. The July 2015 Plan also assumed RealD's market share of the worldwide global box office would be 21.7% in FY16, 22.5% in FY17 and 22.5% in FY18. The July 2015 Plan assumed that the box office on RealD enabled screens would be $3.1 billion in FY16, $2.9 billion in FY17 and $3.1 billion in FY18. The July 2015 Plan also included assumed Consumer IBT license revenues of $1,125,000 in FY16, $0 in FY17, and $0 in FY18. The July 2015 Plan assumed a slate of thirty-five (35) 3-D films for FY16.

(in thousands)	Fiscal year ended March 31, 2016
Theatrical licensing revenue	$134,500
Total revenue	$204,100
Total operating expenses	$85,700
Adjusted EBITDA	$86,500
Total capital expenditures	$15,700
Free cash flow	$52,800

 Reconciliation of Adjusted EBITDA to Net Income

(in thousands)	2016
Net income	$19,300
Add:
Income tax expense	6,100
Interest expense	1,100
Other expense	4,900
Depreciation and amortization	38,500
Share-based compensation expense(1)	13,400
Impairment of assets and intangibles(2)	2,100
Cost reduction plan(3)	1,200

Adjusted EBITDA(4)	$86,500

(1)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(2)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(3)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(4)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(1)

(in thousands)	2016
Net cash provided by operating activities	$68,500
Purchases of property and equipment	1,400
Purchases of cinema systems and related components	14,300

Total free cash flow	$52,800

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

  August 2015 Plan

        On August 11, 2015 we provided potential bidders updates to our financial projections for the fiscal years ended March 31, 2016, 2017 and 2018, which we refer to as the August 2015 Plan. These projections differed from previously developed projections due to a refinement in the calculation of license revenues and changes in the slate of 3D films, which reduced licensing, revenue, and a reduction in litigation expenses, continued investment in research and development and an increase in sales and marketing expenses. These projections were also uploaded to our data room, which was accessible to Rizvi, Starboard and Party H. The August 2015 Plan assumed growth in worldwide 3D attendance. The August 2015 Plan assumed that the total worldwide global box office of films available in 3D would be $14.2 billion in FY16, $15.9 billion in FY17 and $17.9 billion in FY18. The August 2015 Plan also assumed RealD's market share of the worldwide global box office would be 21.7% in FY16, 22.1% in FY17 and 22.2% in FY18. The August 2015 Plan assumed that the box office on RealD enabled screens would be $3.1 billion in FY16, $3.5 billion in FY17 and $4.0 billion in FY18. The August 2015 Plan also included assumed Consumer IBT license revenues of $1,125,000 in FY16 and $0 in each of FY17 and FY18. The August 2015 Plan assumed a slate of thirty-five (35) 3-D films in FY16.

	Fiscal year ended March 31,
(in thousands)	2016	2017	2018
Theatrical licensing revenue	$126,800	$131,000	$139,400
Total revenue	$196,400	$193,900	$203,700
Total operating expenses	$85,700	$92,000	$82,700
Adjusted EBITDA	$78,800	$82,000	$89,300

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Net income (loss)	$11,600	$16,000	$36,800
Add:
Interest expense, net	1,100	800	600
Income tax expense	6,100	6,100	6,400
Depreciation and amortization	38,500	32,800	29,600
Other loss, net(1)	4,900	—	—
Share-based compensation expense(2)	13,400	13,400	13,400
Impairment of assets and intangibles(3)	2,100	2,100	2,100
Cost reduction plan(4)	1,200	10,900	400

Adjusted EBITDA(5)	$78,800	$82,000	$89,300

(1)
Consists of gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(3)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)
Expenses under our Credit Agreement for the non-U.S. GAAP category "restructuring charges, severance costs and reserves."

(5)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

  September 2015 update to fiscal year 2016

        On September 21, 2015, we provided potential bidders updates to our financial projections for the fiscal year ended March 31, 2016, which we refer to as the September 2015 Plan. These projections differed from previously developed projections due to actual financial results for certain 3D films differing from projections, adjustments in projections for certain 3D films, changes in the slate of 3D films, which further reduced licensing revenue, and a reduction in sales and marketing expense and increase in general and administrative expenses. We did not update our projections for fiscal years 2017 and 2018. These projections were also uploaded to our data room, which was accessible to Rizvi and Party H. The September 2015 Plan assumed growth in worldwide 3D attendance. The September 2015 Plan assumed that the total worldwide global box office of films available in 3D would be $15.7 billion in FY16, $15.9 billion in FY17 and $17.9 billion in FY18. The September 2015 Plan also assumed RealD's market share of the worldwide global box office would be 20.7% in FY16, 22.1% in FY17 and 22.2% in FY18. The September 2015 Plan assumed that the box office on RealD enabled screens would be $3.2 billion in FY16, $3.5 billion in FY17 and $4.0 billion in FY18. The September 2015 Plan also included assumed Consumer IBT license revenues of $469,000 in FY16 and $5,454,000 in each of FY17 and FY18. The September 2015 Plan assumed a slate of thirty-six (36) 3-D films in FY16.

(in thousands)	Fiscal year ended March 31, 2016
Theatrical licensing revenue	$122,800
Total revenue	$192,000
Total operating expenses	$86,600
Adjusted EBITDA	$73,100
Total capital expenditures	$15,700
Free cash flow	$48,500

Reconciliation of Adjusted EBITDA to Net Income

(in thousands)	2016
Net income	$8,900
Add:
Interest expense, net	1,100
Income tax expense	6,500
Depreciation and amortization	39,400
Other loss, net(1)	600
Share-based compensation expense(2)	13,400
Impairment of assets and intangibles(3)	2,300
Non-recurring expenses(4)	900

Adjusted EBITDA(5)	$73,100

(1)
Consists of gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(3)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)
Expenses under our Credit Agreement for the non-U.S. GAAP category "non-recurring costs and expenses."

(5)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(1)

(in thousands)	Fiscal Year Ended March 31, 2016
Net cash provided by operating activities	$64,200
Purchases of property and equipment	1,400
Purchases of cinema systems and related components	14,300

Total free cash flow	$48,500

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

  October 2015 Plan

        The Company prepared its financial projections, as set forth below, in October 2015 (which we refer to as the October 2015 Plan). The October 2015 Plan assumed growth in worldwide 3D attendance. The October 2015 Plan assumed that the total worldwide global box office of films available in 3D would be $15.7 billion in FY16, $15.9 billion in FY17 and $17.9 billion in FY18. The October 2015 Plan also assumed RealD's market share of the worldwide global box office would be 20.7% in FY16, 22.1% in FY17 and 22.2% in FY18. The October 2015 Plan assumed that the box office on RealD enabled screens would be $3.2 billion in FY16, $3.5 billion in FY17 and $4.0 billion in FY18. The October 2015 Plan also included assumed Consumer IBT license revenues of $469,000 in FY16 and $5,454,000 in each of FY17 and FY18. The October 2015 Plan assumed a slate of thirty-six (36) 3-D films in FY16.

        The projections based on the hypothetical scenario of the Company's IBT business and its LUXE business generally were not included in the October 2015 Plan due to the highly speculative nature of these projections The following table presents selected financial information and a reconciliation of Adjusted EBITDA to net income for each of the periods presented with respect to the October 2015 Plan.

        The October 2015 Plan was revised to reflect an adjusted methodology of projecting license revenue, improvements in gross margin on 3D glasses and, as stated above, the inclusion of revenues and expenses expected from the IBT agreement.

	Year Ended March 31,
(in thousands)	2016	2017	2018
Theatrical licensing Revenue	$122,800	$130,700	$138,900
IBT licensing revenue	$500	$5,500	$5,500
Total licensing revenue	$123,300	$136,200	$144,400
Total revenue	$192,000	$200,800	$209,300
Total operating expenses	$86,600	$88,000	$89,200
Operating income	$17,100	$34,000	$43,100
Net Income	$8,900	$25,000	$34,100
Other (income) expense, net	$1,700	$1,000	$1,700
Depreciation and amortization expense	$39,400	$33,400	$32,000
Share based compensation	$13,400	$13,400	$13,400
Adjusted EBITDA	$73,100	$83,300	$90,900
Free cash flow	$48,500	$62,700	$82,500

 Reconciliation of Adjusted EBITDA to Net Income

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Net income	$8,900	$25,500	$34,100
Add:
Interest expense, net	1,100	1,100	1,100
Income tax expense	6,500	6,900	7,200
Depreciation and amortization	39,400	33,400	32,000
Other loss, net(1)	600	600	600
Share-based compensation expense(2)	13,400	13,400	13,400
Impairment of assets and intangibles(3)	2,300	2,400	2,400
Non-recurring expenses(4)	900	—	—

Adjusted EBITDA(5)	$73,100	$83,300	$90,900

(1)
Consists of gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(3)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)
Expenses under our Credit Agreement for the non-U.S. GAAP category "non-recurring costs and expenses".

(5)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Fiscal Year ended March 31
(in thousands)	2016	2017	2018
Net cash provided by operating activities	$64,200	$77,700	$97,500
Purchases of property and equipment	1,400	1,000	1,000
Purchases of cinema systems and related components	14,200	14,000	14,000

Total free cash flow(1)	$48,500	$62,700	$82,500

(1)
Free cash flow is not a recognized measurement under U.S. GAAP.

Financing

        The Company and Purchaser estimate that the total amount of funds required to complete the merger and related transactions, refinance certain of the Company's indebtedness outstanding as of the closing and pay related fees and expenses will be approximately $688 million. Purchaser expects this amount to be provided from the following sources:

  •
  cash equity investments by each of ROEF III and the Preferred Investor in an aggregate amount of up to $242 million, which are described below under the subheading "—Equity Financing," beginning on page 62;

  •
  the contribution by the Rollover Investors of Common Stock to Purchaser immediately prior to the effective time of the merger, which is described in this section under the subheading "—Rollover Financing," beginning on page 64; and

  •
  approximately $330 million from one or more debt financings of Purchaser, which are described elsewhere in this section under the subheading "—Debt Financing," on page 65.

        The financing described above, when funded in accordance with the commitment letters described below, together with the available cash on hand at the Company at the time of the consummation of the merger, after repayment of any amounts outstanding under the Company's existing credit agreement and payment of other fees and expenses payable in connection with the transaction, will provide Purchaser the cash proceeds sufficient for the consummation of the merger.

  Equity Financing

  Sponsor Equity Financing

        Rizvi Opportunistic Equity Fund III, L.P., which we refer to as ROEF III, has entered into an equity commitment letter, which we refer to as the sponsor commitment letter, with Purchaser pursuant to which ROEF III has committed to contribute to Purchaser, at or prior to the closing of the merger, an aggregate amount of up to $112 million in cash, in exchange for which ROEF III will receive common equity securities of Purchaser. The equity commitment of ROEF III is subject to the following conditions:

  •
  the satisfaction or written waiver of each of the conditions to Purchaser's obligations to effect the closing of the merger as set forth in the merger agreement;

  •
  the substantially simultaneous funding of (i) the debt financing contemplated by the debt commitment letter described below in accordance with its terms, or (ii) any alternative financing (in accordance with the terms of any debt commitment letter related thereto) that Purchaser accepts from alternative financing sources pursuant to the terms of the merger agreement; and

  •
  the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

        The obligation of ROEF III to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of:

  •
  the closing of the merger and funding of the equity contribution pursuant to the sponsor commitment letter;

  •
  the termination of the merger agreement in accordance with its terms (unless the Company has previously commenced an action to seek specific performance of Purchaser's obligation pursuant to the merger agreement to enforce ROEF III's obligation to fund its equity commitment);

  •
  the Company or any of its affiliates, or any person acting by, through or for the benefit of the Company, accepting payment of the Purchaser Termination Fee pursuant to the merger agreement or the limited guaranty in respect of such obligation; and

  •
  the Company or any of its affiliates, or any person acting by, through or for the benefit of the Company, asserting a claim in any litigation or other proceeding against (i) ROEF III or certain of its affiliates under or in connection with the merger agreement or any of the transactions contemplated thereby, other than certain specified claims expressly permitted by the limited guaranty, or (ii) against any party expressly excluded by the limited guaranty.

        Purchaser has the right to seek specific performance of ROEF III's obligation to fund the equity commitment pursuant to the sponsor commitment letter. As described under "The Merger Agreement—

Specific Performance; Amendments and Waivers," beginning on page 115, the Company is an express third-party beneficiary of the sponsor commitment letter and has the right to seek specific performance of Purchaser's obligation pursuant to the merger agreement to enforce ROEF III's obligation to fund its equity commitment.

        The foregoing summary of the sponsor commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

  Preferred Equity Financing

        Fortress Credit Advisors LLC, on behalf of itself and/or as arranger on behalf of one or more of its affiliates, which we refer to as the Preferred Investor, has entered into an equity commitment letter, which we refer to as the preferred commitment letter, with Purchaser pursuant to which the Preferred Investor has committed to contribute to Purchaser an aggregate amount of up to $130 million in exchange for which the Preferred Investor will receive preferred equity securities and common equity securities of Purchaser. As described in the preferred commitment letter, the preferred equity securities to be issued to the Preferred Investor generally will not provide the Preferred Investor with any voting rights, and the Preferred Investor has agreed generally to provide ROEF III the right to vote the common equity securities to be issued to the Preferred Investor. The equity commitment of the Preferred Investor is subject to the following conditions:

  •
  the satisfaction or waiver by Purchaser of all conditions to Purchaser's obligations to effect the closing of the merger as set forth in the merger agreement, other than such waivers that would (i) reasonably be expected to be adverse to the interests of the Preferred Investor, or (ii) give Purchaser the right to terminate the merger agreement, in which case such waivers must also be approved by the Preferred Investor;

  •
  substantially concurrently, (i) the debt financing contemplated by the debt commitment letter described below (or any alternative financing in accordance with the terms of the merger agreement) has been funded (or the sources of such debt financing (or such alternative financing) have irrevocably confirmed in writing that such debt financing (or such alternative financing) will be concurrently funded if the equity commitment of the Preferred Investor is funded), (ii) ROEF III's equity contribution described above is funded and (iii) the rollover contribution contemplated by the rollover commitment letter described below is consummated;

  •
  the execution and delivery of investment documents and other customary documents on terms mutually agreed to between Rizvi and the Preferred Investor and generally consistent with a prior investment transaction between Rizvi and an affiliate of the Preferred Investor; and

  •
  the substantially contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

        All obligations under the preferred commitment letter shall expire and terminate automatically and immediately upon the earliest to occur of:

  •
  the termination of the merger agreement in accordance with its terms;

  •
  the closing of the merger and funding of the Preferred Investor's contribution in accordance with the preferred commitment letter;

  •
  the Company or any of its affiliates asserting any claim against the Preferred Investor or any of the Preferred Investor's affiliates in connection with the merger agreement;

  •
  payment in full by ROEF III of its obligations under the limited guaranty; and

  •
  11:59 p.m., New York City time, on April 6, 2016 if the closing of the merger has not previously occurred.

        Each of Purchaser and Rizvi has the right to seek specific performance of the Preferred Investor's obligation to fund its equity commitment pursuant to the preferred commitment letter. As described under "The Merger Agreement—Specific Performance; Amendments and Waivers," beginning on page 115, the Company is not a third-party beneficiary of the preferred commitment letter and consequently has no right to seek specific performance of the Preferred Investor's obligations pursuant to the preferred commitment letter.

        The foregoing summary of the preferred commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

  Rollover Financing

        The Rollover Investors have entered into a rollover commitment letter, which we refer to as the rollover commitment letter pursuant to which the Rollover Investors have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of an approximately $58.7 million aggregate investment based upon the per share merger consideration of $11.00) in exchange for common equity securities of Purchaser. The rollover commitment of each of the Rollover Investors is subject to the following conditions:

  •
  the satisfaction or waiver of each of the conditions to Purchaser's obligations to effect the closing of the merger as set forth in the merger agreement; and

  •
  the substantially simultaneous (i) funding of ROEF III's equity contribution in accordance with the terms of the sponsor commitment letter and (ii) consummation of the merger in accordance with the terms of the merger agreement, in each case, without waiver by Purchaser of any condition thereto, or amendment of any term thereof, not consented to in writing by the Rollover Investors other than any such waiver or amendment that would not reasonably be expected to be adverse to the interests of the Rollover Investors.

        In the event that the lenders providing the debt financing described below prohibit the Company from providing to Mr. Lewis a revolving loan of $6 million from and after the closing of the merger, the Rollover Investors may elect to reduce their total rollover commitment by an amount equal to $6 million (net of withholding taxes and other applicable deductions).

        The obligation of the Rollover Investors to consummate the rollover contribution will terminate automatically and immediately upon the earliest to occur of:

  •
  the closing of the merger and the consummation of the rollover contribution pursuant to the rollover commitment letter;

  •
  the termination of the merger agreement in accordance with its terms (unless the Company has previously commenced an action to seek specific performance of Purchaser's obligation pursuant to the merger agreement to enforce the Rollover Investors' obligation to consummate the rollover contribution);

  •
  the termination of ROEF III's obligation to fund the equity commitment pursuant to the sponsor commitment letter; and

  •
  the Company or any of its affiliates, or any person acting by, through or for the benefit of the Company, accepting payment of the Purchaser Termination Fee pursuant to the merger agreement or the limited guaranty in respect of such obligation.

        Purchaser has the right to seek specific performance of the Rollover Investors' obligations to consummate the rollover contribution pursuant to the rollover commitment letter. As described under "The Merger Agreement—Specific Performance; Amendments and Waivers," beginning on page 115, the Company is an express third-party beneficiary of the rollover commitment letter and has the right to seek specific performance of Purchaser's obligation pursuant to the merger agreement to enforce the Rollover Investors' obligation to consummate the rollover contribution.

        The foregoing summary of the rollover commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

  Debt Financing

        At the time of the parties' execution of the merger agreement, RT Rhombus received a debt commitment letter, which we refer to as the Jefferies debt commitment letter, from Jefferies Finance LLC. Following the date of the merger agreement, in accordance with the terms of the merger agreement, RT Rhombus terminated the Jefferies debt commitment letter and entered into a debt commitment letter, which we refer to as the debt commitment letter, with Highbridge Principal Strategies, LLC, which we refer to as Highbridge, pursuant to which Highbridge has committed to provide up to $330 million in senior secured term loan financing to RT Rhombus and Merger Sub. Pursuant to the debt commitment letter, Highbridge may invite other banks, financial institutions and institutional lenders to participate in the debt financing and to undertake a portion of the commitments to provide such debt financing. However, Highbridge will not be relieved from its obligation to fund the senior secured term loan facility (as described below) on the closing date in connection with any syndication, assignment or participation of the Facilities until the initial funding thereof on the closing date.

        The debt commitment letter contemplates that Merger Sub will borrow up to $330 million under the senior secured term loan facility. Interest under the senior secured term loan facility will be payable, at the option of Merger Sub, either at a base rate (based on the highest of the Wall Street Journal U.S. Prime Lending Rate, the federal funds rate plus 0.50% and the one-month LIBOR plus 1.00%) plus 6.50%, payable quarterly in arrears or a LIBOR-based rate (subject to a floor of 1.00%) plus 7.50% and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). The borrower under the senior secured term loan facility will be Merger Sub, and upon consummation of the merger, the Company will become the borrower under the senior secured term loan facility. The senior secured term loan facility will be secured, subject to certain exceptions to be agreed, by substantially all the assets of RT Rhombus, Merger Sub (and following the merger, the Company) and each other guarantor.

        The loans under the senior secured term loan facility will mature five (5) years after the closing date of the merger.

        The senior secured term loan facility contemplated by the debt commitment letter is subject to certain closing conditions, including, without limitation:

  •
  the execution and delivery by the borrower and guarantors of definitive documentation, consistent with the debt commitment letter;

  •
  the consummation of the equity contribution contemplated by the sponsor commitment letter and the preferred commitment letter substantially concurrently with the funding of the loans under the senior secured term loan facility;

  •
  on the closing date of the merger, after giving effect to the application of the proceeds of the senior secured term loan facility, RT Rhombus and its subsidiaries will have no indebtedness outstanding other than the senior secured term loan facility, indebtedness permitted to be outstanding under the merger agreement and other indebtedness to be agreed;

  •
  the consummation of the merger substantially concurrently with the effectiveness of the funding of the loans under the senior secured term loan facility, in accordance with the terms of the merger agreement, without any material amendments, waivers, modifications or consents that are (in the aggregate) materially adverse to the lenders, unless the administrative agent in respect of the debt financing approves (such approval not to be unreasonably withheld, conditioned or delayed);

  •
  the absence of a Material Adverse Effect (as defined in the merger agreement) since the date of the merger agreement;

  •
  delivery of audited, unaudited and pro forma financial statements as described in the debt commitment letter;

  •
  receipt by the administrative agents, at least five (5) business days prior to the closing date, of documentation and other information about the borrower and guarantors required under applicable "know your customer" and anti-money laundering rules and regulations (including the PATRIOT Act);

  •
  payment of all applicable fees and expenses;

  •
  the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents; and

  •
  subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral.

        In the event that the loans under the senior secured term loan facility are not funded on or before April 6, 2016, then the debt commitment letter and the commitments thereunder shall automatically terminate unless Highbridge shall, in its discretion, agree to an extension.

        Although the debt financing described in this proxy statement is not subject to a due diligence or a "market out" provision, which would allow Highbridge not to fund its commitment if certain conditions in the financial markets prevail, there is still a risk that the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

        The foregoing summary of the debt commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Limited Guaranty

        Pursuant to the limited guaranty delivered by ROEF III in favor of the Company, entered into concurrently with the merger agreement, ROEF III has agreed to guarantee the following payment obligations of Purchaser:

  •
  Purchaser's obligation pursuant to the merger agreement to (i) pay the Purchaser Termination Fee to the Company under certain circumstances and (ii) to reimburse the Company for all costs and expenses incurred by the Company if Purchaser fails to pay in a timely manner the Purchaser Termination Fee, as well as interest thereon; and

  •
  Purchaser's obligations pursuant to the merger agreement to (i) reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company or its affiliates in connection with the Company's cooperation with Purchaser's debt financing, and (ii) indemnify the Company, its subsidiaries and representatives for and against all losses suffered or incurred by them in connection with the arrangement of, or any action taken by them at the request of Purchaser with respect to, Purchaser's debt financing.

        The amounts in the preceding bullets are referred to herein as the guaranteed obligations. ROEF III's aggregate liability under the limited guaranty is subject to a cap of $29 million plus the amount of any expenses or losses subject to reimbursement and/or indemnification as described in the preceding bullets. Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

  •
  the effective time of the merger;

  •
  the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances under which the Purchaser Termination Fee is not payable and there are no other guaranteed obligations of Purchaser at such time;

  •
  April 6, 2016 unless the Company has previously commenced a claim for payment of ROEF III's liability in respect of the guaranteed obligations, in which case the guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by ROEF III of any obligations finally determined or agreed to be owed by ROEF III; and

  •
  receipt by the Company of the payment in full of the guaranteed obligations.

        The foregoing summary of the limited guaranty is qualified in its entirety by reference to the copy of the limited guaranty attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendations of the Board (with Mr. Lewis abstaining) with respect to the merger, the Company's stockholders should be aware that the executive officers and directors of the Company have certain interests, including financial interests, in the transactions that may be different from, or in addition to, the interests of the Company's stockholders generally. The Board (with Mr. Lewis abstaining) was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making its recommendations that the Company's stockholders adopt the merger agreement. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Treatment of Company Equity Awards

        Company Stock Options.    Except as otherwise agreed between Purchaser and any individual holders of Company Stock Options, at the effective time of the merger, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Option immediately prior to the effective time and (ii) the excess, if any, of $11.00 over the exercise price per share of Common Stock subject to such Company Stock Option immediately prior to the effective time, less any applicable tax withholding. At the effective time of the merger, Company Stock Options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $11.00 will be cancelled for no payment or consideration.

        Company RSU Awards.    Except as otherwise agreed between Purchaser and any individual holders of Company RSU Awards, at the effective time of the merger, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and be cancelled and terminated in exchange for the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award immediately prior to the effective time multiplied by (b) $11.00, less any applicable tax withholding.

        Company PSU Awards.    Except as otherwise agreed between Purchaser and any individual holder of Company PSU Awards, at the effective time of the merger, each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will (a) be deemed to be fully vested with respect to any time-based vesting conditions, (b) be deemed to satisfy any applicable performance-based conditions in accordance with the terms of the applicable award agreement and, as applicable, employment agreement governing such award, and (c) with respect to any portion of such Company PSU Award that is not forfeited in accordance with the foregoing, be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the portion of such Company PSU Award satisfying the applicable performance-based vesting conditions in accordance with the foregoing multiplied by (ii) $11.00, less any applicable tax withholding.

        Terms of Company PSU Awards.    As of the effective time of the merger, the performance period of Company PSU Awards with respect to fiscal year 2015 and fiscal year 2016 will not have concluded and the level of performance achieved will not have been calculated. The terms of the Company PSU Award agreements provide that in the event of a change in control, performance will be calculated and determined as of the date of the change in control based on the greater of (a) actual performance through the date of the change in control and (b) target performance. In the event of a change in control in which Company PSU Awards are cashed out and not assumed by the successor, the Company PSU Awards will vest and be settled immediately prior to the change in control, subject to the Company's compliance with applicable law.

        Estimated Value of Payments.    For an estimate of the aggregate dollar value of the payments and benefits described above that would become payable to each of the Company's named executive officers as of the last day of the Company's fiscal year ended March 31, 2015 (Messrs. Lewis, Skarupa, Bannon, Hammond and Ms. Yang), see "—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," beginning on page 73. The table below sets forth estimates of the amounts that may become payable to the Company's directors and other executive officers with respect to outstanding Company Stock Options, Company RSU Awards and Company PSU Awards (collectively, the "Company equity awards"), which are calculated based on the number of outstanding Company equity awards held by each director or executive officer as of January 12, 2016 (the latest practicable date before the filing of this proxy statement), and assumes that (a) all currently unvested Company equity awards held by each executive officer and director as of January 12, 2016 remain unvested and unexercised as of February 29, 2016 (the assumed date of the effective time of the merger solely for purposes of this compensation-related disclosure), (b) performance with respect to all Company PSU Awards for which performance has not yet been determined is deemed achieved at target and all time-vesting conditions have been deemed satisfied and (c) the relevant per share price is $11.00, the consideration payable to each holder of a share of Common Stock at the effective time of the merger. Note that William Hammond served as a named executive officer of the Company as of March 31, 2015 (the last day of the Company's most recently concluded fiscal year), but no longer serves as an executive officer of the Company (but is still employed as an employee of the Company). Anthony Marcoly, President, Worldwide Cinema, is an

executive officer of the Company but was not a named executive officer as of March 31, 2015 (the last day of the Company's most recently concluded fiscal year).

	Number of Company Stock Options	Value of Company Stock Options ($)(1)	Number of Company RSU Awards	Value of Company RSU Awards ($)(2)	Number of Company PSU Awards	Value of Company PSU Awards ($)(3)	Total Value ($)
Frank J. Biondi	—	—	59,546	655,006	—	—	655,006
Director
Richard L. Grand-Jean	—	—	59,546	655,006	—	—	655,006
Director
David Habiger	—	—	52,099	573,089	—	—	573,089
Director
P. Gordon Hodge	—	—	59,546	655,006	—	—	655,006
Director
Sherry Lansing	—	—	59,546	655,006	—	—	655,006
Director
Anthony Marcoly	—	—	42,929	472,219	48,769	536,459	1,008,678
President, Worldwide Cinema

(1)
The estimated aggregate dollar value of each Company Stock Option is equal to the product of (a) the number of shares of Common Stock subject to such Company Stock Option and (b) $11.00, less the applicable exercise price of such Company Stock Option. Each Company Stock Option with an exercise price greater than or equal to $11.00 will be cancelled for no payment or consideration.

(2)
The estimated aggregate dollar value of each Company RSU Award is equal to the product of (a) the number of shares of Common Stock subject to such Company RSU Award and (b) $11.00.

(3)
The estimated aggregate dollar value of each Company PSU Award is equal to the product of (a) the number of shares of Common Stock subject to such Company PSU Award which satisfy applicable performance-based conditions in accordance with the terms of the applicable award agreement and, as applicable, employment agreement governing such award and (b) $11.00. For purposes of this estimate, this table assumes that, where performance has not yet been determined, performance is deemed achieved at target.

Company Employment Agreements

        The Company has previously entered into employment agreements with Michael V. Lewis, Andrew A. Skarupa, Leo Bannon, Vivian W. Yang, William Hammond and Anthony Marcoly (the "employment agreements") that provide for the severance benefits described below upon a qualifying termination of employment—i.e., a termination of employment by the Company without "cause" or a resignation by the executive officer for "good reason" (in each case, as defined in the applicable employment agreement)—during the ninety (90) days prior to or twenty-four (24) months following the effective time of the merger. The severance benefits and payments (described below) are contingent upon the executive officer's execution and non-revocation of a release of claims in favor of the Company and its affiliates.

        Severance Payment.    Each executive officer other than Mr. Hammond would receive a cash severance payment, payable in a lump sum on the ninetieth (90th) day following the termination date (or, for Mr. Lewis, no later than the seventy-fifth (75th) day following the termination date), in an amount equal to 150% (200% for Mr. Lewis) of the sum of the executive officer's (a) annual base salary in effect as of the termination date and (b) annual target performance bonus amount for the fiscal year in which the termination date occurs. Mr. Hammond would receive a cash severance payment, payable in a lump sum on the 90th day following the termination, in an amount equal to 180% of his base salary in effect as of the termination date.

        Prorated Bonus.    Each executive officer other than Mr. Hammond would be entitled to receive a cash payment, payable in a lump sum on the ninetieth (90th) day following the termination date (or, for Mr. Lewis, no later than the seventy-fifth (75th) day following the termination date), in an amount equal to the executive officer's annual target performance bonus for the fiscal year in which the termination date occurs, prorated based on the number of days elapsed during the fiscal year of the date of termination. Mr. Hammond would receive a cash payment, payable in a lump sum at the same time as annual bonuses are ordinarily paid to employees, equal to his annual performance bonus for the fiscal year in which his termination date occurs, based on actual performance and prorated based on the number of days elapsed during the fiscal year in which the termination date occurs. On December 23, 2015, the Compensation Committee of the Board approved the payment of a portion ($156,000, or 50% of her target bonus) of Ms. Yang's fiscal year 2016 cash bonus in December 2015. As a result, if Ms. Yang experiences a qualifying termination in fiscal year 2016, the amount of her prorated bonus would be reduced by $156,000.

        Health Benefits.    The Company will pay the cost of COBRA premiums on behalf of each executive officer for up to 18 months.

        Equity Award Acceleration.    As described under "—Treatment of Company Equity Awards," all outstanding Company equity awards will be cashed out in connection with the effective time of the merger (in the case of Company PSU Awards, to the extent earned in accordance with the applicable terms). In addition, pursuant to the employment agreements, each executive officer is (or would be, following the change in control) entitled to "double-trigger" vesting of 100% of their outstanding, unvested Company equity awards upon a termination without "cause" or resignation for "good reason" during the ninety (90) days prior to or twenty-four (24) months following a change in control.

        Golden Parachute Excise Taxes.    Each employment agreement provides that if any payments made to the executive officer in connection with a change in control are subject to the excise tax for "excess parachute payments" within the meaning of Section 280G of the Code, the executive officer's benefits and payments will be reduced to the extent necessary to prevent any portion of the executive officer's merger-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit he would receive if no reduction was made.

        Definitions of Cause.    For the purposes of Mr. Lewis's employment agreement, "cause" generally means (a) the commission of fraud or misconduct relating to the Company's assets or business, (b) a material violation of Company policy pertaining to ethics or conflicts of interest, (c) a breach of the applicable invention assignment and confidentiality agreement or covenant, (d) conviction of, or plea of guilty or no contest to, a felony offense or (e) a material breach of the employment agreement. For purposes of the employment agreements of each other executive officer, "cause" generally means (i) commission of fraud against the Company, (ii) willful misconduct that materially harms the Company's interests, (iii) material violation of Company policies or practices, (iv) willful use or disclosure of confidential information, or (v) performance of any act or omission which would constitute a felony, in each case as determined by the Board.

        Definition of Good Reason.    For purposes of each executive officer's employment agreement, "good reason" generally means any one or more of the following: (a) a material diminution in base salary, (b) a material diminution in the executive officer's authority, duties, reporting or responsibilities, (c) a relocation of the executive officer's principal workplace to a new location that is more than thirty miles away from the executive officer's current workplace location or (d) a material breach by the Company of the employment agreement. For Mr. Lewis, "good reason" also includes the failure of the Company to nominate Mr. Lewis for election as a member of the Board.

        Estimated Value of Payments.    For an estimate of the aggregate dollar value of the payments and benefits described above that would become payable under the employment agreements to each of the Company's named executive officers (Messrs. Lewis, Skarupa, Bannon, Hammond and Ms. Yang), see "—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," below. For Mr. Marcoly, the aggregate estimated amount of the cash payments and other benefits described above (excluding the amount of any payments with respect to his outstanding Company equity awards, which are detailed under "—Treatment of Company Equity Awards") that would become payable to Mr. Marcoly is $1,606,197 (of which cash severance constitutes $1,242,000, prorated bonus constitutes $335,825 and continued health benefits constitutes $28,372). This estimate assumes that (a) the date of the effective time of the merger is February 29, 2016 (the assumed date of the effective time of the merger solely for purposes of this compensation-related disclosure), (b) Mr. Marcoly experiences a qualifying termination at the effective time of the merger and (c) Mr. Marcoly's compensation, including the cost of COBRA premiums, as in effect on January 12, 2016 (the latest practicable date before the filing of this proxy statement), remains unchanged as of the assumed effective time of the merger.

Retention Awards

        The Company may grant retention bonuses to certain employees of the Company, with such employees and bonus amounts to be determined by Mr. Lewis in his sole discretion. The amount of such bonuses may not exceed 30% of the employee's annual rate of base salary and shall not exceed $500,000 in the aggregate. Any such retention bonus will be paid as and when the Company pays its annual bonuses generally (or on such other date as agreed to by Mr. Lewis and Purchaser), subject to continued employment through the closing of the merger. As of the date of this proxy statement, none of the Company's executive officers have been granted a retention bonus.

Director Compensation

        The Company did not hold its Annual General Meeting in August 2015. As a result, the Company has not yet made annual grants of Company RSU Awards to its non-employee directors. The Company has reserved the right to (a) in the event that the Company holds its Annual General Meeting prior to the effective time of the merger, grant a Company RSU Award to each non-employee director on the date of the Annual General Meeting with an aggregate fair market value of $135,000, and such Company RSU Awards will vest in full on August 6, 2016 (or, if earlier, on the closing of the merger) or (b) in the event that the Company does not hold its Annual General Meeting prior to the effective time of the merger, grant each non-employee director a lump sum cash payment equal to $135,000 in lieu of granting such Company RSU Awards.

Indemnification and Insurance

        Pursuant to the terms of the Merger Agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing rights to indemnification and advancement of expenses and coverage under directors' and officers' liability insurance policies following the merger. Such rights to indemnification and advancement of expenses and insurance coverage is further described in the section entitled "The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance," beginning on page 105.

Arrangements between Michael V. Lewis and Purchaser

  Rollover Commitment Letter

        In connection with the merger agreement, Purchaser entered into the rollover commitment letter, pursuant to which the Rollover Investors have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00) in exchange for common equity securities of Purchaser. See "Special Factors—Financing—Rollover Financing," beginning on page 64. The number of Rollover Shares is subject to reduction if the Lewis Loan is not available at the closing of the merger as described under the heading "—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements between Michael V. Lewis and Purchaser—Lewis Loan," beginning on page 73.

        In addition, the rollover commitment letter provides that on the closing date of the merger, each Rollover Investor will enter into an amended and restated limited liability company agreement of Purchaser in accordance with a previously negotiated term sheet that will govern the rights and obligations of the equityholders of Purchaser following consummation of the merger, including certain restrictions on transfers of the equity interests of Purchaser and certain board designation rights (including Mr. Lewis's right to serve on the board of managers of Purchaser and designate another member of the board of managers of Purchaser), consent rights, rights of first offer, tag-along rights, drag-along rights, preemptive rights and registration rights with respect to the equity interests of Purchaser. The amended and restated limited liability company agreement of Purchaser will also provide for the establishment at the closing of the merger of a profits interest plan of Purchaser with respect to up to 10% of the Company's aggregate profits and capital appreciation allocable to its common equity securities following the closing of the merger. As of the date hereof, no commitments with respect to grants of profits interests or other equity incentives have been made by the Rizvi Filing Persons, Purchaser or Merger Sub to Mr. Lewis or any other directors or officers of the Company.

  Michael V. Lewis Employment Agreement

        Pursuant to the rollover commitment letter, Mr. Lewis and Purchaser have agreed to execute an employment agreement, which we refer to as the proposed Lewis employment agreement, at the effective time of the merger, substantially on the terms described under this subheading, which will supersede in its entirety Mr. Lewis's current employment agreement with the Company described under "—Interests of the Company's Directors and Executive Officers in the Merger—Company Employment Agreements," beginning on page 69.

        The terms of the proposed Lewis employment agreement will govern the terms of his employment with the Company following the effective time. Pursuant to the terms of the proposed Lewis employment agreement, Mr. Lewis will serve as the chief executive officer of the Company following the merger for an initial term of four years, subject to automatic one year renewals thereafter. Mr. Lewis's annual compensation will include an annual base salary of $1,000,000 and an annual target performance bonus of 120% of his annual base salary. In addition, Mr. Lewis will be eligible to participate in an equity incentive plan that is expected to be adopted by an affiliate of the Company following the effective time.

        Pursuant to the terms of the proposed Lewis employment agreement, in the event that Mr. Lewis is terminated without "cause," Mr. Lewis resigns for "good reason" or the Company elects not to renew the agreement at the expiration of the applicable term, subject to the execution and non-revocation of a release of claims in favor of the Company and its affiliates, he generally will be entitled to (a) cash severance in an amount equal to 200% of his annual base salary, payable in installments over the two (2) years following his termination date, (b) any earned but unpaid performance bonus for the fiscal year prior to the fiscal year in which his termination date occurs and

(c) continued payment of COBRA premiums for up to eighteen (18) months following the termination date. The definitions of "cause" and "good reason" in the Lewis employment agreement are substantially similar to those defined under "—Interests of the Company's Directors and Executive Officers in the Merger—Company Employment Agreements," beginning on page 69.

        The aggregate estimated amount of the cash payments and other benefits that would become payable to Mr. Lewis pursuant to the proposed Lewis employment agreement upon a termination without "cause" or resignation for "good reason," is $2,012,913, which assumes that (a) the date of the effective time of the merger is February 29, 2016 (the assumed date of the effective time of the merger solely for purposes of this compensation-related disclosure), (b) Mr. Lewis's employment terminated one week following the effective time of the merger and (c) the cost of COBRA premiums as of January 12, 2016, the last practicable date prior to the filing of this proxy statement, remains unchanged as of the date of such termination. For the avoidance of doubt, in the event that Mr. Lewis is terminated during the ninety (90) days prior to or at the effective time of the merger, the proposed Lewis employment agreement will not become effective and Mr. Lewis will be entitled to the cash severance and related benefits described under the heading "—Interests of the Company's Directors and Executive Officers in the Merger—Company Employment Agreements," and quantified under the heading "—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," beginning on page 73.

  Lewis Loan

        If permitted under the definitive documents in connection with the debt financing described above under the subheading "—Financing—Debt Financing," Purchaser or its subsidiaries will make available to Mr. Lewis at the closing of the merger a $6 million revolving loan, which we refer to as the Lewis Loan. If such $6 million loan is not permitted under such definitive debt financing documents, Mr. Lewis may elect to reduce the number of Rollover Shares to be contributed to Purchaser in exchange for equity securities of Purchaser by an amount that results in after-tax proceeds equal to $6 million (based on the $11.00 per share merger consideration).

Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company's named executive officers that is based on or otherwise relates to the merger. For this purpose, named executive officers are determined as of March 31, 2015, the last day of the Company's prior fiscal year. For additional details regarding the terms of the payments described below, see the discussion under the caption "—Interests of the Company's Directors and Executive Officers in the Merger," above. The merger will constitute a change in control under all applicable compensation plans and agreements. The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger pursuant to all applicable compensation plans or agreements, assuming:

  •
  The effective time of the merger is February 29, 2016, which is the assumed date of the effective time of the merger solely for purposes of this merger-related compensation disclosure;

  •
  The relevant price per share of Common Stock is $11.00, the consideration payable to each holder of a share of Common Stock at the effective time of the merger, without any interest, and less any applicable withholding taxes;

  •
  The employment of each named executive officer will be terminated by the Company without "cause" (such term is defined in the relevant plans and agreements), in each case upon the effective time of the merger;

  •
  The quantification of Company equity awards is calculated based on the outstanding equity awards held by each named executive officer as of January 12, 2016, the latest practicable date before the filing of this proxy statement;

  •
  All currently unvested Company equity awards held by each named executive officer and director as of January 12, 2016 remain unvested and unexercised as of immediately prior to the effective time of the merger; and

  •
  The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of January 12, 2016, the latest practicable date before the filing of this proxy statement.

Golden Parachute Compensation Table

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement/ Other(4)	Total ($)
Michael V. Lewis	3,846,557	3,641,000	12,913	—	7,500,470
Chief Executive Officer, Director and Chairman of the Board
Andrew A. Skarupa	1,543,525	1,630,750	26,146	—	3,200,421
Chief Financial Officer
Leo Bannon	1,440,623	1,510,100	12,913	—	2,963,636
Executive Vice President, Global Operations
Vivian W. Yang	1,181,721	1,047,737	39,710	—	2,269,168
Executive Vice President, General Counsel and Secretary
William Hammond(5)	885,519	343,750	39,710	—	1,268,979
Executive Vice President, Marketing

(1)
Cash.    All components of the cash severance are "double-trigger" benefits contingent upon a termination without "cause" or resignation for "good reason" within the ninety (90) days prior to or twenty-four (24) months following the consummation of the merger. Cash severance payable to each of the named executive officers (other than Mr. Hammond) includes the following components, in each case, payable in a lump sum on the ninetieth (90th) day following the date of termination (or, for Mr. Lewis, no later than the seventy-fifth (75th) day following his date of termination):

(a)
An amount equal to 150% (200% for Mr. Lewis) of the sum of the executive officer's (i) annual base salary in effect as of the termination date and (ii) target annual performance bonus amount for the fiscal year in which the termination date occurs.

(b)
An amount equal to the amount of the executive officer's annual target performance bonus for the year in which the termination date occurs, prorated based on the number of days elapsed during the fiscal year in which the termination date occurs.

          Cash severance payable to Mr. Hammond is as follows: (x) a lump sum payment equal to 180% of his base salary in effect as of the termination date, payable on the ninetieth (90th) day following his termination date and (y) payment of his annual performance bonus for the fiscal year in which his termination date occurs, based on actual performance and prorated based on the number of days elapsed during the fiscal year in which the termination date occurs. For purposes of this estimate, it is assumed that performance with respect to his annual performance bonus for the fiscal year of termination is achieved at target. The amount of Ms. Yang's prorated bonus has been reduced by $156,000, as the Compensation Committee of the Board determined to pay 50% of Ms. Yang's annual target bonus in December 2015 to mitigate the impact of Sections 4999 and 280G of the Code.

          The following table sets forth the aggregate dollar value of the cash severance payments included in the Golden Parachute Compensation Table above.

Named Executive Officer	Prorated Bonus ($)	Severance Payment ($)	Total ($)
Michael V. Lewis	766,557	3,080,000	3,846,557
Andrew A. Skarupa	328,525	1,215,000	1,543,525
Leo Bannon	306,623	1,134,000	1,440,623
Vivian W. Yang	128,721	1,053,000	1,181,721
William Hammond	255,519	630,000	885,519

          In the event that Mr. Lewis is terminated without "cause" or resigns for "good reason" following the effective time of the merger (and after the proposed Lewis employment agreement becomes effective), in lieu of the cash severance benefits described above in this footnote 1, pursuant to the terms of the proposed Lewis employment agreement, he would become entitled to a cash payment equal to (1) an amount equal to 200% of his annual base salary, payable in installments over the two years following his termination date and (2) any earned but unpaid performance bonus for the fiscal year prior to the fiscal year in which his termination date occurs. The estimated value of such cash severance is $2,000,000, based on the assumption that (A) Mr. Lewis's base salary is as provided in the proposed Lewis employment agreement and (B) Mr. Lewis's bonus for the fiscal year prior to the fiscal year in which his termination occurs was paid prior to such termination.

          For further details regarding the cash severance, see "—Interests of the Company's Directors and Executive Officers in the Merger—Company Employment Agreements" and "—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements between Michael V. Lewis and Purchaser."

(2)
Equity.    Company equity award acceleration is a "single-trigger" benefit, such that, in accordance with the terms of the Merger Agreement, at the effective time of the merger, each Company equity award will generally be cancelled in exchange for payment of $11.00 per share of Common Stock subject to such Company equity award, less applicable tax withholding and, in the case of Company Stock Options, less the applicable exercise price. With respect to any Company Stock Options with an exercise price greater than or equal to $11.00 per share, such Company Option will be cancelled for no consideration in accordance with its terms (all or a portion of the Company Options held by each named executive officer are underwater and will be cancelled in exchange for no payment or consideration). The quantification of the estimated aggregate dollar value of the outstanding Company PSU Awards, for which performance has not yet been determined as of the effective time of the merger, assumes that performance is deemed achieved at target and that all time-vesting conditions have been satisfied.

          The following table sets forth the estimated aggregate dollar value of the cash payments to be made in respect of each named executive officer's vested Company Stock Options (including Mr. Lewis' performance-based Company Stock Options) in the merger. Such payments are included in the Golden Parachute Compensation Table above.

Named Executive Officer	Number of Company Stock Options	Value of Company Stock Options ($)
Michael V. Lewis	1,177,500	—
Andrew A. Skarupa	275,498	—
Leo Bannon	254,531	40,500
Vivian W. Yang	54,574	43,855
William Hammond	97,916	—

          The following table sets forth the estimated aggregate dollar value of the cash payments to be made in respect of each named executive officer's unvested Company equity awards in the merger (for the avoidance of doubt, none of the named executive officers held vested Company RSU Awards or vested Company PSU Awards as of January 12, 2016). Such payments are included in the Golden Parachute Compensation Table above.

Named Executive Officer	Number of Unvested Company Stock Options	Value of Unvested Company Stock Options ($)	Number of Unvested Company RSU Awards	Value of Unvested Company RSU Awards($)	Number of Unvested Company PSU Awards	Value of Unvested Company PSU Awards ($)	Total Estimated Value ($)
Michael V. Lewis	450,000	—	—	—	331,000	3,641,000	3,641,000
Andrew A. Skarupa	13,125	—	65,250	717,750	83,000	913,000	1,630,750
Leo Bannon	4,219	—	59,700	656,700	73,900	812,900	1,469,600
Vivian W. Yang	70,401	56,386	54,886	603,746	31,250	343,750	1,003,882
William Hammond	137,084	—	15,625	171,875	15,625	171,875	343,750

          For further details regarding the cash out and acceleration of Company equity awards, see "—Interests of the Company's Directors and Executive Officers in the Merger—Treatment of Company Equity Awards," beginning on page 67 and "—Interests of the Company's Directors and Executive Officers in the Merger—Company Employment Agreements," beginning on page 69.

(3)
Perquisites/Benefits.    Each named executive officer is entitled to continued payment of COBRA premiums for a period of eighteen (18) months. The COBRA premium subsidy is a "double-trigger" benefit contingent upon a termination without "cause" or resignation for "good reason" during the ninety (90) days prior to or twenty-four (24) months following the effective time of the merger. The estimate of the aggregate dollar value of the COBRA premium subsidy is based on the cost of COBRA coverage for each executive officer as of January 12, 2016 and assumes that such cost remains unchanged as of February 29, 2016 (the assumed date of the effective time of the merger solely for purposes of this compensation-related disclosure). Pursuant to the terms of the proposed Lewis employment agreement, in the event that Mr. Lewis is terminated without "cause" or resigns for "good reason" one (1) week following the effective time of the merger (and after the proposed Lewis employment agreement becomes effective), he would be entitled to the same COBRA premium subsidy as described in this footnote 3.

(4)
Tax Reimbursement/Other.    None of the named executive offers are entitled to a gross-up with respect to golden parachute excise taxes or any other tax reimbursement.

(5)
William Hammond.    Mr. Hammond served as a named executive officer of the Company as of March 31, 2015, the last day of the Company's prior fiscal year, and while he remains employed by the Company, he does not currently serve as an executive officer of the Company.

Advisory Vote on Specified Compensation

        In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (nonbinding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger, the value of which is set forth in the table above under the heading "—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger," beginning on page 73. As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled 'Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments to the Company's Named Executive Officers in Connection with the Merger,' including the associated narrative discussion, is hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Purchaser. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

        Approval of the advisory resolution on executive compensation payable to the Company's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote "AGAINST" the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

        The Board (with Mr. Lewis abstaining) recommends a vote "FOR" this proposal.

Directors and Officers of the Surviving Corporation

        Subject to applicable law, the directors of Merger Sub as of the effective time of the merger shall be the initial directors of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger shall be the initial officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier resignation or removal.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 (which is generally effective for taxable years beginning after December 31, 2012), nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Common Stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, persons deemed to sell Common Stock under the constructive sale provision of the Code, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and

U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

        Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

        The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder's adjusted tax basis in such shares.

        If a U.S. holder's holding period in the shares of Common Stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Information Reporting and Backup Withholding

        Payments made to U.S. holders in exchange for shares of Common Stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). Certain U.S. holders, including corporations and certain tax-exempt organizations, are exempt from backup withholding. To avoid backup withholding, a U.S. holder that is not exempt or does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

        Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have expired or been terminated. Notification and Report Forms were filed with the Antitrust Division and the FTC on November 20, 2015. Early termination of the HSR waiting period was granted effective December 1, 2015.

        At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Purchaser or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general or foreign antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Fees and Expenses

        Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$7,100,000
Legal, accounting and other professional fees	4,600,000
SEC filing fees	54,000
Proxy solicitation, printing and mailing costs	71,000

Total	$11,825,000

        These expenses will not reduce the merger consideration to be received by our stockholders.

Anticipated Accounting Treatment of the Merger

        RealD Inc., as the surviving corporation in the merger, will account for the merger as a business combination according to the Financial Accounting Standards Board's Accounting Standards Codification Topic 805, Business Combinations, whereby in general:

          (a)   The consideration transferred by the acquirer, any noncontrolling interest in the acquiree, and the acquirer's previously held equity interest are generally recognized at their acquisition date fair values.

          (b)   The identifiable assets acquired and the liabilities assumed by the acquirer are generally recognized at their acquisition date fair values.

          (c)   If (a) exceeds (b), a goodwill asset would be recognized.

          (d)   If (b) exceeds (a), a bargain purchase gain would be recognized.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents incorporated by reference in this proxy statement, include "forward-looking statements" that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary Term Sheet," "Questions and Answers About the Special Meeting and the Merger," "Special Factors," "The Special Meeting," and "Important Information Regarding RealD" and in statements containing the words "aim," "anticipate," "are confident," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe" and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the failure to obtain stockholder approval or the failure to satisfy any other closing conditions imposed on the parties in connection with the consummation of the merger;

  •
  the ability to obtain regulatory approvals of the merger;

  •
  potential disruption of management's attention from the Company's ongoing business operations due to the transaction;

  •
  the Company's ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby;

  •
  the abilities of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions;

  •
  the abilities of the parties to satisfy the conditions to closing of the proposed transactions;

  •
  the failure of the of the merger and the other transactions contemplated by the merger agreement to be consummated in the time frame expected by the parties or at all;

  •
  the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

  •
  failure to obtain the debt financing on the terms contemplated by the debt commitment letter or at all;

  •
  the effect of the announcement of the merger on our business relationships, operating results and business generally; and

  •
  the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See "Where You Can Find Additional Information," beginning on page 142. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The Company does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 THE PARTIES TO THE MERGER

RealD

        RealD is a Delaware corporation with principal executive offices at 100 N. Crescent Drive Suite 200, Beverly Hills, California 90210. RealD is a leading global licensor of 3D and other visual technologies. RealD's extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD's core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater. A detailed description of the Company's business is contained in RealD's Annual Report on Form 10-K for the year ended March 31, 2015, which is incorporated by reference into this proxy statement. See "Where You Can Find Additional Information," beginning on page 142. In addition, see "Important Information Regarding RealD," beginning on page 119, for further information about the Company and its directors and officers.

Rhombus Cinema Holdings, LLC and Rhombus Merger Sub, Inc.

        Purchaser is a Delaware limited liability company formed by an affiliate of Rizvi Traverse Management, LLC. Merger Sub is a Delaware corporation formed by Purchaser and an indirect wholly owned subsidiary of Purchaser and wholly owned subsidiary of RT Rhombus. The principal executive offices of both Purchaser and Merger Sub are located at c/o Rizvi Traverse Management, LLC, 9465 Wilshire Blvd., Suite 840, Beverly Hills, California 90212. Both Purchaser and Merger Sub, as well as RT Rhombus, were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. For information regarding Purchaser and Merger Sub, see "Important Information Regarding Purchaser, RT Rhombus, Merger Sub and the Rizvi Filing Persons—Purchaser, RT Rhombus and Merger Sub," beginning on page 139.

 THE SPECIAL MEETING

Date, Time and Place

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on February 24, 2016, starting at 10:00 a.m. Pacific Time at the RealD Inc. offices, which are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, CA 90210, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

        The special meeting has been called for the following purposes:

  •
  to consider and vote on a proposal to adopt the merger agreement;

  •
  to approve, on an advisory (nonbinding) basis, specified compensation that may become payable to any name executive officer of the Company in connection with the merger;

  •
  to approve the adjournment of the special meeting to solicit additional proxies, if necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  •
  to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the discretion of the Board.

        The votes on executive compensation payable in connection with the merger and to approve the adjournment of the special meeting, if necessary, are separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation or adjournment and vote not to adopt the merger agreement and vice versa. Moreover, because the vote is advisory in nature only it will not be binding on either the Company or Purchaser. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and regardless of the outcome of the advisory vote.

        A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed proxy card are first being mailed to our shareholder on or about January 15, 2016.

Recommendation of the Board of Directors

        On November 8, 2015, the Board (with Mr. Lewis abstaining) unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of the Company and its unaffiliated stockholders, (ii) approved and declared advisable the merger agreement and the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company's stockholders vote for the adoption of the merger agreement.

        Mr. Lewis, the chairman of the Board and chief executive officer of RealD, who has agreed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock beneficially owned by the Rollover Investors to Purchaser (the equivalent of a $58.7 million aggregate investment based upon the per share merger consideration of $11.00), in exchange for equity securities of Purchaser, recused himself from the foregoing determination, and did not participate in the related Board vote, and approval due to his involvement in the transaction.

        Accordingly, the Board (with Mr. Lewis abstaining) unanimously recommends that you vote "FOR" the adoption of the Merger Agreement.

        The Board (with Mr. Lewis abstaining) also unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve, on an advisory (nonbinding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

        The Board (with Mr. Lewis abstaining) also unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum

        The holders of record of Common Stock as of the close of business on January 14, 2016, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 51,260,636 shares of Common Stock were outstanding.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date is necessary to establish a quorum, for purposes of conducting business at the special meeting. Any shares of Common Stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum or voting on any matters at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under the sub-heading "—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy," will not be considered to be present.

Required Vote for the Merger

        For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of Common Stock outstanding at the close of business on the record date vote for the adoption of the merger agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement. Pursuant to the voting agreement the Rollover Investors have agreed to vote all shares of Common Stock owned by them, representing, as of November 23, 2015, the last practicable date before the filing of this proxy statement, 10.4% of shares of Common Stock outstanding, in favor of adopting the merger agreement.

        Abstentions will have the same effect as a vote against the proposal but the failure to vote your shares will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

        Except in their capacities as members of the Board or, in the case of Mr. Lewis, as a member of the Board and as chief executive officer of the Company, as applicable, no officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the merger agreement or the advisory (nonbinding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger. Mr. Lewis recused himself from the Board's determination on the merger and did not participate in the Board's vote to approve and recommend the merger agreement and the merger due to his involvement in the transaction. The directors of the Company have informed the Company that, as of date of this proxy statement, they intend to vote in favor of the adoption of the merger agreement and the advisory (nonbinding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Voting; Proxies; Revocation

Attendance

        All holders of shares of Common Stock as of the close of business on January 14, 2016, the record date for voting at the special meeting, including stockholders of record and beneficial owners of Common Stock registered in the "street name" of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

        Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in "street name" through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

        To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

        If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

        Submit a Proxy by Telephone or via the Internet.    This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may submit a proxy to vote your shares by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

        Submit a Proxy Card.    If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

        If you submit a proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        If your shares are held by a bank, broker or other nominee on your behalf in "street name," your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Common Stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the adoption of the merger agreement. Under such circumstance, a "broker non-vote" would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but will have no effect on the adjournment proposal or the advisory (nonbinding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger. For shares of Common Stock held in "street name," only shares of Common Stock affirmatively voted "FOR" the adoption of the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

        Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

  •
  attending the special meeting and voting in person; or

  •
  sending written notice of revocation to the Corporate Secretary of RealD at RealD Inc., Attn: Corporate Secretary, 100 N. Crescent Drive, Suite 200, Beverly Hills, CA 90210.

        Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

        If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to revoke your proxy or submit new voting instructions.

Abstentions

        Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, "AGAINST" the adjournment proposal and "AGAINST" the advisory (nonbinding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

        We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other parties for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained Innisfree, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses.

Additional Assistance

        If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company's proxy solicitation agent and information agent in connection with the merger.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(800) 750-5834 (toll free)
(212) 750-5833 (banks and brokers collect)

        If you hold your shares through a bank, broker or other nominee, you should also call your bank, broker or other nominee for additional information.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

        The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The representations and warranties contained in the merger agreement were made only for the purposes of the merger agreement as of the specific dates therein, and were solely for the benefit of the parties to the merger agreement. The representations and warranties contained in the merger agreement may be subject to limitations agreed upon by the parties to the merger agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the merger agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement may be subject to a standard of materiality provided for in the merger agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Any material change to the terms of the merger agreement will be disclosed in subsequent filings by the Company with the SEC.

        Additional information about the Company may be found elsewhere in this proxy statement and the Company's other public filings. See "Where You Can Find Additional Information," beginning on page 142.

Structure of the Merger

        At the effective time of the merger, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will survive the merger as an indirect wholly owned subsidiary of Purchaser, and will continue to be a Delaware corporation after the merger. The second amended and restated certificate of incorporation of the Company, as appended to the merger agreement as Exhibit B, will be the certificate of incorporation of the surviving corporation until it is amended in accordance with the provisions of that certificate of incorporation or applicable law. The bylaws of the Company, as appended to the merger agreement as Exhibit C, will be the bylaws of the surviving corporation until they are amended in accordance with the provisions of those bylaws and the surviving corporation's certificate of incorporation or applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

        The closing of the merger will take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, CA 90071, on a date which shall be the second (2nd) business day after satisfaction or (to the extent permitted by law) waiver of the conditions stated in the merger agreement described under "—Conditions to the Merger," beginning on page 110 (other than those conditions that are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions) or at such other time as the parties may agree in writing. However, if the marketing period (as defined below) has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that are to be satisfied at the closing), the closing of the merger will occur on the earlier of (i) a date during the marketing period specified by Purchaser on no fewer than three (3) business days' notice to the Company or (ii) the second (2nd) business day after the end of the marketing period (subject in each case to the satisfaction or (to the extent permitted by law) waiver of the conditions stated in the merger agreement). The date on which the closing occurs is referred to as the closing date and the closing of the transactions contemplated by the merger agreement is referred to as the closing.

        The merger will become effective at the time, which we refer to as the effective time of the merger, when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Purchaser and the Company agree and specify in the certificate of merger.

        For purposes of the merger agreement, "marketing period" means the first period of eighteen (18) consecutive business days throughout and at the end of which: (a) Purchaser and its financing sources will have had access to all the required information (as defined below) and such information is and remains compliant (as defined below); (b) the mutual conditions to the merger and the conditions to Purchaser's and Merger Sub's obligation to effect the merger will be satisfied (other than conditions that are to be satisfied at the closing); and (c) nothing will have occurred and no condition will exist that would cause any of such conditions (including any conditions that are to be satisfied at the closing) to fail to be satisfied assuming the closing were to be scheduled for any time during such eighteen (18)-consecutive-business-day period; provided that (i) the marketing period will not commence until the unconsolidated balance sheet and related statements of income, equity and cash flows of the Company and its subsidiaries for the fiscal quarter ended December 31, 2015, and a managements' discussion and analysis of the conditions and results of operations, in each case in a form that could be filed with the SEC on a Quarterly Report on Form 10-Q and in a form sufficient to receive from the Company's independent accountants customary "comfort" (including "negative assurance" comfort) with respect to such financial statements and financial information, to which we refer as the December 31 information, will have been delivered to Purchaser and (ii) the marketing period shall end on any earlier date that is the date on which the proceeds of the debt financing (or of securities issued in lieu of the full amount of debt financing) are funded to Purchaser or one of its subsidiaries.

        For purposes of the merger agreement, "required information" means: information with respect to the business, operations, financial condition, projections and prospects of the Company and its subsidiaries as may be reasonably requested by Purchaser or its financing sources to satisfy a conditions precedent under the debt commitment letter (as in effect on the date of the merger agreement), including (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least ninety (90) days prior to the closing date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended subsequent to the most recent fiscal year in respect of which financial statements have been delivered pursuant to clause (i) above and at least forty-five (45) days prior to the closing date (but excluding the fourth quarter of any fiscal year), (iii) the December 31 information, and (iv) such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Purchaser to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Purchaser in its preparation of such materials), (2) risk factors relating to all or any component of the debt financing, (3) separate financial statements in respect of the Company subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities) or otherwise necessary to receive from the Company's independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary "comfort" (including "negative assurance" comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the "pricing" of any high-yield bonds being issued in lieu of any portion of the debt financing, with respect to the financial information to be included in such offering memorandum, in form and substance customary for private placements of high yield debt securities and reasonably acceptable to the Company and Purchaser.

        For purposes of the merger agreement, "compliant" means, with respect to the required information, that:

  •
  such required information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such required information not misleading;

  •
  the Company's auditors have not withdrawn any audit opinion with respect to any financial statements contained in the required information; and

  •
  the financial statements and other financial information included in such required information are, and remain throughout the marketing period, sufficient to permit the Company's auditors to deliver customary comfort letters with respect to financial information contained in the required information, including customary negative assurance comfort (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the marketing material) on any date during the marketing period.

Effect of the Merger on Common Stock

        At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger, other than any cancelled shares (as defined below) and any appraisal shares (as defined below), will be converted automatically into the right to receive $11.00 in cash, without interest, whereupon all such shares of Common Stock will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares of Common Stock will cease to have any rights with respect thereto other than the right to receive the merger consideration (without interest and less any applicable withholding taxes). The Rollover Investors, pursuant to the rollover commitment letter, have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of an approximately $58.7 million aggregate investment based upon the per share merger consideration of $11.00) in exchange for common equity securities of Purchaser.

        At the effective time of the merger, each share of Common Stock that is owned directly by the Company or Purchaser (including the shares of Common Stock to be contributed by the Rollover Investors to Purchaser immediately prior to the effective time of the merger in exchange for equity interests in Purchaser) immediately prior to the effective time of the merger, which we refer to as cancelled shares, shall be cancelled and shall cease to exist and no consideration will be delivered in exchange for such cancellation. At the effective time of the merger, each share of Common Stock owned by any direct or indirect wholly owned subsidiary of the Company or of Purchaser will, at the election of Purchaser, be either (i) converted into shares of common stock of the surviving corporation or (ii) cancelled, in which such shares shall cease to exist and no consideration will be paid in exchange for such cancellation.

        We refer to shares of Common Stock held by holders who have not voted in favor of or consented to the merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Common Stock in accordance with Section 262 of the DGCL as appraisal shares. At the effective time of the merger, each appraisal share shall not be converted into the right to receive the merger consideration, and the holders of appraisal shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. For more information on the appraisal process see "Rights of Appraisal," beginning on page 133.

        At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation, par value $0.0001, and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

        Company Stock Options.    Except as otherwise agreed between Purchaser and any individual holders of Company Stock Options, at the effective time of the merger, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Option immediately prior to the effective time and (ii) the excess, if any, of $11.00 over the exercise price per share of Common Stock subject to such Company Stock Option immediately prior to the effective time, less any applicable tax withholding. At the effective time of the merger, Company Stock Options with an exercise price per share immediately prior to the effective time of the merger that is greater than or equal to $11.00 will be cancelled for no payment or consideration.

        Company RSU Awards.    Except as otherwise agreed between Purchaser and any individual holders of Company RSU Awards, at the effective time of the merger, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU Award immediately prior to the effective time multiplied by (ii) $11.00, less any applicable tax withholding.

        Company PSU Awards.    Except as otherwise agreed between Purchaser and any individual holders of Company PSU Awards, at the effective time of the merger, each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will (i) be deemed to be fully vested with respect to any time-based vesting conditions, (ii) be deemed to satisfy any applicable performance-based conditions in accordance with the terms of the applicable award agreement and, as applicable, employment agreement governing such award, and (iii) be cancelled in exchange for the right to receive an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to such Company PSU Award satisfying the applicable performance-based vesting conditions in accordance with the foregoing multiplied by (B) $11.00, less any applicable tax withholding.

Payment with respect to Common Stock and Equity Awards in the Merger

        The conversion of Common Stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. At or prior to the effective time of the merger, Purchaser will deposit, or cause to be deposited, with a bank or trust company that will be appointed by Purchaser (and reasonably acceptable to the Company), as paying agent, in trust for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock issued and outstanding immediately prior to the effective time of the merger (other than holders of cancelled shares and appraisal shares) the merger consideration, without interest. In the event that the cash amount deposited with the paying agent is insufficient to make the aggregate payments of the merger consideration, Purchaser will promptly deposit, or cause Merger Sub to promptly deposit, additional funds with the paying agent in an amount sufficient to make such payment. Within three (3) business days following the effective time of the merger, the surviving corporation will cause the paying agent to mail to each registered holder of shares of Common Stock that were converted into the right to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or uncertificated shares held in book-entry form in exchange for the merger consideration. Holders of certificates and uncertificated shares in book-entry form will be entitled to receive merger consideration, without interest and subject to any withholding taxes, upon surrender of a duly completed and validly executed letter of transmittal, accompanied by all certificates in the case of holders of certificated shares and an "agent's message" in the case of book-entry shares.

        You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        Promptly after the effective time of the merger, but in no event later than three (3) business days after the effective time and the first full payroll cycle after the effective time, the surviving corporation will pay through its payroll system the amounts due to Company Stock Option, Company RSU Award and Company PSU Award holders.

Representations and Warranties

        The merger agreement contains representations and warranties of each of the Company and of Purchaser and Merger Sub as to, among other things:

  •
  corporate organization, existence and good standing (where applicable) and power and authority to carry on their respective businesses, including, as to the Company, with respect to its subsidiaries;

  •
  corporate power and authority to enter into the merger agreement, to perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of certain actions, suits, claims, proceedings, orders, and judgments, and, with respect to the Company and its subsidiaries, investigations;

  •
  required regulatory filings and authorizations, consents or approvals of governmental authorities;

  •
  the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, permits, law and governmental orders, in each case arising out of the execution and delivery of, consummation of the transactions contemplated by, and compliance with the provisions of, the merger agreement;

  •
  matters relating to information to be included in required filings with the SEC in connection with the merger, including this proxy statement and the Schedule 13E-3; and

  •
  the absence of any fees or commissions owed to investment bankers, financial advisors or brokers in connection with the merger, other than those specified in the merger agreement.

        The merger agreement also contains representations and warranties of the Company with respect to the following matters, among others:

  •
  the capitalization of the Company and its subsidiaries;

  •
  the approval by the Board of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger;

  •
  the vote of the Company's stockholders required to adopt the merger agreement;

  •
  the accuracy of the Company's filings with the SEC and of financial statements included in the SEC filings;

  •
  compliance with the Sarbanes-Oxley Act of 2002;

  •
  the absence of certain undisclosed liabilities for the Company and its subsidiaries;

  •
  the design and maintenance of disclosure controls and procedures and internal controls over financial reporting and the absence of certain complaints, allegations, assertions or claims with respect thereto;

  •
  the absence of "off-balance sheet arrangements";

  •
  the absence of certain changes since March 31, 2015;

  •
  conduct of business in the ordinary course of business consistent with past practices and the absence of any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, in each case since March 31, 2015;

  •
  compliance with laws since September 30, 2012, including anti-corruption laws, and possession of necessary permits and authorizations by the Company and its subsidiaries;

  •
  the truthfulness of tax returns, the timely payment of taxes, the absence of audits, the absence of tax liens and other tax matters related to the Company and its subsidiaries;

  •
  the Company's employee benefit plans and other agreements with its employees;

  •
  labor matters related to the Company and its subsidiaries;

  •
  environmental matters and compliance with environmental laws by the Company and its subsidiaries;

  •
  ownership of or rights with respect to the intellectual property of the Company and its subsidiaries and other intellectual property matters related to the Company and its subsidiaries;

  •
  the absence of stockholder rights or similar anti-takeover agreements and the inapplicability of federal or state takeover statutes;

  •
  the form of this proxy statement;

  •
  material contracts of the Company and its subsidiaries;

  •
  real property owned or leased by the Company and its subsidiaries;

  •
  exhibitor customers of the Company and its subsidiaries;

  •
  insurance policies of the Company and its subsidiaries;

  •
  good and valid title in, and good operating condition of, all of the Company's cinema systems;

  •
  absence of certain related party transactions; and

  •
  the receipt by the Board of a fairness opinion from Moelis.

        The merger agreement also contains representations and warranties of Purchaser and Merger Sub as to, among other things:

  •
  financing (as defined below) that has been committed in connection with the merger;

  •
  the approval by the board of directors of Merger Sub of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger;

  •
  the lack of ownership for the prior three (3) years of the stock of the Company by each of Purchaser, Merger Sub, or any of their affiliates;

  •
  capitalization of Merger Sub, Purchaser's ownership of Merger Sub and the absence of any previous business activities by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

  •
  the absence of certain contracts between Purchaser, Merger Sub, or any of their affiliates and any member of the Company's management or Board, except for the voting agreement and the rollover commitment letter;

  •
  an independent investigation on the part of Purchaser and Merger Sub into the prospects and business of the Company and its subsidiaries;

  •
  the validity and effectiveness of the limited guaranty; and

  •
  the solvency of the surviving corporation as of the effective time of the merger (assuming (i) the accuracy of the Company's representations and warranties, the compliance by the Company with its covenants and the satisfaction of the conditions to Purchaser's and Merger Sub's obligation to effect the merger (or the waiver of such conditions) and (ii) that the most recent financial forecasts of the Company and its subsidiaries delivered to Purchaser were prepared in good faith based upon assumptions that were and continue to be reasonable).

        Many of the representations and warranties in the merger agreement are qualified by materiality or a material adverse effect. For purposes of the merger agreement, a "material adverse effect" means, with respect to the Company:

  any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, (i) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the merger and the other transactions contemplated by the merger agreement on a timely basis or (ii) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur with respect to clause (ii) above: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its subsidiaries operate; (C) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing in this clause (C), or any changes in general legal, regulatory or political conditions; (D) any effect, change, event, circumstance or occurrence proximately attributable to the execution or announcement of the merger agreement or the consummation of the transactions contemplated thereby (other than for purposes of certain representations), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or governmental authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the merger agreement or the transactions contemplated thereby; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters; (G) any action taken by the Company or its subsidiaries that is required by the merger agreement (other than its obligations to operate in the ordinary course and consistent with past practice), taken with Purchaser's express written consent or at Purchaser's express written request or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the merger agreement (to the extent Purchaser fails to give its consent thereto after a written request with respect to the conduct of the business prior to the consummation of the merger); (H) changes resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser, Merger Sub or any of their respective affiliates; (I) changes or prospective changes in the Company's credit ratings; (J) changes in the price or trading volume of the Common Stock; or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (K) hereof) may be taken into account in the determination of a material adverse effect); any effect, change, event, circumstance or occurrence referred to in clause (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been a material adverse effect to the extent such effect, change, event, circumstance or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a material adverse effect).

        For the purpose of the merger agreement, a "material adverse effect" with respect to Purchaser or Merger Sub means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Purchaser or Merger Sub of the merger and the other transactions contemplated by the merger agreement on a timely basis.

        For purposes of the merger agreement, "financing" means, collectively, the debt financing pursuant to the debt commitment letter, the equity financing pursuant to the preferred commitment letter, the equity financing pursuant to the sponsor commitment letter, and the rollover commitment pursuant to the rollover commitment letter.

        The representations and warranties in the merger agreement do not survive completion of the merger.

        See "—Explanatory Note Regarding the Merger Agreement," beginning on page 88.

Conduct of Business Pending the Merger

        The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, subject to certain exceptions in the disclosure schedules delivered by the Company in connection with the merger agreement, except as required by law, as expressly contemplated or required by the merger agreement or as consented to by Purchaser in advance in writing, the Company will, and will cause its subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve its and their business organization substantially intact, to keep available the services of its and their officers and employees and to preserve existing relations with key customers (including certain exhibitor customers), suppliers and other persons with whom the Company or its subsidiaries have significant business or regulatory relationships, and that the Company will not, and will not permit any of its subsidiaries to, among other things (subject, in some cases, to certain exceptions):

  •
  amend the Company's certificate of incorporation or the Company's bylaws or amend in any material respect the comparable organizational document of any subsidiary of the Company;

  •
  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity or voting interests, or issue, deliver, sell or grant any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for (1) any issuance, sale or grant between or among the Company and its subsidiaries, or (2) the issuance of shares of Common Stock pursuant to the exercise or settlement of any Company Stock Options, Company RSU Awards, or Company PSU Awards outstanding on the date of the merger agreement in accordance with the terms of the applicable Company benefit plan in effect on the date of the merger agreement;

  •
  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (1) pursuant to written commitments in effect as of the date of the merger agreement with former directors or employees in connection with the termination of their services to the Company or any of its subsidiaries or (2) in connection with the satisfaction of tax withholding obligations with respect to Company Stock Options, Company RSU Awards, or Company PSU Awards, or acquisitions by the Company in connection with the net exercise of Company Stock Options;

  •
  establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except dividends and distributions paid by wholly owned subsidiaries of the Company to the Company or to any of its wholly owned subsidiaries;

  •
  split, combine, subdivide, reclassify, recapitalize or effect any other similar transaction with respect to any shares of its capital stock or other equity or voting interests;

  •
  incur, assume, guarantee or otherwise become liable for any indebtedness, except for indebtedness among the Company and any of its subsidiaries, indebtedness pursuant to the Company's existing credit facility, or any other indebtedness that can be repaid on the closing date without any prepayment or similar penalty and does exceed $250,000 in aggregate principal amount, or make any loans, capital contributions or advances to any person, other than to the Company or any subsidiary of the Company other than in the ordinary course of business consistent with past practice;

  •
  sell, lease, license, or otherwise transfer any of its businesses, assets, securities, properties, or interests, except for dispositions of obsolete, worn-out surplus supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice, transfers among the Company and its subsidiaries, pursuant to existing contracts in effect on the date of the merger agreement, or sales or other dispositions of inventory, merchandise or products in the ordinary course of business consistent with past practice;

  •
  make or authorize any capital expenditure or incur any obligations or liabilities in respect thereof that are, individually or in the aggregate, in excess of $250,000, other than as contemplated by the current capital expenditures budget set forth in the disclosure schedules delivered by the Company in connection with the merger agreement;

  •
  make any acquisition, directly or indirectly, of any business, assets, securities, properties, or interests for consideration that, individually or in the aggregate exceed $250,000, except for acquisitions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice;

  •
  hire or terminate any officer or director of the Company or any subsidiary other than "for cause," grant to any director or officer of the Company or any subsidiary any material increase in the amount, rate or terms of compensation, grant to any director or officer of the Company or any subsidiary a material increase in severance, retention, transaction incentive or termination pay, enter into any employment or consulting agreement with any director or officer for which compensation exceeds $150,000, establish, adopt, enter into or materially amend any material collective bargaining agreement or Company benefit plan, pay or agree to pay any compensation not contemplated by a Company benefit plan to any director, officer, employee or consultant of the Company or any subsidiary, grant any awards under any equity-based, bonus, incentive, performance or other compensation arrangement, or take any action to accelerate any rights, vesting, payments, or benefits under any company plan, except, in the case of each of the foregoing, in the ordinary course of business consistent with past practice or as required pursuant to the merger agreement or the terms of any Company benefit plan;

  •
  make any material change in its financial accounting methods, principals or policies, except as may be required by a change in GAAP;

  •
  adopt a plan of complete or partial liquidation, or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any material intellectual property;

  •
  fail to maintain or protect the confidentiality of any trade secret, source code, data or other information related to the business of the Company or its subsidiaries other than in a commercially reasonably manner and consistent with past practice;

  •
  mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien, other than permitted liens, any of its assets or properties, other than secure certain types of permitted indebtedness;

  •
  waive, release, assign, settle or compromise any pending or threatened action or other claim against the Company or any of its subsidiaries or any of their respective directors, officers or employees, other than those that do not require the payment, individually or in the aggregate, of more than $500,000 and do not involve any non-monetary, injunctive or equitable relief or involve the admission of wrongdoing;

  •
  other than in the ordinary course of business, make any material change in any method of tax accounting or any annual tax accounting period, make, change or rescind any material tax election, settle or compromise any material tax liability, audit claim or assessment, surrender any right to claim a material tax refund, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or waive or extend the statute of limitations with respect to any material tax other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;

  •
  grant any material refunds, credits, rebates or other allowances to any customer other than in the ordinary course of business consistent with past practice;

  •
  enter into any contract with respect to the voting or registration of the shares of the Company's or its subsidiaries' capital stock or other securities or equity interests;

  •
  fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects, provided that in the event of termination, cancellation, or lapse of a material insurance policy the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its subsidiaries as currently in effect as of the date of the merger agreement;

  •
  other than in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any material contract, waive, release or assign any material rights, claims or benefits under any material contract or enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement; enter into or extend the term or scope of any contract that purports to materially restrict the Company or any of its subsidiaries from engaging or competing in any line of business or any geographical area; or enter into any material contract that would be breached upon the consummation of the merger or would require consent of any other person in connection with the consummation of the merger;

  •
  enter into, amend, modify, waive or terminate any contract or other transaction between the Company or any of its subsidiaries, on the one hand, and any related party, on the other;

  •
  enter into or adopt any "poison pill" or any similar stockholder rights plan; or

  •
  authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

        The merger agreement also provides that, except as expressly permitted, contemplated or required by the merger agreement, as required by applicable law, or with the prior written consent of the Company, Purchaser and Merger Sub will not knowingly take, or permit any of their controlled affiliates to take, any action that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the merger or the other transactions contemplated by the merger agreement.

Other Covenants and Agreements

Non-Solicitation

        The Company must, and is required to cause each of its subsidiaries and its and their representatives to:

  •
  immediately cease any inquiries, solicitation, encouragement, discussion or negotiations with any person with respect to any takeover proposal (as defined below), or that could reasonably be expected to lead to a takeover proposal, that existed on or prior to the date of the merger agreement;

  •
  promptly, but in any event within four (4) business days of the date of the merger agreement, deliver a written notice to each person with whom the Company had engaged in negotiations or discussions on or prior to the date of the merger agreement, effective on the date of the merger agreement, to the effect that the Company is ending any discussions or negotiations with such person, and requesting that such person promptly return or destroy all nonpublic information concerning the Company and its subsidiaries previously provided to such person by the Company or any of its subsidiaries or their respective representatives; and

  •
  immediately cease all access of any person (other than the Company's representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by the merger agreement.

        The Company is prohibited from, and is required to cause each of its subsidiaries and its and their representatives to refrain from, directly or indirectly, doing or publicly announcing the intent to do, the following:

  •
  initiating, soliciting, causing, knowingly facilitating, or encouraging any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

  •
  engaging in, continuing or otherwise participating in any discussions or negotiations regarding, furnishing to any other person any nonpublic information, or affording any other person with access to the business, employees, officers, contracts, properties, assets or books and records, in each case, in connection with, or that could reasonably be expected to lead to, a takeover proposal; or

  •
  granting any waiver, amendment or release under any standstill or confidentiality agreement, or failing to enforce any standstill or confidentiality agreement unless the Board determines after consulting with outside legal counsel that the failure to grant any such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable law.

Takeover Proposals

        Notwithstanding the foregoing, if following the date of the merger agreement and prior to receipt of the Company stockholder vote to adopt the merger agreement, the Company or any of its representatives receives an unsolicited takeover proposal that did not otherwise result from a breach of the Company's non-solicitation obligations, the Company and its representatives may contact the person or group of persons making such takeover proposal solely to clarify the terms and conditions thereof or to request that any oral takeover proposal be made in writing, and if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take the following actions would be inconsistent with the exercise of fiduciary duties of the Board to the Company's stockholders under applicable law and that, after taking the following actions, such takeover proposal would reasonably be expected to result in a superior proposal, then the Company and its representatives may:

  •
  enter into an acceptable confidentiality agreement with the person or group of persons making the takeover proposal, with such acceptable confidentiality agreement containing provisions that are substantially similar to and not less favorable in the aggregate to the Company than those contained in the Company's confidentiality agreement with Rizvi (except that such confidentiality agreement need not include a standstill);

  •
  following entry into such acceptable confidentiality agreement, furnish pursuant thereto information (including nonpublic information) with respect to the Company and its subsidiaries to the person or group of persons who has made such takeover proposal; and

  •
  following entry into such acceptable confidentiality agreement, engage in or otherwise participate in discussions or negotiations with such person or group of persons making such takeover proposal.

        If the Company furnishes to the person or group of persons making a takeover proposal any written or other material information regarding the Company or its subsidiaries that has not been previously furnished or made available to Purchaser or its representatives, the Company shall promptly, within twenty-four (24) hours, furnish such information to Purchaser.

        The Company will promptly, within twenty-four (24) hours, notify Purchaser if it or its subsidiaries or its or their representatives receives a takeover proposal or any inquiry that could reasonably be expected to result in a takeover proposal. The Company must provide Purchaser with a copy of such takeover proposal (if in writing) and all materials related thereto, or with a written summary of the material terms and conditions of such takeover proposal (if made orally), the identity of the person or group of persons making such takeover proposal, and any arrangements with the Rollover Investors or their affiliates contemplated thereby. The Company must keep Purchaser reasonably informed on a prompt basis, and in any event within twenty-four (24) hours, of the status and terms of any such discussions and any material developments with respect to any such takeover proposal (including any amendments, modifications or other changes thereto) and provide to Purchaser copies of all documents, instruments and communications relating thereto. The Company and its subsidiaries will not agree to enter into any agreement with any person that prohibits the Company from providing information to Purchaser with respect to such takeover proposals.

Adverse Recommendation Change; Superior Proposals; Intervening Events

        Except as permitted by the terms of the merger agreement described below, the Board will not take any of the following actions, each of which we refer to as an adverse recommendation change:

  •
  withhold, withdraw, change, modify, amend or qualify, or otherwise propose to do any of the foregoing, in a manner adverse to Purchaser or Merger Sub or otherwise make any statement or proposal inconsistent with the Board's recommendation that stockholders adopt the merger agreement;

  •
  approve, or adopt, or recommend the approval or adoption of, or otherwise propose to recommend, approve or adopt, any takeover proposal;

  •
  fail to include in the proxy statement the Board's recommendation that stockholders adopt the merger agreement;

  •
  within six (6) business days following a written request by Purchaser following the date any takeover proposal or any material modification thereto is first published, sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Board's recommendation that stockholders adopt the merger agreement, provided that Purchaser may not make such a request on more than one occasion in respect of any takeover proposal or any material modification of a takeover proposal;

  •
  in the event of a tender offer or exchange offer for any outstanding shares of the Common Stock, fail to recommend against the acceptance of such offer by the Company's stockholders within ten (10) business days of the commencement of such action;

  •
  authorize, cause or permit the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement as referenced above, which agreements (other than an acceptable confidentiality agreement) are each referred to as a Company acquisition agreement; or

  •
  resolve, propose or agree to do any of the foregoing.

        However, at any time prior to receipt of the Company stockholder vote to adopt the merger agreement, the Board may make an adverse recommendation change in circumstances involving a takeover proposal if the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal and that the failure to make such adverse recommendation change would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law. Additionally, solely with respect to a superior proposal that was unsolicited and did not otherwise result from a breach of the Company's non-solicitation obligations, the Board may cause the Company to enter into a Company acquisition agreement with respect to such superior proposal, terminate the merger agreement and concurrently pay to Purchaser the Company termination fee (as defined below). However, the Board and the Company shall not, and shall cause the Company not to, take any of the foregoing actions unless:

  •
  the Company has given Purchaser at least four (4) business days' prior written notice of its intention to effect an adverse recommendation change and has contemporaneously provided to Purchaser a copy of the applicable superior proposal (if made in writing) or a summary of the material terms and conditions of the applicable superior proposal (if made orally), and the identity of the person or group of persons making the applicable superior proposal;

  •
  after providing such notice, the Company has negotiated, and has caused its representatives to negotiate, in good faith with Purchaser during such period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions the terms of the merger agreement such that it would cause the applicable superior proposal to no longer constitute a superior proposal; and

  •
  following the end of the applicable notice period, the Board has considered in good faith any proposed revisions by Purchaser, and has determined in good faith, after consultation with the Company's financial advisors and outside legal counsel, that the applicable superior proposal nevertheless continues to constitute a superior proposal if the revisions proposed were to be given effect.

        If the superior proposal is subsequently modified, such modified superior proposal will be deemed to be a new superior proposal, and the Company must provide written notice of such modified proposal to Purchaser and must again follow the above process prior to effecting any adverse recommendation change or termination of the merger agreement (and must do so for each subsequent modification), except that the applicable notice period shall end on the later to occur of (i) two (2) business days after the Company provides written notice of the modified superior proposal to Purchaser and (ii) the end of the original four (4)-business-day period.

        Additionally, at any time prior to receipt of the Company stockholder vote to adopt the merger agreement the Board may make an adverse recommendation change in circumstances not involving a takeover proposal if the Board has determined, taking into account any revisions proposed by Purchaser pursuant to the next sentence, in good faith and after consultation with its financial advisors and outside legal counsel, that the failure to make such adverse recommendation change due to events occurring after the date of the merger agreement that materially affect the business, assets or operations of the Company and that are not known or reasonably foreseeable on the date of the merger agreement would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law. However, prior to making such determination, the Company must (i) provide Purchaser with written information describing in reasonable detail any event that would reasonably be expected to lead to an adverse recommendation change as promptly as possible after the occurrence of such event, but at least four (4) business days before such adverse recommendation change, and keep Purchaser informed, on a current and ongoing basis, or material developments relating thereto, and (ii) negotiate, and cause its representatives to negotiate, in good faith with Purchaser during the four (4)-day period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions the terms of the merger agreement such that the failure to make such adverse recommendation change would no longer result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law.

        Nothing in the merger agreement prohibits the Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position under Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders that is required by the Board's fiduciary duties under applicable law, except that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board with respect to the merger agreement or a takeover proposal shall be deemed an adverse recommendation change unless the Board in connection with such communication publicly reaffirms its recommendation that the Company's stockholders adopt the merger agreement.

        As used in the merger agreement, "takeover proposal" means any bona fide inquiry, proposal or offer from any person or group of persons relating to:

  •
  any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, on a consolidated basis;

  •
  any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding shares of Common Stock;

  •
  any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding shares of Common Stock; or

  •
  any merger, consolidation, share exchange, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company pursuant to which such person or group of persons (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or the surviving entity in a merger involving the Company or the resulting direct or indirect acquirer of the Company or such surviving entity.

        As used in the merger agreement, "superior proposal" means a bona fide written takeover proposal (substituting "50%" for all references to "20%" in the definition of takeover proposal) that the Board has determined in good faith, after consultation with the Company's financial advisors and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, and (ii) if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the merger agreement taking into account all legal and financial terms and conditions of such takeover proposal, the identity of the person making the takeover proposal and any revisions proposed by Purchaser to the merger agreement.

Stockholders' Meeting

        The Company is required pursuant to the merger agreement to take all actions necessary in accordance with its organizational documents, applicable law and the NYSE rules to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company stockholder vote to adopt the merger agreement, which is referred to as the stockholders' meeting, regardless of whether the Board has made an adverse recommendation change, as soon as reasonably practicable after the SEC confirms that it has no further comments on the proxy statement. Subject to the provisions of the merger agreement discussed above under "—Adverse Recommendation Change; Superior Proposals; Intervening Events," unless an adverse recommendation change has been made, the Board will continue to recommend that the Company's stockholders vote in favor of adoption of the merger agreement and the Company will use its reasonable best efforts to obtain the Company stockholder vote to adopt the merger agreement. The Company may adjourn or postpone the meeting (i) with the prior written consent of Purchaser, (ii) after consultation with Purchaser, to the extent necessary to ensure that any supplement or amendment to this proxy statement (that the Board has determined in good faith after consultation with outside counsel is required to be filed and disseminated to the stockholders of the Company under applicable law) is provided to the Company's stockholders within a reasonable amount of time in advance of the stockholders' meeting and (iii) if, as of the time for which the stockholders' meeting is originally scheduled, there are insufficient shares of Common Stock (represented in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders' meeting.

        Unless the merger agreement is terminated and, to the extent required under the terms of the merger agreement, the Company pays to Purchaser the Company termination fee or the expense amount, the merger agreement does not permit the Company to submit to the vote of the Company's stockholders any takeover proposal (whether or not a superior proposal) prior to the vote of the Company's stockholders with respect to the Company stockholder vote to adopt the merger agreement at the stockholders' meeting.

        As discussed under "The Special Meeting—Recommendation of the Board of Directors," beginning on page 83, the Board unanimously recommends that stockholders vote "FOR" the proposal to adopt the merger agreement.

Efforts to Complete the Merger

        Each of the parties to the merger agreement is required by the merger agreement to cooperate with the other parties and use (and cause their respective subsidiaries to use) its respective reasonable best efforts to promptly:

  •
  take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the transactions contemplated by the merger agreement to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

  •
  obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

  •
  execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

  •
  defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement.

        The Company is required to (and to cause its subsidiaries to) take all action necessary to ensure that no takeover law becomes applicable to the merger agreement, the voting agreement, the merger, or any other transaction contemplated by the merger agreement or the voting agreement and refrain from taking any actions that would case the applicability of such laws to any of the foregoing, and if the restrictions of any takeover law do become applicable to any of the foregoing, to use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by the merger agreement and the voting agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and the voting agreement (as applicable), and otherwise lawfully eliminate or minimize the effect of such takeover law.

        The parties were required to promptly, and in no event later than ten (10) business days after the date of the merger agreement, file a required Notification and Report Forms under the HSR Act and make any filings under other applicable antitrust law. Notification and Report Forms were filed with the Antitrust Division and the FTC on November 20, 2015. The parties are required to, among other things, supply promptly additional information and documentary material that may be requested pursuant to the HSR Act or other applicable antitrust law, and take, or cause to be taken, all other actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable antitrust law and to obtain all consents under any antitrust laws that may be required by any governmental authority, so as to enable the parties hereto to consummate the merger and the other transactions contemplated by the merger agreement.

        In furtherance and not in limitation of the foregoing, each party is required to take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust law, including:

  •
  using reasonable best efforts to defend any actions challenging the merger agreement or the consummation of the transaction contemplated thereby;

  •
  executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;

  •
  selling, divesting, conveying or holding separate or otherwise taking any other action that limits Purchaser's and its subsidiaries' freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Purchaser or the Company or their respective subsidiaries, or agreeing to take such actions;

  •
  terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective subsidiaries; and

  •
  effectuating any other change or restructuring of the Company or Purchaser or their respective subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable antitrust law or to resolve any objections asserted by any governmental authority with competent jurisdiction.

        Purchaser, Merger Sub and the Company are not required to take any such actions unless they are expressly conditioned on the effectiveness of the merger, and neither the Company nor any of its subsidiaries are permitted to agree, without Purchaser's prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements with respect to the Company and its subsidiaries in connection with the foregoing requirements.

        The parties have agreed to use reasonable best efforts to:

  •
  cooperate in all respects in connection with any filing or submission with any governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement;

  •
  keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from the FTC, the Antitrust Division, or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party;

  •
  consult with the other parties with respect to information relating to the other parties that appears in any filing made with, or written materials submitted to, any third person or any governmental authority; and

  •
  to the extent permitted by the FTC or Antitrust Division or other applicable governmental authority, give the other parties the opportunity to attend and participate in meetings and conferences.

        Each of the parties is required to furnish the other party with copies of all correspondence, filings, and communications between it and any governmental authority with respect to the merger agreement and the transactions contemplated thereby, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any governmental authority.

        Purchaser has agreed to pay all filing fees to be paid in respect of the HSR Act or and other applicable antitrust laws.

Access to Information

        Subject to certain limitations and exceptions, the Company agreed to afford to Purchaser and Purchaser's representatives reasonable access during normal business hours to the officers, employees, agents, properties, contracts, books and records of the Company and its subsidiaries and furnish promptly to Purchaser and its representatives such information concerning the business, personnel, assets, liabilities and properties as Purchaser may reasonably request.

Indemnification of Directors and Officers; Insurance

        The merger agreement provides that, for a period of six (6) years after the effective time of the merger, Purchaser is required to cause the surviving corporation to indemnify and hold harmless (and to advance expenses to) each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a subsidiary of the Company, with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that such indemnitee was a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a subsidiary of the Company or (B) acts or omissions by such indemnitee in such indemnitee's capacity as a director or officer of the Company or, while serving as a director of officer of the Company, a director or officer of a subsidiary of the Company (including in connection with such indemnitee's serving at the request of the Company or such subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), in each case under clause (A) or (B), at any time prior to the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of this provision or any other indemnification or advancement right of such indemnitee), to the fullest extent permitted under applicable law. Additionally, Purchaser, for a period of six (6) years after the effective time of the merger, is required to cause, unless otherwise required by law, the certificate of incorporation and the bylaws of the surviving corporation (and the equivalent organizational or constitutional documents of each of its subsidiaries) to contain provisions no less favorable to such indemnitees with respect to limitation of liabilities of directors and indemnification of directors and officers of the Company and its subsidiaries than are set forth as of the date of the merger agreement in the Company's certificate of incorporation and bylaws (or such subsidiaries' equivalent organizational or constitutional documents), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of such indemnitees.

        None of Purchaser or surviving corporation shall settle, compromise or consent to the entry of any judgment on behalf of any indemnitee in any threatened or actual action for which indemnification has been sought or may be sought by an indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents to such settlement, compromise or consent.

        For a period of six (6) years from the effective time of the merger, Purchaser is required to cause the surviving corporation to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger (or substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous), provided that if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Purchaser shall provide or cause to be provided a policy for the applicable individuals with the most advantageous coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium. At the Company's option, the Company may purchase (or if requested by Purchaser, shall purchase), using a broker mutually selected by the Company and Purchaser acting in good faith, a six (6)-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering, without limitation, the merger and the other transactions contemplated by the merger agreement, provided that in no event shall the Company spend or commit to spend for such "tail" policies an annual premium amount in excess of 300% of the current aggregate annual premium of the Company's current policies of directors' and officers' liability insurance and fiduciary liability insurance.

Employee Matters

        Purchaser will provide, or will cause to be provided, to each individual who is employed by the Company or its subsidiaries prior to the effective time and continues in employment with Purchaser or one of its affiliates following the effective time (each referred to as a "continuing employee") (i) for a period of one (1) year following the effective time of the merger, base salary or hourly wage rate no less than that in effect immediately prior to the effective time and (ii) for a period of one hundred eighty (180) days following the effective time of the merger, severance benefits as provided for under the Company's severance policy in effect immediately prior to the effective time of the merger, without adverse modification.

        For all purposes under the benefit plans of Purchaser and its subsidiaries providing benefits to the continuing employees after the effective time of the merger (such plans are referred to as the "Purchaser plans"), each such employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors immediately before the effective time of the merger for purposes of determining eligibility to participate, level of benefits and vesting, except that the foregoing will not apply to the extent that its application would result in a duplication of benefits.

        In addition, Purchaser will, or will cause one of its affiliates to use commercially reasonable efforts to, (i) for purposes of each Purchaser plan providing medical, dental, hospital, pharmaceutical and/or vision benefits to any current or former employee of the Company, waive all pre-existing condition exclusions, waiting periods, exclusions and actively-at-work requirements of such Purchaser plan, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such employee participated immediately prior to the effective time of the merger, and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan during the calendar year in which the effective time of the merger occurs to be taken into account under such Purchaser plan for purposes of satisfying all deductible and co-payment limitations, to the extent credit would have been given under a comparable Company plan prior to the effective time of the merger.

        If the effective time of the merger occurs on or prior to June 1, 2016, the Compensation Committee of the Board will, as of the effective time, determine the level of achievement of relevant performance metrics through the effective time of the merger with respect to the Company's annual cash bonus plan for the fiscal year of the Company in which the effective time occurs, provided that (i) such determinations shall measure actual performance reasonably and in good faith in a manner consistent with the Company's past practices, to the extent reasonably practicable, (ii) in no event shall the aggregate Company annual bonuses so determined exceed the aggregate annual cash bonuses for the fiscal year immediately preceding the date of the merger agreement, and (iii) the Company shall not and shall have no obligation to pay (or cause to be paid) the Company annual bonuses earlier than the time that annual cash bonuses have been paid to Company employees in the ordinary course of business consistent with past practice. Purchaser shall, or shall cause one of its subsidiaries to, pay such annual cash bonuses to continuing employees at the time that annual cash bonuses have been paid to such employees in the ordinary course of business consistent with past practice.

Financing

        Purchaser is required by the merger agreement to use (and cause RT Rhombus to use) its reasonable best efforts to obtain the proceeds of the financing on the closing date on terms and conditions described in the commitment letters, including:

  •
  maintaining in effect the financing commitment letters (as may be amended, modified or replaced pursuant to the terms of the merger agreement);

  •
  negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt commitment letter (including, as necessary, the "flex" provisions contained in any related fee letter) (or other terms and conditions acceptable to Purchaser, subject to Purchaser's compliance with the restrictions in the merger agreement on amending, modifying or replacing the debt commitment letter);

  •
  negotiating definitive agreements with respect to the equity commitment of the Preferred Investor consistent with the terms and conditions contained in the preferred commitment letter (or other terms and conditions acceptable to Purchaser, subject to Purchaser's compliance with the restrictions in the merger agreement on amending, modifying or replacing the preferred commitment letter); and

  •
  taking into account the expected timing of the marketing period, satisfying on a timely basis all conditions in the financing commitment letters and the definitive agreements with respect to the financing applicable to Purchaser and its affiliates to obtain the financing that are within Purchaser's or such affiliates' control.

        In the event that all of the mutual conditions to the merger and all of the conditions to Purchaser's or Merger Sub's obligations to effect the merger and the conditions contained in the financing commitment letters (other than, with respect to the debt financing, the availability of the equity financing of ROEF III, the equity commitment of the Preferred Investor, and the rollover commitment of the Rollover Investors, and with respect to the equity financing of the Preferred Investor, the availability of the debt financing, the rollover commitment of the Rollover Investors and the equity commitment of ROEF III) have been satisfied (or upon funding will be satisfied), Purchaser is required to (and cause RT Rhombus to use) its reasonable best efforts to draw the full amount of the financing on the closing date.

        Purchaser may not (and will not permit RT Rhombus to), without the prior written consent of the Company, permit any amendment, supplement or modification to, termination of, or any waiver of any material provision or remedy under, or replace, the financing commitment letters if such amendment, modification, waiver, or replacement:

  •
  would (i) add new (or adversely modify any existing) conditions to Purchaser's or RT Rhombus's receipt of the financing in a manner that would materially delay consummation of the merger and the other transactions contemplated by the merger agreement or otherwise adversely affect the ability or likelihood of Purchaser to consummate the merger or the transactions contemplated by the merger agreement or (ii) be reasonably expected to materially delay the funding of the financing or otherwise make the funding of the financing or the satisfaction of the conditions to obtaining the financing less likely to occur;

  •
  reduces the aggregate amount of the financing to an amount that, when combined with the cash of the Company and its subsidiaries that is available on the closing date, is insufficient to pay the merger consideration and the other amounts contemplated by the merger agreement;

  •
  adversely affects the ability of Purchaser or RT Rhombus to enforce its rights against any of the other parties to the financing commitment letters or the definitive agreements with respect to the financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against any of such other parties to the financing commitment letters as in effect on the date of the merger agreement; or

  •
  would otherwise reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the merger and the other transactions contemplated by the merger agreement on the closing date.

        However, RT Rhombus may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the debt commitment letter as of the date of the merger agreement if doing so would not reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the merger and the other transactions contemplated by the merger agreement on the closing date.

        If any portion of the debt financing that is necessary to pay the pay the merger consideration and the other amounts contemplated by the merger agreement becomes unavailable, Purchaser is required to (i) use (and to cause RT Rhombus to use) its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the closing is to occur), alternative financing (as applicable, in an amount sufficient to replace such unavailable debt financing) from the same or other sources and on terms and conditions not materially less favorable to Purchaser and RT Rhombus than such unavailable debt financing and (ii) promptly notify the Company of such unavailability and the reason therefor. Notwithstanding anything to the contrary in the merger agreement, Purchaser shall not be required to seek (A) the equity financing of ROEF III from any source other than ROEF III, or in any amount in excess of that contemplated by, the sponsor commitment letter, (B) the equity commitment of the Preferred Investor from any source other than the Preferred Investor, or in any amount in excess of that contemplated by, the preferred commitment letter or (C) the rollover commitment of the Rollover Investors from any person other than the Rollover Investors.

        The terms of the debt commitment letter, sponsor commitment letter, preferred commitment letter and rollover commitment letter shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance with the merger agreement.

        The Company is required to, and to cause each of its subsidiaries to, and use reasonable best efforts to cause its representatives to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the debt financing, including:

  •
  making senior management and representatives of the Company reasonably available to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and any other similar sessions or presentations upon reasonable advance notice;

  •
  using reasonable best efforts to facilitate the pledging of collateral, solely with respect to the Company and its subsidiaries, effective no earlier than the closing;

  •
  assisting Purchaser in the preparation of the marketing materials and the preparation, negotiation, execution and delivery of the definitive agreements with respect to the financing;

  •
  taking such actions as are reasonably requested by Purchaser or its financing sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the debt financing;

  •
  taking all actions as may be required or reasonably requested by Purchaser or its financing sources in connection with the repayment of the existing Company debt (including providing customary payoff letters and releases of all related liens) upon the closing;

  •
  using reasonable best efforts to cause its independent auditors to cooperate with the debt financing and to provide certain specified assistance;

  •
  taking such actions as may be required to permit any cash and cash equivalents of the Company and its subsidiaries to be made available on the closing date to finance, in part, the transactions contemplated by the merger agreement;

  •
  using its reasonable best efforts to ensure that the debt financing benefits from the existing lending relationships of the Company and its subsidiaries;

  •
  delivering to Purchaser the required information;

  •
  providing a certificate of the chief financial officer or other senior financial officer of the Company with respect to solvency matters as of the closing on a pro forma basis in an agreed form;

  •
  using reasonable best efforts to deliver to Purchaser the December 31 information by February 1, 2016; and

  •
  furnishing Purchaser and its financing sources with documentation and other information required under applicable "know your customer" and anti-money laundering rules and regulations.

        The foregoing notwithstanding:

  •
  neither the Company nor any of its subsidiaries shall be required to enter into any certificate or agreement that is effective before the effective time of the merger;

  •
  nothing in the merger agreement requires such cooperation by the Company and its subsidiaries and its and their representatives to the extent it would, in connection with any debt financing other than the debt financing contemplated by the debt commitment letter as in effect on the date of the merger agreement, impose on the Company or any of its subsidiaries or any of its and their representatives any meaningfully greater burden, obligation, time commitment or other commitment than those that would have been imposed on them in the context of the debt financing contemplated by the debt commitment letter as in effect on the date of the merger agreement;

  •
  none of the Company, any of its subsidiaries or affiliates or any persons who are directors or officers of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the debt financing prior to the closing; and

  •
  neither the Company nor any of its subsidiaries or affiliates shall be required to (A) pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the debt financing prior to the closing, or (B) take any action that would conflict with or violate the Company's or any of its subsidiaries' organizational documents or any laws.

        In addition, the Company and its subsidiaries are not required to be an issuer or other obligor with respect to the debt financing prior to the closing.

        Purchaser is required to reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company, any of its subsidiaries or affiliates or their respective representatives in connection with the cooperation described above on the earlier of the closing date and the termination of the merger agreement. Purchaser is also required to indemnify and hold harmless the Company, its subsidiaries and their respective representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Purchaser in connection with the financing and any information utilized in connection therewith (other than information provided by the Company or any of its subsidiaries or affiliates), except in the event such losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, its subsidiaries or their respective representatives.

Other Covenants

        The merger agreement contains additional agreements between the Company, Purchaser and Merger Sub relating to, among other matters:

  •
  the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  the coordination of press releases and other public announcements or filings relating to the merger agreement or the transactions contemplated therein;

  •
  the notification of certain matters and the defense or settlement of any stockholder litigation in connection with the merger agreement;

  •
  actions to cause the disposition of equity securities of the Company held by each person or group who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

  •
  delivery by Purchaser of the written consent of the sole stockholder of Merger Sub adopting the merger agreement; and

  •
  the de-listing of the Common Stock from the NYSE and termination of the Company's registration under the Exchange Act.

Conditions to the Merger

        Each party's obligation to effect the merger is subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by Purchaser, Merger Sub and the Company) of the following conditions on or prior to the closing date:

  •
  that the holders of a majority of the outstanding shares of Common Stock entitled to vote at the stockholder's meeting shall have voted to adopt the merger agreement;

  •
  that the waiting period (or any extensions thereof) applicable to the consummation of the merger under the HSR Act, and any other applicable antitrust laws with respect to which a filing with the applicable governmental authority is required with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement (as reasonably determined by Purchaser acting in good faith), shall have expired or been terminated; and

  •
  that no government authority will have issued an order or enacted a law that is in effect and that prohibits, restrains or makes illegal the consummation of the merger.

        The obligations of the Company to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by the Company) of the following additional conditions on or prior to the closing date:

  •
  (i) that the representations and warranties of Purchaser and Merger Sub regarding organization and standing, authority and noncontravention, and brokers and other advisors must be true and correct both as of the date of the agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies and (ii) the other representations and warranties of Purchaser and Merger Sub must be true and correct, both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Purchaser material adverse effect contained in such representations and warranties), would not reasonably be expected to have, individually or in the aggregate, a Purchaser material adverse effect, and the Company must have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser to such effect; and

  •
  that Purchaser and Merger Sub must have performed or complied, in all material respects, with their respective obligations required to be performed or complied with under the merger agreement on or prior to the closing date, and the Company must have received a certificate signed by them on behalf of Purchaser and Merger Sub by an officer of Purchaser to such effect.

        The respective obligations of Purchaser and Merger Sub to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, the waiver in writing by Purchaser and Merger Sub) of the following conditions on or prior to the closing date:

  •
  (i) the representations and warranties of the Company with respect to organization, standing and subsidiaries, capital stock, authority and noncontravention, voting requirements, rights agreement and anti-takeover provisions, and brokers and other advisors must be true and correct both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) the other representations and warranties of the Company must be true and correct both as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company material adverse effect contained in such representations and warranties) would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, and Purchaser must have received a certificate signed on behalf of the Company by an officer of the Company to such effect;

  •
  the Company must have performed or complied, in all material respects, with its obligations required to be performed or complied with under the merger agreement on or prior to the closing date, and Purchaser must have received a certificate signed by it on behalf of the Company by an officer of the Company to such effect; and

  •
  since the date of the merger agreement, there must not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect.

        Additionally, if the marketing period has not ended when all of the conditions to closing are satisfied, then the closing will occur on the earlier of (i) a date during the marketing period specified by Purchaser on no fewer than three (3) business days' notice to the Company and (ii) the second business day after the end of the marketing period, subject in each case to the satisfaction or waiver of all the conditions to closing.

        None of the Company, Purchaser or Merger Sub may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party's material breach of any of its obligations under the merger agreement.

Termination

        The Company and Purchaser may terminate the merger agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Purchaser may terminate the merger agreement if:

  •
  the merger has not been completed by April 6, 2016, which we refer to as the end date, provided that such termination right is not available to any party whose material breach of its obligations under the merger agreement was the principal cause of or resulted in the failure of the merger to be consummated on or before the end date;

  •
  any governmental authority issues a final and nonappealable order that prohibits, restrains or makes illegal the consummation of the merger; or

  •
  the stockholders' meeting (including any adjournments or postponements thereof) has concluded and the merger agreement has not been adopted by the affirmative vote of the holders of the majority of outstanding shares of Common Stock entitled to vote at the stockholders' meeting, which termination right is referred to as the "no vote" termination right.

Purchaser may terminate the merger agreement if:

  •
  the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure would result in a failure of Purchaser's and Merger Sub's conditions to their obligations to effect the merger relating to the Company's representations, warranties, covenants and agreements to be satisfied, and which breach is either incapable of being cured by the end date or is not cured by the earlier of thirty (30) days following delivery of written notice of such breach or failure and the end date; provided that Purchaser or Merger Sub is not then in material breach of its representations, warranties, agreements or covenants, which termination right is referred to as the Company breach termination right;

  •
  prior to the receipt of the Company stockholder vote to adopt the merger agreement, the Board effects an adverse recommendation change; or

  •
  prior to the receipt of the Company stockholder approval, the Company has materially breached its obligations in the non-solicitation provision as described in "—Non-Solicitation" beginning on page 98 or its obligations with respect to the stockholders' meeting as described in "—Stockholders' Meeting," beginning on page 102.

        The Company may terminate the merger agreement if:

  •
  Purchaser or Merger Sub breaches any of its representations and warranties or fails to perform any of its covenants or agreements, which breach or failure would result in a failure of the Company's conditions to its obligation to effect to the merger relating to Purchaser's or Merger Sub's representations, warranties, covenants and agreements to be satisfied and which breach or failure is either incapable of being cured by the end date, or is not cured by the earlier of thirty (30) days following delivery of written notice of such breach or failure and the end date, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants, which termination right is referred to as the Purchaser breach termination right;

  •
  prior to the receipt of the Company stockholder approval, the Board has received a superior proposal and the Company has complied with its non-solicitation obligations described in "—Non-Solicitation,—Takeover Proposals and—Adverse Recommendation Change; Superior Proposals; Intervening Events," the Board has determined in good faith, following consultation with its financial advisors and outside legal counsel, that the failure to accept such superior proposal would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable law, and prior to or concurrent with such termination, the Company pays Purchaser the Company termination fee as described in "—Company Termination Fee," beginning on page 113, which termination right is referred to as the superior proposal termination right; or

  •
  (i) the marketing period has ended and all mutual conditions to the merger and all of the conditions to Purchaser's and Merger Sub's obligation to effect the merger have been satisfied (other than those conditions that are to be satisfied at the closing, so long as each condition would have been satisfied at the time of termination if such time were the closing), (ii) the Company has irrevocably confirmed in writing after the end of the marketing period that all mutual conditions to the merger and all of the conditions to the Company's obligation to effect the merger have been satisfied (other than those conditions that are to be satisfied at the closing, so long as each condition would have been satisfied at the time of termination if such time were the closing) or waived and remain satisfied or waived and that the Company is prepared to close the merger, (iii) Purchaser fails to consummate the merger within two (2) business days following the date that the consummation of the merger was required to have occurred pursuant to the merger agreement and (iv) the Company stood ready, willing and able to consummate the merger at all times during such two (2)-business-day period immediately following the date on which the Company provided such written notice, which is referred to as the financing failure termination right.

Termination Fees; Reimbursement of Expenses

Company Termination Fee

        The Company will pay to Purchaser a fee of $24 million in cash, which we refer to as the Company termination fee, if the merger agreement is terminated:

  •
  by Purchaser, prior to the receipt of the Company stockholder vote to adopt the merger agreement, because the Board effects an adverse recommendation change or the Company has materially breached its obligations under the non-solicitation provision as described in "—Non-Solicitation," beginning on page 98 or its obligations with respect to the stockholders' meeting as described in "—Stockholders' Meeting," beginning on page 102;

  •
  by the Company, prior to the receipt of the Company stockholder vote to adopt the merger agreement, pursuant to the superior proposal termination right;

  •
  by the Company or Purchaser pursuant to the "no vote" termination right if, prior to such termination, the Board made an adverse recommendation change; or

  •
  by the Company or Purchaser because the merger is not consummated by the end date or pursuant to the "no vote" termination right, or by Purchaser pursuant to the Company breach termination right, any person has made or announced a takeover proposal after the date of the merger agreement and prior to such termination, and the Company enters into a definitive agreement with respect to, or consummates, a takeover proposal within twelve (12) months after the termination of the merger agreement.

Expenses

        If the merger agreement is terminated by the Company or Purchaser pursuant to the "no vote" termination right, the Company within three (3) business days of such termination must pay Purchaser out-of-pocket fees and expenses incurred by Purchaser or Merger Sub in connection with the merger agreement and transactions contemplated thereby (including the financing and any regulatory approvals) in an amount not to exceed $6 million, which amount is referred to as the expense amount. The expense amount will be credited against any Company termination fee paid to Purchaser at a later date.

Purchaser Termination Fee

        Purchaser will pay to the Company a fee of $29 million in cash, to which we refer as the Purchaser termination fee, in the event that the merger agreement is terminated by the Company:

  •
  pursuant to the Purchaser breach termination right; or

  •
  pursuant to the financing failure termination right.

        Subject to the Company's specific performance rights described below, the Company's right to receive the Purchaser termination fee, any amounts owed pursuant to Purchaser's reimbursement and indemnification obligations described above in "—Financing," beginning on page 60, and any amounts owed to reimburse the Company for all costs and expenses incurred in the collection of any overdue amount or in respect of interest on any overdue amount, in each case from Purchaser in accordance with the terms and conditions of the merger agreement, or from ROEF III pursuant to the limited guaranty in accordance with the terms and conditions thereof, is the sole and exclusive remedy of the Company against (i) Purchaser, Merger Sub, or ROEF III, (ii) any Rollover Investor, Preferred Investor, lender or other financing source of Purchaser, including each party to the financing commitment letters, and their respective affiliates, representatives, successors and assigns, and (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any person named in clause (i), and any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing for any liability, cost, expense, obligation, loss or damages suffered as a result of, in connection with, or otherwise related to any breach of any representation, warranty, covenant or agreement or the failure of the transactions contemplated by the merger agreement to be consummated or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Expenses

        Subject to certain exceptions contained in the merger agreement and as described in this summary of the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur the expenses.

Specific Performance; Amendments and Waivers

        The parties are entitled to an injunction, specific performance, and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms thereof. Notwithstanding the foregoing, the Company is entitled to specific performance to cause Purchaser to cause the full funding of the equity commitment of ROEF III pursuant to the terms and conditions of the sponsor commitment letter and the rollover commitment of each of the Rollover Investors pursuant to the terms and conditions of the rollover commitment letter and to cause Purchaser to effect the closing of the merger only if (i) the marketing period has ended and all mutual conditions to the merger and conditions to Purchaser's and Merger Sub's obligation to effect the merger have been satisfied or waived (other than those conditions that are to be satisfied at the closing of the transactions, but subject to the satisfaction of such conditions), (ii) the debt financing (or alternative financing), the equity financing of the Preferred Investors (or alternative financing) and the rollover commitment of the Rollover Investors have been funded or will be funded on the closing date in accordance with the terms thereof, (iii) Purchaser fails to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the equity commitment of ROEF III, the equity commitment of the Preferred Investors, the rollover commitment of the Rollover Investors and the debt financing are funded, then it would take such actions as are required of it or are otherwise in its control to cause the closing to occur.

AGREEMENTS INVOLVING COMMON STOCK

Voting Agreement

        In connection with the merger agreement, Purchaser entered into a voting agreement with the Rollover Investors, which we refer to as the voting agreement, pursuant to which the Rollover Investors have agreed, subject to certain conditions, to vote, or cause to be voted, all shares of Common Stock beneficially owned by them:

  •
  in favor of the adoption of the merger agreement and the approval of the terms thereof, and the transactions contemplated thereby;

  •
  in favor of any other improved proposal pursuant to which Purchaser or any of its affiliates proposes to acquire the Company in which stockholders of the Company would receive consideration per share of Common Stock having a value equal to or greater than the consideration to be received by the Company stockholders in the merger, in accordance with the "matching rights" provided to Purchaser under, and subject to the terms of, the merger agreement;

  •
  in favor of any adjournment or postponement recommended by the Company with respect to the merger agreement, the merger or any such improved proposal by Purchaser or any of its affiliates;

  •
  against any other third-party acquisition proposal; and

  •
  against any proposal, action or agreement that would (i) impede, delay, interfere with, prevent or nullify any provision of the voting agreement, the merger agreement or the merger, or would otherwise adversely affect the timely consummation of the merger, (ii) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company under the merger agreement, or (iii) change in any manner the dividend policy or capitalization of, including the voting rights or any class of capital stock of, the Company.

        The voting agreement also restricts the Rollover Investors from transferring or agreeing to transfer any shares of Common Stock beneficially owned by them prior to the effective time of the merger and from entering into discussions or solicitations with respect to alternate transactions, but does not restrict Mr. Lewis from taking or refraining from taking any action in his capacity as an officer of the Company or as a member of the Board.

        The voting agreement will terminate at the effective time of the merger or, if earlier, the date of the termination of the merger agreement. As of January 14, 2016, the latest practicable date prior to the filing of this proxy statement, the Rollover Investors held shares of Common Stock representing approximately 10.4% of the Company's total number of issued and outstanding shares of capital stock.

Rollover Commitment Letter

        In connection with the merger agreement, Purchaser entered into the rollover commitment letter with the Rollover Investors pursuant to which the Rollover Investors have committed to contribute, immediately prior to the consummation of the merger, a total of 5,338,319 shares of Common Stock to Purchaser (the equivalent of an approximately $58.7 million aggregate investment based upon the per share merger consideration of $11.00) in exchange for common equity securities of Purchaser. See "Special Factors—Financing—Rollover Financing," beginning on page 64.

        In addition, the rollover commitment letter provides that on the closing date of the merger, each Rollover Investor will enter into an amended and restated limited liability company agreement of Purchaser in accordance with a previously negotiated term sheet that will govern the rights and obligations of the equity holders of Purchaser following consummation of the merger, including certain restrictions on transfers of the equity interests of Purchaser and certain board designation rights, consent rights, rights of first offer, tag-along rights, drag-along rights, preemptive rights and registration rights with respect to the equity interests of Purchaser. The rollover commitment letter also provides that on the closing date of the merger, Mr. Lewis will enter into a previously negotiated employment agreement with the Company. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger," beginning on page 67.

 PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

        No provision has been made (i) to grant the Company's unaffiliated stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

 IMPORTANT INFORMATION REGARDING REALD

Company Background

        RealD is a leading global licensor of 3D and other visual technologies. RealD's extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD's core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater. A detailed description of RealD's business is contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which is incorporated by reference in this proxy statement. See "Where You Can Find Additional Information," beginning on page 142.

        The Common Stock is listed with, and traded on, the NYSE under the symbol "RLD."

        If the merger agreement is adopted by RealD stockholders at the special meeting and the merger is completed as contemplated, RealD will survive the merger and will continue its operations as a private company and an indirect wholly owned subsidiary of Purchaser.

        During the past five (5) years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers

        The Board presently consists of six members. The persons listed below are the executive officers and directors of RealD as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the Board or until the earlier of his or her resignation or removal.

        Michael V. Lewis co-founded the Company and has served as Chief Executive Officer and Chairman of our Board since 2003. Prior to co-founding RealD, Mr. Lewis was Chief Executive Officer and co-founder of L-Squared Entertainment, a digital entertainment studio, from 1994 to 2003. While at L-Squared, he served as Producer on the 3D IMAX motion picture The Magic Box and as Co-Producer on T-Rex: Back to the Cretaceous. Prior to L-Squared, Mr. Lewis was Senior Vice President of InterMedia/FilmEquities Inc., a media investment banking and advisory company. Mr. Lewis's experience as our Chairman and Chief Executive Officer and involvement with our formation, along with his knowledge of our business, management skills and performance brings a unique perspective to our Board.

        Andrew A. Skarupa currently serves as our Chief Financial Officer. Mr. Skarupa has served as our Chief Financial Officer since 2005 and served as our Chief Operating Officer from 2005 to 2013. Prior to joining RealD, Mr. Skarupa served from 2004 to 2005 as Vice President of Finance at WaterMark Sports, a designer and producer of outdoor products. Before WaterMark, Mr. Skarupa served as Chief Financial Officer of Alliant Protection Services, an electronics security company, from 2002 to 2004. Before joining Alliant, Mr. Skarupa served as Vice President of Finance for Free-PC, an idealab network company acquired by eMachines. Prior to Free-PC, Mr. Skarupa served as Vice President of Finance for idealab. Mr. Skarupa joined idealab after working at MiniMed, a publicly held medical device manufacturer. Prior to MiniMed, Mr. Skarupa was an auditor at Deloitte & Touche in Los Angeles. Mr. Skarupa is a licensed CPA.

        Leo Bannon re-joined RealD in October 2011 and currently serves as our Executive Vice President, Consumer. Prior to re-joining RealD, from May 2008 to August 2010, he served as President and Chief Operating Officer of Moxtek, a manufacturer of optical components. From March 1999 to March 2007, Mr. Bannon served as President and Chief Executive Officer of ColorLink, a photonics company that focused on liquid crystal displays and optical filter technologies. At ColorLink, Mr. Bannon established a variety of joint ventures, technology license agreements and key partnerships, including an alliance with RealD to develop RealD's first cinema system, which led to RealD's acquisition of ColorLink in 2007. Earlier in his career from January 1996 to March 1999, Mr. Bannon served as President of the Balzers Thin Films Division of Balzers AG, a supplier of thin film coatings and components. Mr. Bannon received a Bachelor of Science degree in chemical engineering from the University of Rhode Island and an MBA from Wilmington College.

        Vivian W. Yang joined RealD on April 1, 2014 and was appointed Executive Vice President, General Counsel and Secretary on July 23, 2014. Prior to joining RealD, Ms. Yang served as the Senior Vice President & General Counsel of CityGrid Media since 2009. Ms. Yang also held the positions of Senior Counsel, Corporate & Distribution of Sony Pictures Entertainment from 2007 to 2009, Senior Vice President of Business Affairs, Finance and Administration at Time Warner's Global Media Group from 2001 to 2007, and Vice President and General Counsel at eCompanies Wireless from 2000-2001. Ms. Yang started her legal career at Latham & Watkins. Before attending law school, Ms. Yang was a Senior Accountant at KPMG and was a licensed Certified Public Accountant. She received her J.D. from Georgetown University Law Center and her B.S. from Pennsylvania State University. Ms. Yang is admitted to the California and New York bar.

        Anthony Marcoly was appointed as RealD's President of Worldwide Cinema on January 6, 2015, having previously served as Strategic Adviser since October, 2010. Prior to joining RealD, Mr. Marcoly served as the President of Paramount Pictures International Limited at Paramount Pictures Corporation since October 28, 2011. Mr. Marcoly spent twenty-six (26) years with The Walt Disney Company and served as its President of Walt Disney Studios Motion Pictures International. Prior to this, he served as Executive Vice President of Distribution & Acquisitions at Buena Vista International (A $700 million subsidiary of the Walt Disney Company renamed Walt Disney Studios Motion Pictures Int'l in 2006). His Disney positions included leadership roles in distribution as Senior Vice President Distribution and Director level roles in Sales and Finance. Mr. Marcoly's industry awards include Cinema Expo Distributor of the Year in 2004 and CineAsia Distributor of the Year in 1997. Mr. Marcoly holds a BA in business administration from California State University, Long Beach and an MBA in finance and marketing from Pepperdine University.

        Frank J. Biondi has served on our Board since the completion of our IPO on July 21, 2010. Since 1999, Mr. Biondi has been a senior managing director of WaterView Advisors LLC, a private equity fund specializing in media, and a director of ViaSat, Inc., Amgen, Inc., Cablevision Systems Corporation and Seagate Technology. Mr. Biondi was a director of The Bank of New York Mellon from 1995 to 2008, Harrah's Entertainment (now Caesars Entertainment) from 2002 to 2008 and Hasbro, Inc. from 2002 to 2015. Mr. Biondi was a director of Yahoo! Inc. from 2008 to 2010. Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios from 1996 to 1998 and President and Chief Executive Officer of Viacom Inc. from 1987 through 1996. Mr. Biondi has been a director of over fifteen (15) public companies during his career. Mr. Biondi graduated from Princeton University with a bachelor's degree in psychology in 1966 and graduated from Harvard University with a master's degree in business administration in 1968. Mr. Biondi has management advisory experience, experience as a director of public companies and experience in the media and entertainment industry.

        Richard L. Grand-Jean has served on our Board since the completion of our IPO on July 21, 2010. From 2008, until his retirement on April 1, 2013, Mr. Grand-Jean was a managing director of Hall Capital Partners LLC, leading the firm's business development efforts. From 1992 through 2008,

Mr. Grand-Jean was President of Global Film Equity Corp, an investment and consulting firm. From 2001 through 2008, Mr. Grand-Jean was also President of Abel's Hill Capital Corp., a firm specializing in providing advisory services largely for media and entertainment companies. From 1971 to 1992, Mr. Grand-Jean was a partner and managing director of Salomon Brothers. Mr. Grand-Jean graduated from Princeton University with a bachelor's degree in public affairs in 1964, and graduated from University of Chicago School of Law with a juris doctorate in 1967. Mr. Grand-Jean has management experience and experience in the media and entertainment industry.

        David Habiger has served on our Board since July 2011. Mr. Habiger is currently the Interim Chief Executive Officer and a director of Textura Corporation (NASDAQ: TXTR), a leading provider of on-demand business collaboration and software to the commercial construction industry. He is a Senior Advisor to Silver Lake Partners and a Venture Partner at Pritzker Group. From June 2011 to July 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd. until it was acquired by Cisco Systems in July 2012. Previously, Mr. Habiger worked with the founding members of Sonic Solutions (NASDAQ: SNIC), or Sonic, from 1992 to March 2011, was President and Chief Executive Officer of Sonic from September 2005 to February 2011 and was a director of Sonic from October 2010 to March 2011. Mr. Habiger is also a member of the Board of directors of Control4 (NASDAQ: CTRL), DTS (NASDAQ: DTSI) and Echo Global (NASDAQ: ECHO). Mr. Habiger graduated from St. Norbert College with a bachelor's degree in business media in 1991, and graduated from University of Chicago with a Master's in Business Administration in 1998. Mr. Habiger brings to our Board extensive experience in the digital media and entertainment industries and indepth knowledge and understanding of the consumer electronics industry.

        P. Gordon Hodge has served on our Board since 2010. Mr. Hodge is the Managing Member of Tracker Research LLC, an investment research company formed in 2013 and General Partner of Tracker Partners LP, a long-short media and consumer focused fund. He was also the Managing Member of El Molino Media LLC, a company formed in 2009 to invest in and acquire out-of-favor media assets. Prior to joining our Board, he was a founding partner and managing director of Thomas Weisel Partners LLC, a publicly-traded investment banking firm where he covered media, entertainment and internet sectors as a research analyst from 1999 to 2007 and as an investment banker from 2007 to 2009. Mr. Hodge graduated from Stanford University with a master's degree in business administration in 1992, and graduated from the University of Washington with a bachelor's degree in business in 1986. Mr. Hodge brings to our Board extensive financial experience, experience in the entertainment industry, management experience and independence.

        Sherry Lansing has served on our Board since the completion of our IPO on July 21, 2010. Since 2006, Ms. Lansing has been a director of Qualcomm Incorporated. Since 2009, Ms. Lansing has also been a director of Dole Food Company, Inc. Ms. Lansing is the founder and chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the chair of the Motion Picture Group of Paramount Pictures, where she oversaw the release of more than 200 motion pictures, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the motion picture industry's first female to oversee all aspects of a studio's motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, and the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing graduated from Northwestern University with a bachelor's degree in speech, and a minor in English and mathematics. Ms. Lansing has management experience, experience as a director of public companies and experience in the media and entertainment industry.

Prior Public Offerings

        On July 15, 2010, the SEC declared effective our Registration Statement on Form S-1 for our initial public offering of 12,500,000 shares of our common stock, which included 6,500,000 shares sold by selling stockholders and 6,000,000 shares sold by the Company at a price of $16.00 per share. 1,875,000 additional shares were subsequently sold by selling stockholders pursuant to the underwriters' option to purchase additional shares at a price of $16.00 per share. On July 21, 2010, we completed our initial public offering. We received net proceeds of $81.9 million from the offering, after deducting the underwriting discounts and commissions and offering expenses payable by us. The Company did not receive any proceeds from the sale of the shares by the selling stockholders.

        On December 6, 2010, the SEC declared effective our registration of securities in an underwritten secondary offering of 7,815,001 shares on behalf of certain selling stockholders at a price of $27.75 per share. 1,172,250 additional shares were subsequently sold by the selling stockholders pursuant to the underwriters' option to purchase additional shares at a price of $27.75 per share. On December 10, 2010, we completed our secondary offering. The selling stockholders received all of the net proceeds from the offering after deducting the underwriting discounts and commissions.

Selected Historical Financial Information

        Set forth below is certain selected historical financial information relating to RealD. The historical selected financial data as of and for the years ended March 31, 2015, March 31, 2014, March 31, 2013, March 23, 2012 and March 25, 2011 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2015 and September 30, 2014, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management's discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by references to such reports and all of the financial information and notes contained therein. For additional information, see "Where You Can

Find Additional Information," beginning on page 142. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Six months ended September 30,		Fiscal year ended
			March 31, 2015	March 31, 2014	March 31, 2013	March 23, 2012	March 25, 2011
(in thousands, except per share data)	2015	2014(1)
Operations Data:
Net revenue	92,021	102,987	163,463	199,234	215,552	246,628	246,136
Cost of revenue	43,156	47,414	82,685	103,975	125,360	117,938	178,396
Gross profit	48,865	55,573	80,778	95,259	90,192	128,690	67,740
Operating expenses:
Research and development	6,471	10,110	19,474	19,685	19,454	16,500	15,582
Selling and marketing	10,102	11,111	21,719	27,137	25,266	27,682	24,139
General and administrative	28,355	23,150	49,370	50,596	47,830	42,189	35,835
Total operating expenses	44,928	44,371	90,563	97,418	92,550	86,371	75,556
Operating income (loss)	3,937	11,202	(9,785)	(2,159)	(2,358)	42,319	(7,816)
Interest expense, net	(770)	(885)	(1,634)	(2,255)	(1,483)	(971)	(919)
Other income (loss)	(1,581)	(1,176)	(4,419)	(679)	(982)	782	6,182
Income tax expense	2,178	3,963	7,909	6,117	5,064	5,105	4,272
Net income (loss)	(592)	5,178	(23,747)	(11,210)	(9,887)	37,025	(6,825)
Accretion of preferred stock	—	—	—	—	—	—	(4,934)
Net income (loss) attributable to RealD Inc. common stockholders	(592)	5,178	(23,822)	(11,406)	(9,690)	36,869	(12,289)
Basic earnings (loss) per share of common stock	$(0.01)	$0.10	$(0.48)	$(0.23)	$(0.19)	$0.68	$(0.29)
Diluted earnings (loss) per share of common stock	$(0.01)	$0.10	$(0.48)	$(0.23)	$(0.19)	$0.65	$(0.29)
Shares used in computing basic earnings (loss) per share of common stock	51,034	49,828	50,042	49,504	52,345	54,352	41,933
Shares used in computing diluted earnings (loss) per share of common stock	51,034	51,962	50,042	49,504	52,345	56,852	41,933

(1)
During the third quarter of fiscal year 2015, the Company identified certain errors and, accordingly, performed additional analyses and supplementary review procedures, following the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 250 Accounting Changes and Error Corrections and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 1 Financial Statements. Upon completion of these procedures, the Company concluded that the effects of the errors were not material to any prior year previously reported amounts but are material to previously reported interim amounts for the first and second quarters of fiscal year 2015. Accordingly, in the third quarter ended December 31, 2014 Form 10-Q, the Company restated certain previously reported interim condensed consolidated balance sheet, condensed consolidated statements of operations and condensed consolidated statements of cash flows amounts to correct these errors (also see Note 2,

  "Effect of certain correction on certain financial statements" from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2014).

	Fiscal second quarter end September 30,		Fiscal year end
			March 31, 2015	March 31, 2014	March 31, 2013	March 23, 2012	March 25, 2011
(in thousands)	2015	2014(1)
Balance Sheet Data:
Cash and cash equivalents	$76,925	$49,903	$60,333	$28,800	$31,020	$24,894	$16,936
Total assets	253,306	252,626	229,644	247,182	273,648	302,175	280,147
Total indebtedness (including short-term indebtedness)	38,016	33,570	29,840	36,250	47,500	25,000	2,310
Total equity	$152,852	$166,426	$146,343	$150,834	$149,189	$197,606	$145,100

(1)
During the third quarter of fiscal year 2015, the Company identified certain errors and, accordingly, performed additional analyses and supplementary review procedures, following the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 250 Accounting Changes and Error Corrections and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 1 Financial Statements. Upon completion of these procedures, the Company concluded that the effects of the errors were not material to any prior year previously reported amounts but are material to previously reported interim amounts for the first and second quarters of fiscal year 2015. Accordingly, in the third quarter ended December 31, 2014 Form 10-Q, the Company restated certain previously reported interim condensed consolidated balance sheet, condensed consolidated statements of operations and condensed consolidated statements of cash flows amounts to correct these errors (also see Note 2, "Effect of certain correction on certain financial statements" from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2014).

	Six months ended September 30,		Fiscal year ended
			March 31, 2015	March 31, 2014	March 31, 2013	March 23, 2012	March 25, 2011
(in thousands)	2015	2014(1)
Other Financial Data:
Capital expenditures	$8,103	$12,411	$17,430	$22,335	$34,290	$61,468	$102,643
Depreciation and amortization	18,787	20,005	39,999	40,300	33,131	28,266	15,737
Adjusted EBITDA(2)	31,750	41,511	52,034	65,122	57,926	96,598	54,621
Cash flows provided by (used in):
Operating activities	17,494	34,829	51,847	35,700	79,697	43,001	35,098
Investing activities	(8,103)	(12,332)	(17,367)	(21,784)	(37,900)	(57,469)	(87,031)
Financing activities	8,159	(1,865)	(4,645)	(16,283)	(35,786)	22,426	55,735
Free cash flow(3)	$9,391	$22,418	$34,417	$13,365	$45,407	$(18,467)	$(67,545)

(1)
During the third quarter of fiscal year 2015, the Company identified certain errors and, accordingly, performed additional analyses and supplementary review procedures, following the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 250 Accounting Changes and Error Corrections and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 1 Financial Statements. Upon completion of these procedures, the Company concluded that the effects of the errors were not material to any prior year previously reported amounts but are material to previously reported interim amounts for the first and second quarters of fiscal year 2015. Accordingly, in the third quarter ended December 31, 2014 Form 10-Q, the Company restated certain previously reported interim condensed consolidated balance sheet, condensed consolidated statements of operations and condensed consolidated statements of cash flows amounts to correct these errors (also see Note 2, "Effect of certain correction on certain financial statements" from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2014).

(2)
Adjusted EBITDA.    We define Adjusted EBITDA as net income (loss) plus expenses for interest, income taxes, depreciation, amortization, impairment and stock-based compensation plus net foreign exchange loss (gain) plus net other income (loss) plus expenses under our 2014 Credit Agreement for the non-U.S. GAAP categories "restructuring charges, severance costs and reserves" and "non-recurring expenses". We do not consider the preceding adjustments to be indicative of our core operating performance.

(3)
Free cash flow.    We define free cash flow as total cash provided by (used in) operating activities less cash used in purchases of property and equipment and cash used in purchases of cinema systems and related components.

        Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations and our liquidity in that period. Non-U.S. GAAP adjustments to our results prepared in accordance with U.S. GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and free cash flow should not be construed as an inference that our future results will be unaffected by unusual, infrequent or non-recurring items.

        Set forth below is a reconciliation of Adjusted EBITDA to net loss for the following periods indicated:

	Six months ended September 30,		Fiscal year ended
			March 31, 2015	March 31, 2014	March 31, 2013	March 23, 2012	March 25, 2011
(in thousands)	2015	2014(9)
Net income (loss)	$(592)	$5,178	$(23,747)	$(11,210)	$(9,887)	$37,025	$(6,825)
Add (deduct):
Interest expense, net	770	885	1,634	2,255	1,483	971	919
Income tax expense	2,178	3,963	7,909	6,117	5,064	5,105	4,272
Depreciation and amortization	18,787	20,005	39,999	40,300	33,131	28,266	15,737
Other loss(1)	1,581	1,176	4,419	679	982	(782)	(6,182)
Share-based compensation expense(2)	7,341	8,233	14,898	17,741	18,474	15,744	8,950
Exhibitor option expense(3)	—	—	—	—	—	—	36,447
Impairment of assets and intangibles(4)	811	1,468	5,023	4,522	8,679	10,269	1,128
Management fee(5)	—	—	—	—	—	—	175
Cost reduction plan(6)	186	603	1,373	4,718	—	—	—
Non-recurring expenses(7)	688	—	526	—	—	—	—

Adjusted EBITDA(8)	$31,750	$41,511	$52,034	$65,122	$57,926	$96,598	$54,621

(1)
Consists of gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)
Represents share-based compensation expense of nonstatutory and incentive stock options, restricted stock units and performance stock units, and employee stock purchase plan to employees, non-employees, officers and directors.

(3)
Represents stock options granted to some of our motion picture exhibitor licensees. The amounts are recorded as contra revenue in the consolidated financial statements.

(4)
Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(5)
Expenses under our Credit Agreement for the non-U.S. GAAP categories "restructuring charges, severance costs and reserves" and "non-recurring expenses" (also see the "Cost reduction plans" caption above).

(6)
Expenses under our Credit Agreement for the non-U.S. GAAP category "non-recurring costs and expenses". In fiscal year ended March 31, 2015, these expenses represent advisory fees related to our strategic alternatives process.

(7)
Represents payment of management fees to our Series C mandatorily redeemable convertible preferred stock holder (included in general and administrative expense), which were terminated upon the completion of our IPO.

(8)
Adjusted EBITDA is not a recognized measurement under U.S. GAAP. For a definition of Adjusted EBITDA and reconciliation to net income (loss), the comparable U.S. GAAP item, see the entirety of this "Non-U.S. GAAP discussion".

(9)
During the third quarter of fiscal year 2015, the Company identified certain errors and, accordingly, performed additional analyses and supplementary review procedures, following the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 250 Accounting Changes and Error Corrections and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 1 Financial Statements. Upon completion of these procedures, the Company concluded that the effects of the errors were not material to any prior year previously reported amounts but are material to previously reported interim amounts for the first and second quarters of fiscal year 2015. Accordingly, in the third quarter ended December 31, 2014 Form 10-Q, the Company restated certain previously reported interim condensed consolidated balance sheet, condensed consolidated statements of operations and condensed consolidated statements of cash flows amounts to correct these errors (also see Note 2, "Effect of certain correction on certain financial statements" from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2014).

        We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plans, in analyzing the effectiveness of our business strategies, in evaluating potential acquisitions, in making compensation decisions and in communications with the Board concerning our financial performance. Adjusted EBITDA also aligns with the similarly titled definition in our Credit Agreement and is used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Adjusted EBITDA has limitations as an analytical tool which includes, among others, the following:

  •
  Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

  •
  non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

  •
  Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement. Our consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with U.S. GAAP.

        Beginning in the first quarter of fiscal year 2014, we modified our definition of Adjusted EBITDA to align with the Adjusted EBITDA definition under our expanded credit facility. As a result, we no longer add back sales and use tax and property tax to calculate Adjusted EBITDA for financial reporting purposes.

        We have not provided any pro forma data giving effect to the proposed merger as we do not believe such information is material to our stockholders in evaluating the proposal to adopt the merger agreement, since the proposed merger consideration is all cash and the Common Stock would cease to be publicly traded if the proposed merger is completed.

        We also have not provided any separate financial information for Purchaser or Merger Sub since each entity was formed in connection with the merger and has no independent operations.

Ratio of Earnings to Fixed Charges

        The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

Ratio of Earnings to Fixed Charges
(in thousands)

	Six months ended September 30,
			Fiscal year ended March 31,			Fiscal year ended March 23, 2012	Fiscal year ended March 25, 2011
	2015	2014(1)	2015	2014	2013
Earnings (losses)
Pre-tax net income (loss)	$1,586	$9,141	$(15,838)	$(5,093)	$(4,823)	$42,130	$(2,553)
Fixed charges	770	885	1,634	2,255	1,483	971	919
Non-controlling interest income (loss)	—	—	75	196	(197)	156	530

Total earnings (losses)	$2,356	$10,026	$(14,129)	$(2,642)	$(3,537)	$43,257	$(1,104)
Fixed charges
Interest expense	$770	$885	$1,634	$2,255	$1,483	$971	$919

Total fixed charges	$770	$885	$1,634	$2,255	$1,483	$971	$919
Ratio of earnings to fixed charges	3.06	11.33	(8.65)	(1.17)	(2.39)	44.55	(1.20)

(1)
During the third quarter of fiscal year 2015, the Company identified certain errors and, accordingly, performed additional analyses and supplementary review procedures, following the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 250 Accounting Changes and Error Corrections and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 1 Financial Statements. Upon completion of these procedures, the Company concluded that the effects of the errors were not material to any prior year previously reported amounts but are material to previously reported interim amounts for the first and second quarters of fiscal year 2015. Accordingly, in the third quarter ended December 31, 2014 Form 10-Q, the Company restated certain previously reported interim condensed consolidated balance sheet, condensed consolidated statements of operations and condensed consolidated statements of cash flows amounts to correct these errors (also see Note 2, "Effect of certain correction on certain financial statements" from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2014).

Book Value Per Share

        Our net book value per share as of September 30, 2015 was approximately $3.00 per share (calculated based on approximately 51,042,000 shares outstanding as of such date).

Market Price of the Company's Common Stock

        The Common Stock is traded on NYSE under the symbol "RLD."

        The following table sets forth during the periods indicated the high and low sales prices of Common Stock:

	Market Price
	High	Low
Fiscal year ended March 31, 2016
First quarter	$13.34	$11.82
Second quarter	$13.10	$8.66
Third quarter	$10.93	$9.35
Fiscal year ended March 31, 2015
First quarter	$13.18	$9.83
Second quarter	$12.32	$8.97
Third quarter	$11.97	$9.07
Fourth quarter	$13.53	$10.13
Fiscal year ended March 31, 2014
First quarter	$16.05	$12.64
Second quarter	$14.09	$6.58
Third quarter	$9.44	$6.19
Fourth quarter	$11.95	$7.65

        The closing sale price of our common stock on November 6, 2015, which was the last trading day before the merger was publicly announced, was $10.57 per share, compared to which the merger consideration represents a premium of approximately 4%. The $11.00 merger consideration represents a premium of approximately 19% to the closing market price of the Common Stock on October 1, 2014, the last unaffected trading day prior to the announcement by Starboard of its nonbinding indication of interest to purchase all outstanding shares of Common Stock.

        We have never declared or paid any cash dividends on our common stock. We intend to retain our future earnings, if any, to fund our growth, and therefore, we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our credit facility restricts us from paying cash dividends in excess of $10 million during the term of the credit agreement.

Security Ownership of Certain Beneficial Owners and Management

        Percentage of beneficial ownership is based on 51,260,636 shares of Common Stock outstanding as of January 12, 2016. Unless otherwise indicated, the address for the following stockholders is c/o RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210.

	Common Stock
Shares Beneficially Owned(1)	Shares	%
Directors, director nominees and executive officers
Michael V. Lewis(2)	6,515,819	12.4%
Andrew A. Skarupa(3)	330,400	*
Leo Bannon(4)	291,019	*
Vivian W. Yang(5)	74,962	*
Anthony Marcoly(6)	3,283	*
Frank J. Biondi	67,646	*
Richard L. Grand-Jean	59,546	*
David Habiger	52,099	*
P. Gordon Hodge	62,246	*
Sherry Lansing	59,546	*
All current directors, director nominees and executive officers as a group (10 persons)	7,516,566	14.4%
5% or greater stockholders
T. Rowe Price Associates, Inc.(7)	3,877,600	7.7%
Bares Capital Management, Inc.(8)	7,364,319	14.5%
BlackRock, Inc.(9)	3,023,300	6.0%
The Vanguard Group(10)	2,643,029	5.2%
Starboard Value LP(11)	4,950,000	9.8%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within sixty (60) days of January 12, 2016 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Consists of:    (i) 5,288,336 shares of common stock held by Michael V. Lewis, Trustee of the MVL Trust dated August 3, 2010, (ii) 49,983 shares of common stock held by Mr. Lewis; and (iii) 1,177,500 shares of common stock underlying options that are exercisable by Mr. Lewis within sixty (60) days of January 12, 2016. Mr. Lewis is the sole trustee of the trust and has sole voting and investment power over all of the shares held by the trust.

(3)
Consists of:    (i) 48,610 shares of common stock held by Mr. Skarupa, (ii) 275,498 shares of common stock underlying options that are exercisable within 60 days of January 12, 2016 and (iii) 6,292 shares of common stock underlying restricted stock unit awards that will vest within 60 days of January 12, 2016.

(4)
Consists of:    (i) 30,049 shares of common stock held by Mr. Bannon, (ii) 255,937 shares of common stock underlying options that are exercisable within 60 days of January 12, 2016 and (iii) 5,033 shares of common stock underlying restricted stock unit awards that will vest within sixty (60) days of January 12, 2016.

(5)
Consists of:    (i) 11,332 shares of common stock held by Ms. Yang, (ii) 59,969 shares of common stock underlying options that are exercisable within 60 days of January 12, 2016 and (iii) 3,661 shares of common stock underlying restricted stock unit awards that will vest within 60 days of January 12, 2016.

(6)
Consists of 3,283 shares of common stock held by Mr. Marcoly.

(7)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 10, 2015 by a joint filing group consisting of T. Rowe Price Associates, Inc., which we refer to as T. Rowe Associates, and T. Rowe Price Science & Technology Fund, Inc., which we refer to as T. Rowe Fund, and which we refer to together with T. Rowe Associates as the T. Rowe Entities, which indicated that (i) T. Rowe Associates has beneficial ownership of all of the reported shares and sole voting power with respect to 696,900 shares, shared voting power with respect to no shares and sole dispositive power with respect to all of the reported shares and (ii) T. Rowe Fund has beneficial ownership and sole voting power with respect to 2,906,400 of the reported shares. The address of the T. Rowe Entities is 100 East Pratt St., Baltimore, MD 21202.

(8)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on August 10, 2015 by a joint filing group consisting of Bares Capital Management, Inc., which we refer to as Bares Capital, and Brian Bares, who we refer to as Bares and who we refer to together with Bares Capital, as the Bares Entities, which indicated that (i) Bares Capital has beneficial ownership of 7,102,434 shares and sole voting power and sole dispositive power with respect to no shares and (ii) Bares has beneficial ownership of 7,364,319 shares of the reported shares and sole voting power and sole dispositive power with respect to 261,885 of the reported shares. The Bares Entities share voting and dispositive power with respect to all of the reported shares beneficially owned by Bares Capital. Bares Entities address is 12600 Hill Country Blvd., Suite R-230, Austin, TX 78738.

(9)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on January 30, 2015 by BlackRock, Inc., which we refer to as Blackrock, which indicated that such entity has beneficial ownership of all the reported shares and sole voting power with respect to 2,903,152 shares and sole dispositive power with respect to 3,019,304 shares. Blackrock's address is 55 East 52nd Street, New York, NY 10022.

(10)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, which we refer to as Vanguard, which indicated that such entity has beneficial ownership of all reported shares and sole voting power with respect to 61,493 shares; sole dispositive power with respect to 2,583,636 shares and shared dispositive power with respect to 59,393 shares. Vanguard's address is 100 Vanguard Blvd., Malvern, PA. 19355.

(11)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on October 29, 2014 by a joint filing group consisting Starboard Value LP, which we refer to as Starboard Value LP, Starboard Value and Opportunity Master Fund LTD, which we refer to as Starboard V&O Fund, Starboard Value and Opportunity S LLC, which we refer to as Starboard S LLC, Starboard Value and Opportunity C LP, which we refer to as Starboard CLP, Starboard Value R LP, which we refer to as Starboard R LP, Starboard Value R GP LLC, which we refer to as Starboard R GP, and which we refer to together with Starboard R LP and Starboard C LP as the Starboard R/C Entities, Starboard Value GP LLC, which we refer to as Starboard Value GP, Starboard Principal Co LP, which we refer to as Principal Co, Starboard Principal Co GP LLC, which we refer to as Principal GP and which we refer together with Principal GP, Principal Co, Starboard Value GP and Starboard Value LP as the Starboard Value Entities, Jeffrey C. Smith, who we refer to as Smith, Mark R. Mitchell, who we refer to as Mitchell, and Peter A. Felt, who we refer to as Felt, and together with Mitchell and Smith, who we refer to as the Starboard Partners, which indicated (i) that the Starboard Value Entities have beneficial ownership of all the reported shares and sole voting power and sole dispositive power with respect to all the reported shares; (ii) that the Starboard Partners have beneficial ownership of all of the reported shares and shared voting power and shared dispositive power with respect to all of the reported shares; (iii) that the Starboard V&O Fund has beneficial ownership of 2,892,754 of the reported shares and sole voting and sole dispositive power with respect to 2,892,754 of the reported shares; (iv) that the Starboard R/C Entities have beneficial ownership of 378,813 of the reported shares and sole voting power and sole dispositive power with respect to 378,813 of the reported shares; and (v) that Starboard S LLC has beneficial ownership of 687,374 of the reported shares and sole voting and sole dispositive power with respect to 687,374 of the reported shares. The address of the Starboard Value Entities, the Starboard R/C Entities, Starboard S LLC and the Starboard Partners is 777 Third Avenue, 18th Floor, New York, New York 10017. The address of Starboard V&O Fund is 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 days

        Other than the merger agreement and agreements entered into in connection therewith, including the rollover commitment letter and the voting agreement, the Company, the Rollover Investors, the Rizvi Filing Persons, Purchaser, RT Rhombus, Merger Sub and their respective affiliates have not made any transactions with respect to the Common Stock during the past sixty (60) days.

Transactions in Common Stock by the Company During the Past Two Years

        The Company has not engaged in transactions in Common Stock in the last two (2) years.

  Transactions in Common Stock by the Rollover Investors During the Past Two Years

        In addition to (i) the rollover commitment letter, as discussed in "Agreements Involving Common Stock—Rollover Commitment Letter," beginning on page 116; and (ii) the voting agreement, as discussed in "Agreements Involving Common Stock—Voting Agreement," beginning on page 116, the Rollover Investors have entered into the following transactions with respect to shares of Common Stock during the past two (2) years.

	Shares Issued to Mr. Lewis in Settlement of Vested Restricted Stock Units	Disposition of Shares held Directly by Mr. Lewis	Disposition of Shares Beneficially Held through the MVL Trust	Approximate Dollar Amount of Transaction
January 1, 2014	5,117	2,246	—	$43,699
April 1, 2014	5,117	1,924	—	$57,873
May 23, 2014	11,526	4,332	—	$134,969
July 1, 2014	5,117	1,924	—	$60,381
October 1, 2014	2,572	967	—	$23,842
November 21, 2014	11,526	5,089	—	$128,515
January 1, 2015	2,572	1,127	—	$30,350
April 1, 2015	2,572	1,127	—	$33,230
July 1, 2015	2,572	967	—	$31,893
July 28, 2015	—	—	27,100	$329,265

Transaction in Common Stock by the Rizvi Filing Persons, RT Rhombus, Purchaser and Merger Sub During the Past Two Years

        None of the Rizvi Filing Persons, Purchaser, RT Rhombus or Merger Sub has made any purchases of Common Stock during the past two years.

RIGHTS OF APPRAISAL

        The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as "Section 262," which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Under Section 262, holders of shares of capital stock of RealD who do not vote in favor of the adoption and approval of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

        ANY HOLDER OF CAPITAL STOCK OF REALD WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER'S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CAPITAL STOCK OF REALD, REALD BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

        Any holder of capital stock of RealD wishing to exercise appraisal rights must, before the vote on the adoption and approval of the merger agreement at the special meeting at which the proposal to adopt and approve the merger agreement will be submitted to the stockholders, deliver to RealD a written demand for the appraisal of the stockholder's shares, and not vote in favor of the adoption and approval of the merger agreement. A holder of capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption and approval of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the Merger Agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the merger agreement. The demand must reasonably inform RealD of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

        Only a holder of record of shares of capital stock of RealD is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to RealD at:

RealD Inc.
100 N. Crescent Drive, Suite 200
Beverly Hills, California 90210
Attn: Corporate Secretary

        At any time within (sixty) 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to RealD, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date of the merger will require written approval of RealD, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within sixty (60) days after the effective date of the merger. If RealD, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

        Within ten (10) days after the effective date of the merger, RealD, as the surviving corporation, must notify each holder of capital stock of RealD who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal

        Within one hundred twenty (120) days after the effective date of the merger, but not thereafter, RealD, as the surviving corporation, or any holder of capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. RealD, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that RealD as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within one hundred twenty (120) days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from RealD as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after a written request therefor has been received by RealD as the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from RealD as the surviving corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of shares of capital stock of RealD and a copy thereof is served upon RealD as the surviving corporation, RealD as the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

        After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although RealD believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Purchaser, Merger Sub nor RealD anticipate offering more than the applicable merger consideration to any stockholder of RealD exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of capital stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        If a petition for appraisal is not timely filed, then the right to an appraisal will extinguish. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

 MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless RealD has received contrary instructions from one or more of the stockholders. RealD will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to RealD, 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, Attn: Corporate Secretary, or by calling (310) 385-4000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

 SUBMISSION OF STOCKHOLDER PROPOSALS

        If the merger is completed, we may not hold an annual meeting of stockholders for our 2015 fiscal year. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a FY 2015 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such FY 2015 annual meeting will be held. If the FY 2015 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our FY 2015 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

        Any proposal that a stockholder wishes to include in proxy materials for our FY 2015 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received no later than January 31, 2015 and must be submitted in compliance with the rule. Proposals should be directed to RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the FY 2015 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.4 of our Bylaws, and must be received at our principal executive offices no later than November 31, 2015. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.4 of our bylaws.

        Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any stockholder proposal at the address listed above after November 30, 2015, that is intended to be presented at the FY 2015 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

IMPORTANT INFORMATION REGARDING PURCHASER, RT RHOMBUS, MERGER SUB, AND THE RIZVI FILING PERSONS

Purchaser, RT Rhombus and Merger Sub

        Purchaser is a Delaware limited liability company. RT Rhombus is a Delaware corporation and wholly owned subsidiary of Purchaser. Merger Sub is a Delaware corporation and a wholly owned subsidiary of RT Rhombus and an indirect wholly owned subsidiary of Purchaser. The principal executive offices of Purchaser, RT Rhombus and Merger Sub are located at c/o Rizvi Traverse Management, LLC, 9465 Wilshire Blvd., Suite 840, Beverly Hills, California 90212. Each of Purchaser, RT Rhombus and Merger Sub are affiliates of the Rizvi Filing Persons (as defined below) and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. None of Purchaser, RT Rhombus or Merger Sub has engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of RT Rhombus and indirect wholly owned subsidiary of Purchaser. Purchaser is owned directly by and acts through its sole member, ROEF III, a Delaware limited partnership.

        During the past five years, none of Purchaser, RT Rhombus or Merger Sub and none of RT Rhombus' or Merger Sub's directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of Purchaser, RT Rhombus or Merger Sub and none of RT Rhombus' or Merger Sub's respective directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Set forth below for each of the directors and executive officers of RT Rhombus and Merger Sub is his respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Mr. Kohn and Mr. Bower are citizens of the United States of America. The principal address of each director and executive officer listed below is c/o Rizvi Traverse Management, LLC, 9465 Wilshire Blvd., Suite 840, Beverly Hills, California 90212, telephone number (310) 786-7443.

        Bernhard L. Kohn III—Director and President of each of RT Rhombus and Merger Sub. Mr. Kohn is also a managing director of Rizvi Traverse GP III LP, LLC and managing partner of Rizvi Traverse Management, LLC. He has been with Rizvi Traverse Management, LLC since March 2005.

        Hayden Bower—Director and Secretary of each of RT Rhombus and Merger Sub. Mr. Bower is a managing director of Rizvi Traverse Management, LLC. He has been with Rizvi Traverse Management, LLC, since 2007.

The Rizvi Filing Persons

        Rizvi Opportunistic Equity Fund III, L.P. is a Delaware limited partnership formed for the purpose of engaging in the private equity and leveraged buyout business. ROEF III's principal address is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, Michigan 48009, and its telephone number is (248) 594-4751. Rizvi Traverse GP III, LLC, is a Delaware limited liability and acts as the sole general partner of Rizvi Opportunistic Equity Fund III, L.P. Rizvi Traverse GP III, LLC is also engaged, directly or indirectly, in the private equity and leveraged buyout business. Rizvi Traverse GP III, LLC's principal address is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, Michigan 48009, and its telephone number is (248) 594-4751. Each of Rizvi Opportunistic Equity Fund III, L.P. and Rizvi Traverse GP III, LLC is referred to herein collectively as the Rizvi Filing Persons.

        Set forth below for each managing director of Rizvi Traverse GP III, LLC is his respective principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such managing director. Each person identified below is a United States citizen. During the last five (5) years, none of Rizvi Opportunistic Equity Fund III, L.P., Rizvi Traverse GP III, LLC or any of Rizvi Traverse GP III, LLC's managing directors listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Suhail Rizvi—Managing Director, Rizvi Traverse GP III, LLC. Mr. Rizvi is also the co-founder and Chief Investment Officer of Rizvi Traverse Management, LLC. He has been with Rizvi Traverse Management, LLC since March 2005. Mr. Rizvi's principal address is c/o Rizvi Traverse Management, LLC, 575 Madison Avenue, 7th Floor, New York, New York 10022, telephone number (646) 385-8700.

        John A. Giampetroni—Managing Director, Rizvi Traverse GP III, LLC. Mr. Giampetroni is also the co-founder and Chief Operating Officer of Rizvi Traverse Management, LLC. He has been with Rizvi Traverse Management, LLC since March 2005. Mr. Giampetroni's principal address is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, Michigan 48009, telephone number (248) 594-4751.

        Bernhard L. Kohn III—Managing Director, Rizvi Traverse GP III, LLC. Mr. Kohn is also a managing partner of Rizvi Traverse Management, LLC. He has been with Rizvi Traverse Management, LLC since March 2005. Mr. Kohn's principal address is c/o Rizvi Traverse Management, LLC, 9465 Wilshire Blvd., Suite 840, Beverly Hills, California 90212, telephone number (310) 786-7443.

 IMPORTANT INFORMATION REGARDING THE ROLLOVER INVESTORS

        Mr. Lewis's biographical information is set forth in "Important Information Regarding RealD—Directors and Executive Officers," beginning on page 119. The MVL Trust is a trust established by Mr. Lewis for estate planning purposes, of which Mr. Lewis is the sole trustee. The MVL Trust has not engaged in any material business activities other than to serve as a trust for assets of Mr. Lewis. Neither Mr. Lewis nor The MVL Trust have any affiliates who own Common Stock. The principal business address of each Rollover Investor is 100 North Crescent Drive, Suite 200, Beverly Hills California 90210, Attention: Michael V. Lewis and (310) 385-4000.

        During the last five (5) years, none of the Rollover Investors has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company's reasonable expenses in furnishing such exhibit) to the General Counsel, RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210.

        Because the merger is a "going private" transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, a copy of each of which is being mailed to stockholders together with the copy of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting (except with respect to any reference in such document to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995):

  •
  Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2015;

  •
  Amended Annual Report on Form 10-K/A for the Fiscal Year Ended March 31, 2015;

  •
  Quarterly Reports on Form 10-Q for the Quarters Ended September 30, 2015 and June 30, 2015; and

  •
  Current Reports on Form 8-K, filed with the SEC on November 9, 2015, December 3, 2015, December 10, 2015, December 29, 2015 and January 12, 2016.

        We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 15, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

REALD INC.,

RHOMBUS CINEMA HOLDINGS, LLC

and

RHOMBUS MERGER SUB, INC.

Dated as of November 8, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 8, 2015, by and among RealD Inc., a Delaware corporation (the "Company"), Rhombus Cinema Holdings, LLC, a Delaware limited liability company ("Purchaser") and Rhombus Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Purchaser ("Merger Sub").

        WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement, be merged (the "Merger") with and into the Company, with the Company surviving the Merger and becoming a wholly owned Subsidiary of Purchaser as a result of the Merger;

        WHEREAS, the board of directors (the "Board of Directors") of the Company has (a) determined that it is in the best interests of the Company and its stockholders (other than the Rollover Investors), and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) subject to Section 5.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the respective boards of directors (or equivalent governing bodies) of Purchaser and Merger Sub have (a) determined that it is in the best interests of Purchaser and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of Purchaser's and Merger Sub's willingness to enter into this Agreement, Michael V. Lewis and the MVL Trust dated August 3, 2010, in their respective capacities as stockholders of the Company, are entering into a voting agreement (the "Voting Agreement") with Purchaser pursuant to which, among other things, such stockholders have agreed to vote all of the shares of the Company Common Stock controlled by such stockholders in favor of the transactions contemplated by this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of Purchaser's and Merger Sub's willingness to enter into this Agreement, Michael V. Lewis and the MVL Trust dated August 3, 2010 (collectively, the "Rollover Investors") are entering into a rollover commitment letter (the "Rollover Commitment Letter") with Purchaser, pursuant to which, subject to the terms and conditions contained therein, the Rollover Investors have committed to transfer, contribute and deliver all of the shares of the Company Common Stock held by the Rollover Investors (the "Rollover Shares") to Purchaser immediately prior to the Effective Time in exchange for equity interests in Purchaser; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the Company's willingness to enter into this Agreement, Rizvi Opportunistic Equity Fund III, L.P. (the "Guarantor") has duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the "Guaranty") in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        SECTION 1.02.    Closing.     The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Purchaser on no fewer than three (3) Business Days' notice to the Company and (b) the second Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VI for the Closing as of the date the Closing is to occur pursuant to this proviso). The Closing shall be held at the offices of Latham & Watkins LLP at 355 South Grand Avenue, Los Angeles, CA 90071. Notwithstanding the foregoing, the Closing may take place at such other date, time or place to which Purchaser and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        SECTION 1.03.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the "Certificate of Merger"). At or prior to the Closing, the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Purchaser and the Company shall agree and shall specify in the Certificate of Merger. The time the Merger becomes effective is referred to in this Agreement as the "Effective Time."

        SECTION 1.04.    Effects of the Merger.     The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.05.    Certificate of Incorporation and Bylaws.     At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.07) and (b) the bylaws of the Company shall be amended and restated in their entirety to be in the form attached hereto as Exhibit C and, as so amended and restated, shall be the bylaws of the

Surviving Corporation until thereafter amended as provided therein and the certificate of incorporation of the Surviving Corporation or by applicable Law (subject to Section 5.07).

        SECTION 1.06.    Directors of the Surviving Corporation.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time and shall continue in office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

        SECTION 1.07.    Officers of the Surviving Corporation.     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

        SECTION 2.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Purchaser, Merger Sub or the holder of any shares of common stock, par value $0.0001, of the Company (the "Company Common Stock") or any shares of capital stock of Purchaser or Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Corporation.

          (b)    Cancelation of Treasury Stock and Purchaser-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.    Each share of Company Common Stock that is owned by the Company as treasury stock or that is owned by Purchaser (including the Rollover Shares) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Purchaser shall not represent the right to receive the Merger Consideration and shall be, at the election of Purchaser, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled, in which case such shares shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of common stock of the Surviving Corporation in accordance with Section 2.01(b) and any Appraisal Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $11.00, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") and each holder of shares of Company Common Stock held in uncertificated book-entry form ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b), without interest and subject to any withholding Taxes.

          (d)    Appraisal Rights.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), and the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. The Company shall promptly notify Purchaser of any written demands received by the Company for appraisal of any shares of Company Common Stock and any attempted withdrawals of such demands or other instruments received by the Company relating to stockholders' rights of appraisal, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser or as otherwise required by an Order, make any payment with respect to, or settle or offer to settle, any such demands.

        SECTION 2.02.    Exchange of Shares.     (a) Paying Agent. Prior to the Closing Date, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the payment of the Merger Consideration required by Section 2.01(c) and, in connection therewith, shall, prior to the Closing Date, enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Purchaser shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration required by Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). Pending its disbursement to the holders of Company Common Stock, the Exchange Fund shall be invested by the Paying Agent as directed by Purchaser in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion. Any interest and other income from such investments may be paid to Purchaser at its discretion. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(c), Purchaser shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Common Stock, and to promptly make the payments to be made by the Paying Agent as provided for in this Article II. The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement. Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

          (b)    Payment Procedures.    As soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each registered holder of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock formerly represented by such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent), and which shall be in such form and shall have such other customary provisions as Purchaser and the Company may reasonably agree prior to the Closing Date, including a customary release of claims by the holder against the Company, the Board of Directors of the Company, Purchaser and its Affiliates, including claims arising out of or related to this Agreement and the transactions contemplated thereby, and (ii) instructions for use in effecting the surrender of such Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or receipt of an "agent's message" by the Paying Agent or such other evidence of transfer as the Paying Agent may reasonably request in the case of Book-Entry Shares, together with the associated letter of transmittal, duly completed and validly executed in accordance with such letter's instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration payable for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, without interest, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate so surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. For the avoidance of doubt, payment of the applicable Merger Consideration with respect to each Book-Entry Share shall be made upon delivery by the holder of such Book-Entry Share of a duly executed letter of transmittal in accordance with this Section 2.02(b) and such holder shall not be required to surrender any Certificate. Until surrendered as contemplated by this Section 2.02(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as required by Section 2.01(c), subject to any withholding Taxes and without interest.

          (c)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or such Book-Entry Shares and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be canceled and exchanged as provided in this Article II.

          (d)    Termination of the Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of the Merger Consideration that may be payable upon surrender of any Certificates or Book Entry Shares held by such holders, as determined pursuant to this Agreement, in each case without interest thereon and subject to any applicable withholding Taxes.

          (e)    No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of Purchaser, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Shares shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

          (g)    Withholding Rights.    Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder, or any provision of U.S. state or local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Options, RSUs or PSUs in respect of which such deduction and withholding was made.

        SECTION 2.03.    Company Equity Awards.     (a) At or prior to the Effective Time, the Company shall take such actions as are necessary (including (x) obtaining any resolutions of the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans, and (y) taking all actions necessary under Treasury Regulation 1.409A-3(j)(4)(ix)(B) to effect the termination and payment as contemplated below of any RSUs and PSUs that constitute "nonquliafied deferred compensation" within the meaning of Code Section 409A), providing any necessary notices (subject to Purchaser's advance review and approval, such approval not to be unreasonably withheld, conditioned or delayed), and obtaining any necessary consents, in each case, if any, to provide that:

              (i)  subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each unexercised option to purchase shares of Company Common Stock (each, an "Option"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and terminated, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Option multiplied by (B) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time; provided that any Option which has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment;

             (ii)  subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each restricted stock unit award granted under a Company Stock Plan that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, an "RSU"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and terminated, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time; and

            (iii)  subject to Section 2.02(g), and except as otherwise agreed by Purchaser and the holder thereof, each performance-based stock award unit granted under a Company Stock Plan (each, a "PSU") whether vested or unvested, that is outstanding immediately prior to the

    Effective Time shall, as of the Effective Time, be deemed to be fully vested with respect to any time-based vesting conditions and shall be (A) deemed to satisfy applicable performance-based conditions immediately prior to the Effective Time to the extent set forth in the award agreement and, as applicable, employment agreement governing such award, (B) shall be forfeited to the extent that applicable performance-based conditions are not so satisfied and (C) with respect to the portion of any such award that is not forfeited in accordance with the foregoing, shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest (unless otherwise required pursuant to Section 2.03(b)), equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to the portion of the PSU satisfying the applicable performance-based vesting in accordance with the foregoing provisions.

          (b)    Payments with Respect to Company Equity Awards.    Promptly after the Effective Time (but in any event no later than the later of three (3) Business Days after the Effective Time and the first full payroll cycle after the Effective Time), the Surviving Corporation shall pay through its payroll systems (i) the amounts due pursuant to Section 2.03(a)(i) to the holders of Options (the aggregate amount of such cash payable to the holders of Options, the "Option Consideration"), (ii) the amounts due pursuant to Section 2.03(a)(ii) to the holders of RSUs (the aggregate amount of such cash payable to the holders of RSUs, the "RSU Consideration") and (iii) the amounts due pursuant to Section 2.03(a)(iii) to the holders of PSUs (the aggregate amount of such cash payable to holders of PSUs, the "PSU Consideration" and, together with the Option Consideration and the RSU Consideration, the "Equity Award Consideration"). The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Purchaser nor the Surviving Corporation will be required to deliver to any Person any shares of Company Common Stock or other equity interests of the Company, Purchaser or the Surviving Corporation (or other consideration in respect thereof) pursuant to (or in settlement of) any Options, RSUs or PSUs.

          (c)   The Company shall take all necessary actions with respect to the ESPP so that: (i) at the ending date of the current offering period under the ESPP (i.e., December 31, 2015) (the "Final Purchase Date"), all outstanding purchase rights (if any) shall be automatically exercised by applying the payroll deductions of each then current participant to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP; (ii) as of the Final Purchase Date, the ESPP shall be suspended, and no offering periods or purchase periods shall thereafter commence under the ESPP and no payroll deductions or other contributions shall thereafter be made or effected with respect to the ESPP; and (iii) conditional upon the occurrence of the Effective Time, the ESPP shall terminate effective on the day immediately preceding the Closing Date.

        SECTION 2.04.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in this Section 2.04 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Purchaser and Merger Sub that, except as (a) set forth in the disclosure letter delivered by the Company to Purchaser on the date hereof (the "Company Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (b) disclosed in the Company SEC Documents filed with, or furnished to, the SEC since January 1, 2014 and publicly available prior to the date of this Agreement, other than any information contained in any part entitled "Risk Factors" (or words of similar import) or containing a description or explanation of "Forward-Looking Statements."

        SECTION 3.01.    Organization and Standing; Subsidiaries.     (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Purchaser, prior to the date of this Agreement, true and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and the Amended and Restated Bylaws of the Company (the "Company Bylaws").

          (b)   Section 3.01(b) of the Company Disclosure Letter sets forth a correct and complete list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each Subsidiary's outstanding equity interests owned by the Company or another Subsidiary of the Company. All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary is directly or indirectly owned by the Company free and clear of all Liens, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests). All the shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable. Each Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c)   There are (i) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (ii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Company Subsidiary, or that obligate the Company or any Company Subsidiary to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (iii) no obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as "Company Subsidiary Securities") and (iv) no restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any Company Subsidiary Securities or dividends paid thereon or any other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Subsidiary Securities or dividends paid thereon. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          (d)   Section 3.01(d) of the Company Disclosure Letter sets forth each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any capital stock, or other equity or voting interests (each, a "Company Investment"). All of the outstanding capital stock of, or other equity or voting interest in, each Company Investment that is owned, directly or indirectly, by the Company, is owned by the Company or a Subsidiary of the Company free and clear of all Liens, other than Permitted Liens, and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), except restrictions on transfer set forth in the agreements governing any such Company Investment.

        SECTION 3.02.    Capital Stock.     (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share ("Company Preferred Stock"). At the close of business on November 6, 2015 (the "Capitalization Date"): (i) 51,131,865 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 13,567,527 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 6,777,079 shares were issuable upon exercise of outstanding Options, (B) 1,388,601 shares were issuable upon vesting and settlement of outstanding RSUs and (C) 1,202,088 shares were issuable upon vesting and settlement of outstanding PSUs (assuming achievement of maximum performance (200%)) and (iv) no shares of Company Preferred Stock were issued or outstanding.

          (b)   Except as set forth in Section 3.02(a) above and Section 3.02(c) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as "Company Securities") and (v) no restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any Company Securities or dividends paid thereon or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the forfeiture of Options, RSUs or PSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Options, or for purposes of satisfying Tax withholding obligations with respect to holders of Options, RSUs or PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any stockholders' agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Options, RSUs or PSUs that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company's capital stock.

          (c)   Section 3.02(c) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of: (1) for each Option outstanding as of the Capitalization Date: (A) the name of the holder thereof; (B) the number of shares of Company Common Stock issuable upon the exercise of such Option; (C) the exercise price thereof; (D) the date of grant and expiration date thereof; and (E) the vesting schedule for such Option (including any applicable accelerated vesting provisions); and (2) for each award of RSUs and/or PSUs outstanding as of the Capitalization Date, (A) the name of the holder thereof; (B) the number of shares of Company Common Stock subject to such award; (C) the date of grant thereof; and (D) the vesting schedule thereof (including any applicable accelerated vesting provisions and the extent to which applicable performance conditions will be satisfied at Closing). Each grant of Options, RSUs and PSUs was duly authorized no later than the date on which the grant of such award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company's Board of Directors, or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Option, RSU and PSU grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. The per share exercise price of each Option was not less than the fair market value of a share of the Company Common Stock on the applicable grant date.

          (d)   All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between wholly owned Subsidiaries of the Company) that have been declared or authorized prior to the date hereof have been paid in full.

          (e)   Except as set forth in Section 3.02(e) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding Indebtedness of the Company or any Company Subsidiary other than as reflected in the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015 or incurred (i) under the Credit Agreement after March 31, 2015 as set forth on Section 3.02(e) of the Company Disclosure Letter, (ii) in the ordinary course of business consistent with past practice after March 31, 2015 in an aggregate amount less than $250,000 or (iii) between or among the Company and any Company Subsidiary.

        SECTION 3.03.    Authority; Noncontravention.     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and, in the case of the Merger, filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

          (b)   The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iii) subject to Section 5.02, resolved to recommend the adoption of this Agreement by the stockholders of the Company (such recommendation, the "Company Board Recommendation"). The Board of Directors of the Company has directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement.

          (c)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and performance by the Company of this Agreement will not, require any consent or other action of any Person under, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation under, or adversely modify any right or obligation or cause the loss of any benefit to which the Company or any Company Subsidiary is entitled under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws or the comparable organizational documents of any of the Company Subsidiary, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license, contract or other agreement or instrument, whether written or oral (each, including all amendments thereto, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties, assets or businesses is subject, (iii) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the properties, assets or businesses of the Company and its Subsidiaries, (iv) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in Section 3.03(d), any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority (each, a "Law") applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority or competent arbitral tribunal (each, an "Order") applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, other than, in the case of clauses (ii), (iii) and (iv), any such consents, contraventions, conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, changes, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholders' Meeting (as amended or supplemented from time to time, the "Proxy Statement") and a Rule 13E-3 transaction statement on Schedule 13E-3 (the "Schedule 13E-3"), (iii) compliance with the rules and regulations of the New York Stock Exchange (the "NYSE"), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with any applicable international, federal or state securities or "blue sky" Laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.04.    Voting Requirements.     The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders' Meeting or any adjournment or postponement thereof (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

        SECTION 3.05.    Company SEC Documents; Undisclosed Liabilities.     (a) The Company has filed with or furnished to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act since the Applicable Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents"). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, including, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

          (b)   The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, had been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments). There has been no material change in the Company's accounting methods or principles since the Applicable Date that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes thereto.

          (c)   Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (d)   To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Purchaser true, correct and complete copies of all written correspondence between the SEC, on one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Applicable Date.

          (e)   Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except liabilities (i) reflected or reserved against in the audited consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries as of March 31, 2015, (ii) incurred after March 31, 2015 in the ordinary course of business consistent with past practice, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company and its Subsidiaries (including all means of access thereto and therefrom), except for any nonexclusive ownership and non-direct control that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.05(f). The Company and its Subsidiaries have implemented and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer of the Company and the principal financial officer of the Company by others within those entities. Such disclosure controls and procedures are reasonably effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company has made available to Purchaser prior to the date hereof a summary of any such disclosure made by management to the Company's auditors and audit committee since the Applicable Date.

          (g)   The Company is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          (h)   Since March 31, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company's most recent definitive proxy statement on Schedule 14A filed with the SEC.

          (i)    Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

          (j)    Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, any representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

        SECTION 3.06.    Absence of Certain Changes.     (a) From March 31, 2015, through the date hereof, (i) there has not been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice.

          (b)   From March 31, 2015, through the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Purchaser's consent, would constitute a breach of Sections 5.01 (a)(vi), (a)(viii), (a)(ix), (a)(xiii), or (a)(xv).

        SECTION 3.07.    Litigation.     Except as set forth in Section 3.07 of the Company Disclosure Letter, (a) there is no, and since the Applicable Date, there has not been any, material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Company or any of the Company's Subsidiaries or affecting any of their respective assets or properties and (b) there are no actions, suits, claims or proceedings (collectively, "Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable (i) with a potential liability of more than $1,000,000, (ii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries or (iii) that is reasonably expected to result in criminal or civil sanctions against the Company or any of its Subsidiaries before any Governmental Authority. Except as set forth in Section 3.07 of the Company Disclosure Letter, there is no, and since the Applicable Date, there has not been any, material Order to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened that seeks to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.

        SECTION 3.08.    Compliance with Laws; Permits.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and since the Applicable Date has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Laws and Orders applicable to the Company and its Subsidiaries and any of their respective assets or properties. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, "Permits") necessary for the lawful conduct of their respective businesses, each such Permit is in full force and effect and none of the Company or any of its Subsidiaries is in material default or violation of any such Permit, except where the failure to hold a Permit, failure of such Permit to be in full force and effect or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date of this Agreement, no material suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened. This Section 3.08 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.05.

          (b)   The Company and its Subsidiaries, and, to the Knowledge of the Company, their officers, directors, employees and agents (in their capacity as officers, directors, employees or agents) are, and since the Applicable Date, have been, in compliance in all material respects with applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has, since the Applicable Date, received any written allegation, demand notice, or order, in each case, from a Governmental Authority with respect to, or launched any internal investigation or made any voluntary disclosure concerning, a material breach of or material liability under applicable Anti-Corruption Laws. The Company and its Subsidiaries implement and maintain commercially reasonable internal controls, policies and procedures intended to detect, prevent and deter violations of applicable Anti-Corruption Laws.

        SECTION 3.09.    Tax Matters.     Except as would not reasonably be expected to have a Material Adverse Effect:

          (a)   the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate;

          (b)   all Taxes of the Company and each of its Subsidiaries that are due (whether or not shown as due on a Tax Return) have been timely paid or adequately reserved against in accordance with

  GAAP, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person or entity;

          (c)   as of the date hereof, the Company has not received, nor does it expect to receive, written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries;

          (d)   there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

          (e)   neither the Company nor any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law);

          (f)    no deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP;

          (g)   neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

          (h)   neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b);

          (i)    no claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved;

          (j)    neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes), whether written or otherwise;

          (k)   the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing or any election under Section 108(i) of the Code; and

          (l)    neither the Company nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company or any Subsidiary is or was the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

        SECTION 3.10.    Employee Benefits.     (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material Company Plan. With respect to each Company Plan, the Company has made available to Purchaser true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Purchaser as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar reports required to be filed with any Governmental Authority and the three most recent actuarial valuations or similar reports, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each insurance or group annuity contract or other funding vehicle and (vi) all material records, notices and filings concerning open, pending or threatened IRS or Department of Labor audits or investigations and/or corrective measures taken with respect thereto.

          (b)   Each Company Plan has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is a master and prototype plan (as defined by the IRS), and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of or adversely affect such qualified status, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan, the assets thereof, any trust related thereto or any sponsor, administrator or fiduciary thereof, and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened or anticipated with respect to such Company Plan.

          (c)   With respect to each Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty, (ii) none of the assets of the Company, any Subsidiary thereof or any Commonly Controlled Entity is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code and (iii) all contributions required to be made with respect thereto (whether pursuant to the terms of such Company Plan or by applicable Law) have been made.

          (d)   No Company Plan is, and none of the Company, any Subsidiary thereof or any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any obligation or liability (fixed or contingent) with respect to: (i) a "multiemployer plan" (as defined in 4001(a)(3) of ERISA); (ii) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code). Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring a liability under such Title.

          (e)   No Company Plan provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of

  ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, (ii) required to be provided through the end of the month in which such retirement or termination occurs, or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

          (f)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (contingent or otherwise), (i) accelerate the time of payment or vesting, or increase the amount of compensation payable or otherwise enhance the benefits provided by the Company or any of its Subsidiaries to any of their respective directors, officers, consultants or employees, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan (including any Foreign Plan), (iii) entitle any employee or other service provider of the Company or any of its Subsidiaries to any compensatory payment or benefit, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan (including any Foreign Plan) on or following the Effective Time, or (v) be reasonably expected to result in any "excess parachute payment" under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

          (g)   There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no compensation has been or would reasonably be expected to be includable in the gross income of any "service provider" (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

          (h)   Each Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each "Foreign Plan") that is material is set forth on Section 3.10(g) of the Company Disclosure Letter. With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan's governing documents and any applicable collective bargaining agreements, and (ii) such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

        SECTION 3.11.    Labor Matters.     (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor union or similar organization with respect to employees based in the United States. The Company has made available to Purchaser copies of its collective bargaining agreements and similar Contracts with respect to employees based outside of the United States, other than any such Contracts that are industry-wide or nationwide. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no present or threatened activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been or is being made by or on behalf of any labor or similar organization and (ii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has, during the past two (2) years, experienced any such strike, lockout, slowdown or work stoppage. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and its Subsidiaries have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any Subsidiary thereof has engaged in or effectuated any "plant closing" or employee "mass layoff" (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereof.

        SECTION 3.12.    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are and at all times have been in compliance with all Laws and Orders relating to human health and safety, pollution or the protection of the environment or natural resources or contaminants or hazardous or toxic substances (collectively, "Environmental Laws") applicable to the Company and its Subsidiaries, (ii) the Company and its Subsidiaries hold and comply with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted, (iii) neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any investigation or Action by any Person asserting an obligation on the part of the Company or any of its Subsidiaries to conduct investigations or clean-up activities under Environmental Laws, alleging noncompliance by the Company or any of its Subsidiaries with any Environmental Law or alleging liability of the Company or any of its Subsidiaries under any Environmental Law and (iv) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Permits required under Environmental Law (including any such liability or obligation retained or assumed by contract or by operation of law).

        SECTION 3.13.    Intellectual Property.     (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all the following Company Intellectual Property as of the date of this Agreement: (i) Patents; (ii) registered Trademarks and applications therefor and unregistered Trademarks that are material to the Company or any of its Subsidiaries; (iii) registered Copyrights and applications therefor, and (iv) internet domain names and social media accounts registered in the name of the Company or any of its Subsidiaries, including for each item listed in clauses (i) through (iii), as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in clause (iv), the registrant, the registrar, and the expiration date. All of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law, and has not been cancelled, expired or abandoned. The Business Intellectual Property constitutes all Intellectual Property necessary and sufficient for the conduct of the businesses of the Company and its Subsidiaries as presently conducted in all material respects.

          (b)   (i) The Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens;

             (ii)  except as would not reasonably be expected to have a Material Adverse Effect, all Company Intellectual Property is valid, enforceable, has been duly maintained and is in full force and effect;

            (iii)  to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted, the Company Intellectual Property and the Company Products or Services have not and do not infringe upon, misappropriate, conflict with, or otherwise violate in any material respect any rights of any Person in or to any Intellectual Property, violate any right to privacy or publicity;

            (iv)  neither the Company nor any of its Subsidiaries has received any written invitation to license, cease and desist or equivalent letter or notice since March 31, 2012 from any Person, and there are no pending Actions against the Company or any of its Subsidiaries, (A) asserting that the Company Intellectual Property or the conduct of the Company or any of its Subsidiaries constitutes infringement, misappropriation or other violation of any rights in Intellectual Property, a violation of any right to privacy or publicity, or unfair competition or trade practices under the Laws of any jurisdiction, or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Company Intellectual Property;

             (v)  except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating, violating, diluting, disclosing, using in an unauthorized manner, or otherwise conflicting with any Company Intellectual Property;

            (vi)  except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has sent any written notice since March 31, 2012, to any Person, and there are no pending Actions by the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Company Intellectual Property or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any person with respect to, any Company Intellectual Property; and

           (vii)  except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order restricting the rights of the Company or its Subsidiaries with respect to any of the Intellectual Property owned by the Company or its Subsidiaries, or restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate a Person's rights to Intellectual Property.

          (c)   The Company and its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of all material Business Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use. The Company and its Subsidiaries have not entered into any material Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure or license of any Source Code included in the Company Intellectual Property.

          (d)   All current and former employees, consultants and contractors of the Company or any of its Subsidiaries or other Persons that have participated in the creation or development of any material Company Intellectual Property have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Company Intellectual Property to the Company or its Subsidiaries and have agreed to maintain the confidentiality of such Company Intellectual Property. No funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of the Company Intellectual Property, and except pursuant to standard customer contracts entered into in the ordinary course of business, no such entity has the right to obtain ownership of or other right or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries have been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property.

          (e)   No Open Source Materials have been used in, incorporated into, embedded, integrated or bundled with, or used in the development or compilation of, any Company Products or Services or any other Software that is part of the Company Intellectual Property. No Open Source Materials have been modified or distributed by or on behalf of Company or any of its Subsidiaries in such a manner as would require the Company or any of its Subsidiaries to (a) publicly make available any Source Code that is part of the Company Intellectual Property, (b) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, or (c) be restricted or limited from charging for distribution of any Company Products or Services or any other Software that is part of the Company Intellectual Property.

          (f)    All Information Technology Systems and Business Intellectual Property (and all parts thereof) operate and perform in all material respects as required by the Company and its Subsidiaries, have not materially malfunctioned or failed since the Applicable Date, and are free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any Malicious Code. The Company and its Subsidiaries take and have taken reasonable steps intended to ensure that the Information Technology Systems used in connection with the operation of the business of the Company and its Subsidiaries are free from Malicious Code. The Company and its Subsidiaries have disaster recovery plans, procedures and facilities that are consistent with commercially reasonable practices of the industry of the Company, and take and have taken all commercially reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such Information Technology Systems during the past five (5) years.

        SECTION 3.14.    Rights Agreement; Anti-Takeover Provisions.     (a) The Company is not party to any stockholder rights agreement, "poison pill," voting trust or similar anti-takeover agreement or plan.

          (b)   Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Board of Directors of the Company has taken all necessary action to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL and, accordingly, neither such Section nor any other takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law of the State of Delaware (collectively, "Takeover Laws") applicable to the Company does not, and will not, apply to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. No other takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.

        SECTION 3.15.    Proxy Statement.     The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

        SECTION 3.16.    Material Contracts.     (a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, "Material Contract" means any Contract to which the Company or any of its Subsidiaries are party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound (other than this Agreement and the Company Plans) that:

              (i)  is or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K;

             (ii)  relates to the formation, creation, governance or control of any joint venture, partnership or other similar arrangement;

            (iii)  constitutes an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, Contract or series of related Contracts or other evidence of Indebtedness of the Company or any of its Subsidiaries or any agreement providing for or securing Indebtedness, in each case having an outstanding or committed amount in excess of $250,000, other than (A) Indebtedness between or among any of the Company and any of its Subsidiaries and (B) letters of credit;

            (iv)  relates to the development, ownership, use, licensing (or covenant not to sue, non-assertion, co-existence, settlement or similar agreements or consents related to) of any material Intellectual Property (including Company Intellectual Property), and including both licenses from the Company or any of its Subsidiaries to any Person and licenses from any Person to the Company or any of its Subsidiaries, except that Section 3.16(a) of the Company Disclosure Letter does not need to disclose (i) licenses of commercially available Software available on reasonable terms to the public, which Software has not been materially modified or misused, or incorporated into, or used in the development of, any Company Product or Service, (ii) nonexclusive licenses granted to customers of the Company or the Subsidiaries in the ordinary course of business and (iii) licenses that arise as a matter of law by implication as a result of sales of the Company Products or Services;

             (v)  relates to the acquisition or disposition of any businesses, assets, securities, properties or interests (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $250,000 individually, or $500,000 in the aggregate (other than acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice);

            (vi)  prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guarantee by the Company or any of its wholly owned Subsidiaries;

           (vii)  (A) contains any material exclusivity or similar provision that is binding on the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) or (B) otherwise limits or restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

          (viii)  includes (A) any "most favored nations" terms and conditions (including with respect to pricing) granted by the Company to any Person, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to any Person or (C) any arrangement between the Company and any Person that limits or purports to limit in any respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Purchaser or any of its Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material businesses, assets, securities, properties or interests;

            (ix)  is a material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

             (x)  is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries, or which materially restricts or imposes material obligations upon the Company and its Subsidiaries, taken as a whole;

            (xi)  alone, or together with a series of related Contracts, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $100,000;

           (xii)  pursuant to which the Company or any of its Subsidiaries has continuing indemnification (except those entered into in the ordinary course and consistent with past practice), guarantee, "earnout" or other contingent payment obligations (excluding marketing and screen credits) under or by virtue of, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $250,000;

          (xiii)  with a customer (including Exhibitors), supplier or vendor (A) pursuant to which the Company or any of its Subsidiaries received aggregate payments or receipts of more than $1,000,000 in 2014, or expects to receive aggregate payments or receipts of more than $1,000,000 in 2015, or (B) pursuant to which the Company and its Subsidiaries made aggregate payments of more than $500,000 in 2014, or expects to make aggregate payments or more than $500,000 in 2015; or

          (xiv)  is for the employment of any executive officer or employee providing for annual cash compensation in excess of $200,000.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms, except to the extent such Material Contract has expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, is in breach or violation of, or in default under, any Material Contract, (iii) to the Knowledge of the Company, no event or condition exists that (with or without notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries or any other party to any Material Contract under any Material Contract, (iv) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract and (v) to the Knowledge of the Company, no party has provided written notice of termination with respect to any Material Contract. A true, correct and complete copy of each Material Contract has been provided to Purchaser.

        SECTION 3.17.    Properties.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has a valid leasehold estate in all Leased Real Property free and clear of all Liens, other than Permitted Liens. Section 3.17(a) of the Company Disclosure Letter sets forth the street address of each parcel of Leased Real Property and the Leases related thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Lease for Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company or one of its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) there is no breach or default under any Lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such breach or default by the Company or its Subsidiaries thereunder or permit the termination, modification or acceleration of rent under any Lease, (iii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (iv) neither the Company nor any of Company Subsidiary has received any notice of termination from any lessor under any Lease. The Company has made available to Purchaser true, correct and complete copies of all material Leases. To the Knowledge of the Company, there are no pending or threatened condemnation or eminent domain proceedings that affect any Leased Real Property.

          (b)   Neither the Company nor any Company Subsidiary owns any real property.

        SECTION 3.18.    Exhibitors.     As of the date hereof, Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest exhibitor customers ("Exhibitors") of the Company and its Subsidiaries, taken as a whole (based on the dollar value of revenues from the fiscal year ended March 31, 2015). Since March 31, 2014, through the date of this Agreement, none of the foregoing Exhibitors has notified the Company or any Company Subsidiary in writing or, to the Company's Knowledge, orally (a) that such Exhibitor intends to materially and adversely modify its relationship with the Company or any Company Subsidiary or to materially decrease or limit materially its purchase of products or services from the Company or any Company Subsidiary or (b) of any material dispute with any such Exhibitor.

        SECTION 3.19.    Insurance.     The Company and each of its Subsidiaries and their respective assets and properties are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Except as set forth in Section 3.19 of the Company Disclosure Letter, as of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

        SECTION 3.20.    Cinema Systems.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or a Company Subsidiary has good and valid title to all the RealD Cinema Systems reflected as being owned by them on the audited consolidated balance sheet of the Company as of March 31, 2015 or acquired thereafter (other than RealD Cinema Systems that may have been sold or other otherwise disposed of in the ordinary course of business consistent with past practice since March 31, 2015), free and clear of all Liens, other than Permitted Liens, and (b) the RealD Cinema Systems are in good operating condition (normal wear and tear excepted) and are adequate in all material respects for use in the ordinary course of business.

        SECTION 3.21.    Affiliate Transactions.     No Related Party is, and to the Knowledge of the Company, no former senior employee, director or officer of the Company or its Subsidiaries is, a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets, has any material interest in any asset or property used by the Company or its Subsidiaries, has borrowed money from or loaned money to the Company or its Subsidiaries, or has engaged in any material transaction since the Applicable Date with the Company or its Subsidiaries.

        SECTION 3.22.    Opinions of Financial Advisors.     The Board of Directors of the Company has received the opinion of Moelis & Company LLC ("Moelis") to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Purchaser and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Purchaser or Merger Sub. A copy of such opinion will promptly be provided to Purchaser, for informational purposes, following receipt thereof by the Company.

        SECTION 3.23.    Brokers and Other Advisors.     Except for Moelis, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Purchaser a true, correct and complete copy of all agreements pursuant to which Moelis is entitled to any fee, commission or expenses in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        Except as set forth in the disclosure schedule delivered by Purchaser and Merger Sub to the Company concurrent with the execution of this Agreement (the "Purchaser Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Purchaser and Merger Sub jointly and severally represent and warrant to the Company that:

        SECTION 4.01.    Organization and Standing.     Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Merger and the other transactions contemplated hereby. Each of

Purchaser and Merger Sub has all requisite organizational power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Each of Purchaser and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has made available to the Company, prior to the date of this Agreement, true and complete copies of Purchaser's and Merger Sub's certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof.

        SECTION 4.02.    Authority; Noncontravention.     (a) Each of Purchaser and Merger Sub has all requisite limited liability company or corporate power (as applicable) and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by RT Rhombus Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser ("RT Rhombus"), as sole stockholder of Merger Sub (which adoption shall be provided by the written consent of RT Rhombus immediately following the execution of this Agreement), to perform its obligations hereunder and to consummate the transactions contemplated hereby. No vote of holders of any securities of Purchaser (equity or otherwise) is necessary under any Law to approve this Agreement or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Merger Sub and the sole Member of Purchaser and, except for the adoption of the Merger by RT Rhombus in its capacity as the sole stockholder of Merger Sub (which adoption shall be provided by the written consent of RT Rhombus immediately following the execution of this Agreement), no other limited liability company or corporate proceedings (as applicable) on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The Board of Directors of Merger Sub and the sole Member of Purchaser have (i) determined that it is fair to and in the best interests of Purchaser and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

          (c)   The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and compliance with Purchaser and Merger Sub with the provisions of this Agreement will not, require any consent or other action of any Person under, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation under, or adversely modify any right or obligation or cause the loss of any benefit to which the Purchaser or Merger Sub is entitled under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or Merger Sub under, (i) the certificate of incorporation, bylaws or other comparable charter or organizational documents of Purchaser or

  Merger Sub, (ii) any Contract to which Purchaser or Merger Sub is a party or any of their respective properties, assets or businesses is subject, (iii) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the properties, assets or business of Purchaser or Merger Sub, (iv) subject to receipt of the governmental filings and other matters referred to in Section 4.02(d), any Law or Order applicable to Purchaser or Merger Sub or any of their respective properties, assets or businesses, other than, in the case of clauses (ii), (iii) and (iv), any such consents, contraventions, conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, changes, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        SECTION 4.03.    Litigation.     There are no Actions pending or, to the Knowledge of Purchaser and Merger Sub, threatened against Purchaser or Merger Sub or any of their respective Affiliates, or any Order to which Purchaser or Merger Sub or any of their respective Affiliates is subject, except, in each case, for those that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        SECTION 4.04.    Ownership and Operations of Merger Sub.     (a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by RT Rhombus, free and clear of all Liens.

          (b)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

        SECTION 4.05.    Information Supplied.     None of the information supplied or to be supplied by or on behalf of Purchaser or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting that has become false or misleading.

        SECTION 4.06.    No Ownership of Company Common Stock.     None of Purchaser, Merger Sub or any of their Affiliates is or has been during the past three (3) years an "interested stockholder" of the Company as defined in Section 203 of the DGCL. None of Purchaser, Merger Sub or any of their Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three

(3) years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three (3) years has been) a party to any Contract (other than this Agreement and the Voting Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

        SECTION 4.07.    Financing.     (a) RT Rhombus has received and accepted an executed commitment letter, dated November 8, 2015 (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, the "Debt Commitment Letter") from the lenders party thereto (collectively, the "Lenders") pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt financing described therein (the "Debt Financing"). RT Rhombus has received and accepted the engagement letter (the "Engagement Letter") described in the last sentence of paragraph 1 of the Debt Commitment Letter (as of the date hereof). Purchaser has received and accepted an executed commitment letter, dated November 8, 2015 (the "Preferred Commitment Letter") from the investors party thereto (collectively, the "Preferred Investors") pursuant to which the Preferred Investors have agreed, subject to the terms and conditions thereof, to purchase equity securities of Purchaser as described therein (the "Preferred Financing"). Purchaser has received and accepted an executed equity commitment letter, dated November 8, 2015 (the "Sponsor Commitment Letter") from the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to purchase equity securities of Purchaser as described therein (the "Sponsor Equity Financing"). The Sponsor Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement on the terms and subject to the conditions therein. Purchaser has received and accepted the Rollover Commitment Letter (such Rollover Commitment Letter, together with the Debt Commitment Letter, the Preferred Commitment Letter and the Sponsor Commitment Letter, the "Commitment Letters") from each of the Rollover Investors pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to transfer, contribute and deliver to Purchaser the Rollover Shares (the "Rollover Investment"). The Rollover Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement on the terms and subject to the conditions therein. The Debt Financing pursuant to the Debt Commitment Letter, the Preferred Financing pursuant to the Preferred Commitment Letter, the Sponsor Equity Financing pursuant to the Sponsor Commitment Letter, and the Rollover Investment pursuant to the Rollover Commitment Letter are collectively referred to in this Agreement as the "Financing."

          (b)   Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders, the Preferred Investors, the Guarantor or the Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Preferred Investors, the Guarantor or the Rollover Investors to reduce the total amount of the Financing. As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing necessary to make the Closing Date Payments will not be available to Purchaser on or prior to the Closing Date.

          (c)   Assuming the accuracy of the Company's representations and warranties set forth in Article III and the performance by the Company of its obligations under this Agreement, the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, together with the cash of the Company and its Subsidiaries on the Closing Date, will be sufficient for (i) the payment of the aggregate Merger Consideration, (ii) the Equity Award Consideration and any fees and expenses of or other amounts payable by Purchaser in connection with the transactions contemplated by this Agreement and the Financing and (iii) the repayment of any outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Financing Commitments to be repaid on the Closing Date, including the Existing Company Debt outstanding as of the Closing Date (collectively, the "Closing Date Payments").

          (d)   Purchaser has delivered to the Company true, complete and correct copies of the executed Commitment Letters and, with respect to the Debt Commitment Letter, each related fee letter (redacted for certain provisions not related to the conditionality, availability, termination or aggregate principal amount of the Financing), the Engagement Letter (redacted for certain provisions not related to the conditionality, availability, termination or aggregate principal amount of the Financing) and the letter described on Section 4.07(d) of the Purchaser Disclosure Letter. The Commitment Letters are (i) valid and binding obligations of Purchaser or RT Rhombus (as applicable) and (in the case of the Debt Commitment Letter, the Preferred Commitment Letter and the Rollover Commitment Letter, to the Knowledge of Purchaser) of each of the other parties thereto (subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law)) and (ii) in full force and effect. As of the date hereof, Purchaser has no reason to believe that any event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a breach or a failure to satisfy a condition precedent, in each case, on the part of Purchaser, RT Rhombus or Merger Sub under the terms and conditions of the Commitment Letters. Purchaser has paid in full (or caused to be paid in full) any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters that are due and payable on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters has been modified, amended or altered, and none of the commitments under any of the Commitment Letters has been withdrawn, terminated, amended, modified or rescinded in any respect. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (except for the Commitment Letters, the Engagement Letter, the redacted fee letters referred to above and as set forth on Section 4.07(d) of the Purchaser Disclosure Letter) to which Purchaser, RT Rhombus or Merger Sub or any of their Affiliates are party relating to the funding or investing, as applicable, of the full amount of the Financing.

          (e)   Without limiting Sections 6.02, 7.04 and 8.08, in no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser or Merger Sub hereunder.

        SECTION 4.08.    Certain Arrangements.     Except for the Voting Agreement and the Rollover Commitment Letter, as of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Purchaser, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company's management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries, the Company Common Stock or the transactions contemplated by this Agreement or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

        SECTION 4.09.    Brokers and Other Advisors.     No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, Merger Sub or any of their respective Affiliates.

        SECTION 4.10.    Independent Investigation.     Each of Purchaser and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Merger and the other transactions contemplated by this Agreement. Purchaser confirms that the Company has made available to Purchaser, Merger Sub and their respective Affiliates and Representatives the opportunity to ask questions of the officers and management of the Company, as well as access to the documents, information and records of or with respect to the Company and its Subsidiaries and to acquire additional information about the business and condition (financial or otherwise) of the Company and its Subsidiaries, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries.

        SECTION 4.11.    Guaranty.     Concurrently with the execution of this Agreement, Purchaser has delivered to the Company a true, complete and correct copy of the executed Guaranty. The Guaranty is valid, binding and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief), and is in full force and effect, and as of the date hereof no fact, circumstance, state of affairs or occurrence has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of the Guarantor under the terms and conditions of the Guaranty.

        SECTION 4.12.    Solvency.     As of the Effective Time, immediately after giving effect to all of the transactions contemplated by this Agreement, including the incurrence of the Debt Financing and the Preferred Financing, the Merger and the payment of the Closing Date Payments, and assuming (a) the accuracy of the Company's representations and warranties set forth in this Agreement, the compliance by the Company with the covenants contained in this Agreement and the satisfaction of the conditions to Purchaser's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement, or the waiver of such conditions, and (b) the most recent financial forecasts of the Company and its Subsidiaries delivered to Purchaser have been prepared in good faith based upon assumptions that were and continue to be reasonable: (i) the amount of the "fair saleable value" (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will, as of such date, exceed the total amount of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, (ii) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or in which they are proposed to be engaged, and (iii) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

ARTICLE V

COVENANTS AND AGREEMENTS

        SECTION 5.01.    Conduct of Business.     (a) During the period from the date hereof until the Effective Time, except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, unless Purchaser otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its and their business organizations substantially intact, to keep available the services of its and their officers and employees and to preserve existing relations with key customers (including Exhibitors), suppliers and other Persons with whom the Company or its

Subsidiaries have significant business or regulatory relationships. Without limiting the generality of the foregoing, and except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during such period, unless Purchaser otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

              (i)  amend the Company Certificate or the Company Bylaws or amend in any material respect the comparable organizational documents of any Subsidiary of the Company (including by merger, consolidation, conversion or otherwise);

             (ii)  (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity or voting interests, or issue, deliver, sell or grant any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for (1) any issuance, sale or grant between or among the Company and its Subsidiaries, or (2) the issuance of shares of Company Common Stock pursuant to the exercise or settlement of Options, RSUs, or PSUs outstanding on the date hereof in accordance with the terms of the applicable Company Plan in effect on the date hereof, (B) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments in effect as of the date hereof with former directors or employees in connection with the termination of their services to the Company or any of its Subsidiaries or (y) in connection with the satisfaction of Tax withholding obligations with respect to Options, RSUs, or PSUs, or acquisitions by the Company in connection with the net exercise of Options, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries or (D) split, combine, subdivide, reclassify, recapitalize or effect any other similar transaction with respect to any shares of its capital stock or other equity or voting interests;

            (iii)  (A) incur, assume, guarantee or otherwise become liable for any Indebtedness or enter into any "keep well" or other Contract to maintain any financial statement condition of another Person, except for (1) Indebtedness, guarantees, "keep well" or other Contracts between or among any of the Company and any of its Subsidiaries, (2) Indebtedness incurred under the Credit Agreement or (3) any other Indebtedness having an aggregate principal amount outstanding that is not in excess of $250,000, provided that such Indebtedness may be repaid at Closing without any prepayment or similar penalty or (B) make any loans, capital contributions or advances to any Person, other than to the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practice;

            (iv)  sell, lease, license or otherwise transfer to any Person, in a single transaction or series of related transactions, any of its businesses, assets, securities, properties or interests, except (A) dispositions of obsolete, worn-out or surplus supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice, (B) transfers between or among the Company and its Subsidiaries, (C) pursuant to existing Contracts in effect on the date hereof or (D) sales or other dispositions of inventory, merchandise or products in the ordinary course of business consistent with past practice;

             (v)  make or authorize capital expenditures or incur any obligations or liabilities in respect thereof that, individually or in the aggregate, exceed $250,000, except as budgeted in the Company's current plan, which plan is forth on Section 5.01(a)(v) of the Company Disclosure Letter;

            (vi)  make any acquisition, directly or indirectly, of any businesses, assets, securities, properties or interests (whether by merger, sale of stock, sale of assets or otherwise) for consideration that, individually or in the aggregate, exceeds $250,000, except for acquisitions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice;

           (vii)  (A) hire or terminate any officer or director of the Company or any Subsidiary other than "for cause," (B) grant to any director or officer of the Company or any Subsidiary any material increase in the amount, rate or terms of compensation or benefits, (C) grant to any director or officer of the Company or any Subsidiary any material increase in severance, retention, transaction incentive or termination pay, (D) enter into any employment or consulting agreement with any director or officer of the Company or any Subsidiary pursuant to which the annual cash compensation under such agreement exceeds $150,000, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (F) pay or agree to pay any compensation or benefit not contemplated by a Company Plan to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (G) grant any awards under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Company Plan, or (H) take any action to accelerate any rights, vesting, payments or benefits under any Company Plan, except, in the case of each of clauses (A) through (H), (x) in the ordinary course of business or (y) as required pursuant to this Agreement or the terms of any Company Plan in effect on the date hereof;

          (viii)  make any material change in its financial accounting methods, principles or policies, except as may be required by a change in GAAP;

            (ix)  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than with respect to any merger or consolidation among wholly owned Subsidiaries of the Company);

             (x)  pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any material Intellectual Property, including Company Intellectual Property;

            (xi)  fail to maintain or protect the confidentiality of any trade secret, Source Code, data or other information related to the business of the Company or its Subsidiaries other than in a commercially reasonable manner and consistent with the Company's and its Subsidiaries' past practice;

           (xii)  mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any Lien, other than Permitted Liens, any of its assets or properties, other than to secure Indebtedness permitted under Section 5.01(a)(iii);

          (xiii)  waive, release, assign, settle or compromise any pending or threatened Action, or other claim against the Company or any of its Subsidiaries or any of their respective directors, officers or employees with respect to their positions as such with the Company or its Subsidiaries or the operation of the business thereof, other than waivers, releases, assignments, settlements or compromises that (A) require payment by the Company or any of its Subsidiaries of amounts that do not, individually or in the aggregate, exceed $500,000 and

    (B) do not involve any non-monetary, injunctive or equitable relief or involve the admission of wrongdoing (including unlawful conduct) by the Company or any of its Subsidiaries or any of its officers, directors or employees;

          (xiv)  other than in the ordinary course of business, (A) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability, audit claim or assessment, (D) surrender any right to claim a material Tax refund, (E) file any amended Tax Return with respect to any material Tax, (F) enter into any closing agreement with respect to any material Tax or (G) waive or extend the statute of limitations with respect to any material Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

           (xv)  grant any material refunds, credits, rebates or other allowances to any customer (including any Exhibitor), other than in the ordinary course of business consistent with past practice;

          (xvi)  enter into any Contract with respect to the voting or registration of the shares of the Company's or its Subsidiaries' capital stock or other securities or equity interests;

         (xvii)  fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

        (xviii)  (A) other than in the ordinary course of business consistent with past practice (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, (B) enter into or extend the term or scope of any Contract that purports to materially restrict the Company, or any Company Subsidiary, from engaging or competing in any line of business or in any geographic area, or (C) enter into any Material Contract that would be breached upon consummation of the Merger or require the consent of any other Person in connection with the consummation of the Merger;

          (xix)  enter into, amend, modify, waive or terminate (other than terminations in accordance with their terms) any Contract or other transaction between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand;

           (xx)  enter into or adopt any "poison pill" or similar stockholder rights plan; or

          (xxi)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

          (b)   Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, neither Purchaser nor Merger Sub shall knowingly take or permit any of their respective controlled Affiliates to take any action that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated thereby.

          (c)   Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Purchaser's or its Subsidiaries' operations. Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        SECTION 5.02.    No Solicitation; Change in Recommendation.     (a) The Company shall, and shall cause each of its Subsidiaries to, and shall cause its and their Representatives to, (i) immediately cease any inquiries, solicitation, encouragement, discussions or negotiations with any Persons with respect to a Takeover Proposal (or that could reasonably be expected to lead to a Takeover Proposal) that existed on or prior to the date of this Agreement, (ii) promptly (and in any event within four (4) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company is ending all such discussions and negotiations with such Person, effective on the date of this Agreement, and which written notice shall also request such Person to promptly return or destroy all nonpublic information concerning the Company and its Subsidiaries previously provided to any such Person by the Company or any of its Subsidiaries or their respective Representatives, (iii) immediately cease all access of any Person (other than Purchaser and its Affiliates and Representatives and the Company and its Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement, and (iv) from the date hereof until the Effective Time, not, and not publicly announce any intention to, directly or indirectly, (A) initiate, solicit, cause, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other Person any non-public information, or afford any other Person with access to the business, employees, officers, contracts, properties, assets, or books and records, in each case in connection with, or that could reasonably be expected to lead to, a Takeover Proposal, or (C) grant any waiver, amendment or release under any standstill or confidentiality agreement, or fail to enforce any standstill or confidentiality agreement unless the Board of Directors of the Company determines after consulting with the outside legal counsel that the failure to grant any such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable Law.

          (b)   Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal that was unsolicited and did not otherwise result from a breach of the Company's obligations under this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that both (A) the failure to take the applicable action referred to in either of clause (x) or (y) below would be inconsistent with the exercise of fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable Law and (B) such Takeover Proposal would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) following entry into such Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. If, pursuant to clause (x) of the foregoing sentence, the Company furnishes to a Person or group of Persons making a Takeover Proposal any written information or other material information concerning the Company or its Subsidiaries that has not previously been furnished or made available to Purchaser or its Representatives, the Company shall promptly (and in any event within twenty-four (24) hours) furnish such information to Purchaser. As used in this Agreement, the term "Acceptable Confidentiality Agreement" means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are substantially similar to and not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include a standstill.

          (c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry that could reasonably be expected to result in a Takeover Proposal and shall provide Purchaser with a copy of such Takeover Proposal (if in writing) and all documents, instruments and communications relating thereto or, if oral, a written summary of the material terms and conditions of any such Takeover Proposal, the identity of the Person or group of Persons making such Takeover Proposal and any arrangements with the Rollover Investors or their Affiliates contemplated thereby, and the Company shall keep Purchaser reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status and terms of any such discussions or negotiations and any material developments with respect to any such Takeover Proposal (including any amendments, modifications or other changes thereto) and provide copies of all documents, instruments and communications relating thereto. The Company agrees that it and its Subsidiaries will not, after the date of this Agreement, enter into any agreement with any Person that prohibits the Company from providing any information to Purchaser in accordance with this Section 5.02(c).

          (d)   Except as set forth in Section 5.02(e) and this Section 5.02(d), neither the Board of Directors of the Company nor any committee thereof shall: (i) withhold, withdraw, change, modify, amend or qualify, or otherwise propose to withhold, withdraw, change, modify, amend or qualify, in a manner adverse to Purchaser or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (ii) approve or adopt, or recommend the approval or adoption of, or otherwise propose to recommend, approve or adopt, any Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) within six (6) Business Days following a written request by Purchaser following the date any Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Company Board Recommendation; provided, that Purchaser may not make any such request on more than one occasion in respect of any Takeover Proposal or any material modification of a Takeover Proposal, (v) in the event of a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to recommend against the acceptance of such offer by the Company's stockholders within ten (10) Business Days of the commencement thereof, (vi) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b) (each, a "Company Acquisition Agreement"), or (vii) resolve, propose or agree to do any of the foregoing (any action described in the foregoing clauses (i)-(vi) being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and any committee thereof may (A) make an Adverse Recommendation Change in circumstances involving a Takeover Proposal if the Board of Directors of the Company or any

  committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that both (x) such Takeover Proposal constitutes a Superior Proposal and (y) the failure to make such Adverse Recommendation Change would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable Law, and (B) solely with respect to a Superior Proposal that was unsolicited and did not otherwise result from a breach of this Section 5.02, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, terminate this Agreement pursuant to Section 7.01(d)(ii) and concurrently pay to Purchaser the Company Termination Fee in accordance with Section 7.04(a); provided, however, that the Board of Directors of the Company or a committee thereof, as applicable, shall not, and shall cause the Company not to, take any action set forth in the foregoing clauses (A) or (B) unless (1) the Company has given Purchaser at least four (4) Business Days' prior written notice of its intention to take such action (which notice shall include a copy of such Superior Proposal (if in writing) or a summary of the material terms and conditions of such Superior Proposal (if made orally) that serves as the basis for such action and the identity of the Person or group of Persons making such Superior Proposal), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (3) following the end of such notice period, the Board of Directors of the Company or a committee thereof has considered in good faith such proposed revisions, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal nevertheless continues to constitute a Superior Proposal if the revisions proposed were to be given effect. Any modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 5.02(d); provided, however, that the period during which the Company and its Representatives are required to afford Purchaser an opportunity to propose revisions to the terms of this Agreement, and to negotiate with Purchaser in response to such new Takeover Proposal, shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Takeover Proposal to Purchaser and (y) the end of the original four (4) Business Day period described in the preceding sentence.

          (e)   Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and any committee thereof may make an Adverse Recommendation Change in circumstances not involving a Takeover Proposal if the Board of Directors of the Company or any committee thereof has determined (after taking into account revisions proposed by Purchaser pursuant to clause (ii) of the following proviso) in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change due to events occurring after the date hereof that materially affect the business, assets or operations of the Company and that are not known or reasonably foreseeable on the date hereof would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable Law, provided, however, that prior to effecting any such Adverse Recommendation Change, the Company shall (i) provide Purchaser with written information describing in reasonable detail any event that would reasonably be expected to lead to an Adverse Recommendation Change pursuant to this Section 5.02(e) as promptly as practicable after the occurrence of such event (and in any event at least four (4) Business Days before such Adverse Recommendation Change) and shall keep Purchaser informed, on a current and ongoing basis, of material developments relating thereto, and (ii) negotiate, and cause its Representatives to negotiate in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that the failure to make such Adverse Recommendation Change would no longer result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable Law.

          (f)    Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) issuing a "stop, look and listen" communication under Rule 14d-9(f) under the Exchange Act, (ii) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by the Board of Directors of the Company's fiduciary duties under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or a Takeover Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Company Board Recommendation.

          (g)   As used in this Agreement, the term "Takeover Proposal" means any bona fide inquiry, proposal or offer from any Person or group of Persons (other than Purchaser and its Subsidiaries) relating to (i) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding Company Common Stock, (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group of Persons (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect acquiror of the Company or such surviving entity, in each case, other than the transactions contemplated by this Agreement.

          (h)   As used in this Agreement, the term "Superior Proposal" means any bona fide written Takeover Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, and (ii) if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby, in each case taking into account all legal and financial terms and conditions of such Takeover Proposal, the identity of the Person making the Takeover Proposal and any revisions proposed by Purchaser to this Agreement; provided that, for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Takeover Proposal shall be deemed to be references to "50%."

        SECTION 5.03.    Preparation of the Proxy Statement; Stockholders' Meeting.     (a) As promptly as reasonably practicable (and in any event within twenty (20) Business Days) after the execution of this Agreement, (i) the Company shall prepare the Proxy Statement and file it with the SEC and (ii) the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall jointly prepare a Schedule 13E-3 and shall jointly file it with the SEC. Except as specifically permitted by Section 5.02(d) and Section 5.02(e), the Board of Directors of the Company shall make the Company Board Recommendation to the Company's stockholders and shall include such recommendation in the Proxy Statement. Purchaser shall provide to the Company all information concerning Purchaser and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Purchaser and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Purchaser promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Purchaser with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Each of the Company and Purchaser shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 13E-3 and to resolve such comments with the SEC, and shall use its respective reasonable best efforts to cause the Schedule 13E-3 to be disseminated to the Company's stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Purchaser with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider including or incorporating in good faith.

          (b)   Subject to Section 5.03(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Certificate, the Company Bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, regardless of whether any Adverse Recommendation Change has occurred (unless this Agreement is terminated in accordance with Section 7.01). Unless the Board has made an Adverse Recommendation Change as specifically permitted by Sections 5.02(d) or 5.02(e), the Board of Directors of the Company shall continue to recommend that the Company's stockholders vote in favor of the adoption of this Agreement and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Company Stockholders' Meeting (i) with the prior written consent of Purchaser, (ii) after consultation with Purchaser, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement (that the Board of the Directors of the Company has determined in good faith after consultation with outside counsel is required to be filed and disseminated to the stockholders of the Company under applicable Law) is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders' Meeting or (iii) if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting.

          (c)   Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required under the terms of this Agreement, the Company pays to Purchaser the Company Termination Fee and Expense Amount as required pursuant to Article VII, (i) its obligations to hold the Company Stockholders' Meeting pursuant to this Section 5.03 shall not be affected by the making of an Adverse Recommendation Change by the Board of Directors of the Company or any committee thereof and (ii) its obligations pursuant to this Section 5.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Unless this Agreement is terminated in accordance with its terms and, to the extent required under the terms of this Agreement, the Company pays to Purchaser the Company Termination Fee in accordance with Section 7.03(a)(ii) or the Expense Amount in accordance with Section 7.03(b), the Company agrees that it shall not submit to the vote of the Company's stockholders any Takeover Proposal (whether or not a Superior Proposal) prior to the vote of the Company's stockholders with respect to the Company Stockholder Approval at the Company Stockholders' Meeting.

        SECTION 5.04.    Reasonable Efforts.     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are the subject of Sections 5.04(c) and 5.04 (d).

          (b)   In furtherance and not in limitation of the foregoing, the Company shall and shall cause its Subsidiaries to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement and refrain from taking any actions that would cause the applicability of such Laws to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if the restrictions of any Takeover Law become applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement (as applicable) and otherwise lawfully eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Voting Agreement the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

          (c)   Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in no event later than ten (10) business days following the date hereof, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and to obtain all consents under any Antitrust Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including (A) using reasonable best efforts to defend any Actions challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Purchaser's and its Subsidiaries' freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Purchaser or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Purchaser or their respective Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Antitrust Laws or to resolve any objections asserted by any Governmental Authority with competent jurisdiction (such actions collectively "Regulatory Actions"). Notwithstanding anything to the contrary in this Agreement (w) neither the Company nor any of its Subsidiaries shall, without Purchaser's prior written consent, and neither Purchaser nor Merger Sub shall, without the Company's prior written consent, discuss or commit to any extension of any waiting period under any Antitrust Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement, (x) none of Purchaser, Merger Sub or the Company shall be required to take any Regulatory Action unless it is expressly conditioned on the effectiveness of the Merger and (y) neither the Company nor any of its Subsidiaries shall agree without Purchaser's prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any Regulatory Action, with respect to the Company and its Subsidiaries, pursuant to this Section 5.04.

          (d)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information and to the Confidentiality Agreement, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated hereby, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences. Subject to the Confidentiality Agreement and Section 5.06 of this Agreement, each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Authority.

          (e)   Each of the parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.04 as "Outside Counsel Only." Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or such party's legal counsel. Notwithstanding anything to the contrary, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

          (f)    Whether or not the Merger is consummated, Purchaser shall be responsible for the fees and payments set forth on Section 5.04(f) of the Company Disclosure Letter.

        SECTION 5.05.    Public Announcements.     Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible). The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Purchaser and the Company and neither party shall issue such press release without the prior consent of the other party.

        SECTION 5.06.    Access to Information; Confidentiality.     Subject to applicable Law, upon reasonable notice, the Company shall afford to Purchaser and Purchaser's Representatives reasonable access during normal business hours to the Company's officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Purchaser and Purchaser's Representatives such information concerning its business, personnel, assets, liabilities and properties as Purchaser may reasonably request. Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. The Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could violate applicable Law, waive the protection of an attorney-client privilege, work product doctrine or other legal privilege, in each case that cannot be cured by entry into a joint defense agreement or similar arrangement. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Purchaser that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or risk waiver of such privilege (including by entering into a joint defense agreement or similar arrangement). All requests for information made pursuant to this Section 5.06 shall be directed to the General Counsel of the Company or other Person designated by the Company. For the avoidance of doubt, until the Effective Time, all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.06 or pursuant to Section 5.02 will be subject to the terms of the Confidentiality Agreement and this Section 5.06 of this Agreement, which shall remain in full force and effect in accordance with its terms. Purchaser acknowledges that the information being provided to it in connection with the Merger and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement; provided that actions taken by the parties hereunder, to the extent necessary to comply with their respective obligations under Section 5.04 hereunder, shall not be deemed to be in violation of this Section 5.06 or the Confidentiality Agreement; provided, further, that the foregoing shall not affect Section 5.04(d) to the extent that Section 5.04(d) specifies that it is subject to this Section 5.06 or the

Confidentiality Agreement. All non-public information provided by or on behalf of Purchaser, Guarantor or the Preferred Investors or their respective Affiliates to the Company or any of its Subsidiaries or Representatives in connection with this Agreement or the transactions contemplated hereby (including the Financing) shall be kept confidential except for such disclosures as are required by applicable Law or legal process.

        SECTION 5.07.    Indemnification and Insurance.     (a) For a period of six (6) years after the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a Subsidiary of the Company (each, an "Indemnitee") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or, while serving as a director or officer of the Company, is or was a director or officer of a Subsidiary of the Company or (B) acts or omissions by an Indemnitee in the Indemnitee's capacity as a director or officer of the Company or, while serving as a director of officer of the Company, a director or officer of a Subsidiary of the Company (including in connection with the Indemnitee's serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at any time prior to the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law. Without limiting the foregoing, Purchaser, for a period of six (6) years after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and the bylaws of the Surviving Corporation (and the equivalent organizational or constitutional documents of each of its Subsidiaries) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and indemnification of directors and officers of the Company and its Subsidiaries than are set forth as of the date hereof in the Company Certificate and the Company Bylaws (or such Subsidiaries' equivalent organizational or constitutional documents), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, the Surviving Corporation shall advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) in connection with any Action to which such Indemnitee is or is threatened to be made a party by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving as a director or officer of a Subsidiary of the Company, as incurred to the fullest extent the Company would have been permitted to do so under applicable Law; provided that the individual to whom expenses are advanced shall first provide an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 5.07(a).

          (b)   None of Purchaser or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment on behalf of any Indemnitee in any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 (each, a "Claim") for which indemnification has been sought or may be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Purchaser, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 and shall provide access to properties and individuals during normal business hours and in a manner that shall not unreasonably interfere with the business and operations of the Surviving Corporation and its Subsidiaries as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (c)   For a period of six (6) years from the Effective Time, Purchaser shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (or substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to matters arising on or prior to the Effective Time; provided that, if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Purchaser shall provide or cause to be provided a policy for the applicable individuals with the most advantageous coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium. At the Company's option, the Company may (or if requested by Purchaser, the Company shall) purchase, using a broker mutually selected by the Company and Purchaser acting in good faith and taking into account available policy price and coverage options, prior to the Effective Time, a six (6)-year prepaid "tail" policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby; provided that in no event shall the Company spend or commit to spend for such "tail" policies an annual premium amount in excess of 300% of the current aggregate annual premium of the Company's current policies of directors' and officers' liability insurance and fiduciary liability insurance. If such prepaid "tail" policy has been obtained by the Company prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.07(c).

          (d)   The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Certificate or the Company Bylaws, by Contract or otherwise. The obligations of Purchaser and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07).

          (e)   In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall, release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

        SECTION 5.08.    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement and/or the Rollover Commitment Letter by each Person or group (for purposes of Section 13(d) of the Exchange Act) who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 5.09.    Employee Matters.     (a) Purchaser shall provide, or shall cause one of its Affiliates (including, following the Closing, the Surviving Corporation) to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continues in employment with Purchaser or one if its Affiliates following the Effective Time (each, a "Company Employee") with: (i) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Company Employee immediately prior to the Effective Time and (ii) during the period commencing at the Effective Time and ending on the 180th day following the Closing, coverage under the severance policy set forth on Section 5.09(a) of the Company Disclosure Letter (without adverse modification), such that if any such Company Employee's employment is terminated under circumstances that would give rise to severance entitlements under such policy, such Company Employee shall receive such severance entitlements thereunder.

          (b)   Without limiting the generality of Section 5.09(a), from and after the Effective Time, Purchaser cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company's employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, as in effect at the Effective Time and set forth on Section 5.09(b) of the Company Disclosure Letter and, in each case, as may be amended from time to time after the Effective Date in accordance with its terms.

          (c)   With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, including any "employee benefit plan" (as defined in Section 3(3) of ERISA), providing employee benefits to the Company Employees after the Effective Date (collectively, the "Purchaser Plans"), for purposes of determining eligibility to participate, level of benefits (including benefit accrual rates) and vesting, each Company Employee's service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Purchaser and its Affiliates (including, following the Effective Time, the Surviving Corporation or any of its Subsidiaries); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

          (d)   Without limiting the generality of Section 5.09(a), Purchaser shall, or shall cause one of its Affiliates (including, following the Effective Time, the Surviving Corporation) to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Purchaser Plan providing medical, dental, hospital, pharmaceutical or vision benefits, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Purchaser shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under each Purchaser Plan providing medical, dental, hospital, pharmaceutical or vision benefits (to the extent such credit would have been given under comparable Company Plans prior to the Effective Time).

          (e)   With respect to any Company Employees based outside of the United States, Purchaser's obligations under this Section 5.09 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

          (f)    If the Effective Time occurs on or prior to June 1, 2016, the Compensation Committee of the Board of Directors of the Company shall, as of the Effective Time, determine the level of achievement of relevant performance metrics through the Effective Time with respect to the Company's annual cash bonus plan for the fiscal year of the Company in which this Agreement is executed (the "Company Annual Bonuses"); provided, that (i) such determinations shall measure actual performance reasonably and in good faith in a manner consistent with the Company's past practices, to the extent reasonably practicable, (ii) in no event shall the aggregate Company Annual Bonuses so determined exceed the aggregate annual cash bonuses for the fiscal year immediately preceding the date of this Agreement, and (iii) the Company shall not and shall have no obligation to pay (or cause to be paid) the Company Annual Bonuses earlier than the time that annual cash bonuses have been paid to Company employees in the ordinary course of business consistent with past practice. The Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, the Company Annual Bonuses to the Company Employees at the time that annual cash bonuses have been paid to Company Employees in the ordinary course of the Company's business and consistent with the Company's past practice.

          (g)   Notwithstanding any provision of this Agreement to the contrary, (i) the provisions of this Section 5.09 are solely for the benefit of the parties to this Agreement, (ii) no provision of this Section 5.09 is intended to, shall be deemed to, or shall (A) constitute the establishment or adoption of, or an amendment to, any Company Plan, Purchaser Plan or employee benefit plan (for purposes of ERISA or otherwise), (B) prevent or restrict in any way the right of Purchaser and its Affiliates to terminate reassign, promote or demote any employee or other service provider of the Company or any Subsidiary at any time following the Effective Time, or (C) obligate Purchaser to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Purchaser from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time; and (iii) no current or former employee or other service provider of the Company or its Subsidiaries (or any of their dependents or beneficiaries) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

        SECTION 5.10.    Notification of Certain Matters; Stockholder Litigation.     Prior to the Effective Time, Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to Purchaser, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Purchaser and (ii) any Actions commenced or, to such party's Knowledge, threatened against such party or the directors of the Company which relates to this Agreement or the transactions contemplated hereby (including any securityholder derivative claims). The Company shall give Purchaser the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to without Purchaser's prior written consent.

        SECTION 5.11.    Purchaser Consent.     Immediately following the execution of this Agreement, Purchaser shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

        SECTION 5.12.    Tax Certificate.     The Company shall deliver to Purchaser at the Closing a certification satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations certifying that interests in the Company are not "U.S. real property interests" within the meaning of Section 897(c) of the Code.

        SECTION 5.13.    Financing.     (a) Purchaser shall use (and shall cause RT Rhombus to use) its reasonable best efforts to obtain the proceeds of the Financing on the Closing Date on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, subject to the third sentence of this Section 5.13(a), (ii) negotiating definitive agreements with respect to the Debt Financing (the "Definitive Debt Agreements") consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the "flex" provisions contained in any related fee letter) or on such other terms and conditions acceptable to Purchaser subject to Purchaser's compliance with clauses (1)-(4) of this Section 5.13(a), (iii) negotiating definitive agreements with respect to the Preferred Financing consistent with the terms and conditions contained in the Preferred Commitment Letter or on such other terms and conditions acceptable to Purchaser subject to Purchaser's compliance with clauses (1)-(4) of this Section 5.13(a) (the "Definitive Preferred Agreements" and, together with the Definitive Debt Agreements, the "Definitive Financing Agreements"), and (iv) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Purchaser and its Affiliates to obtain the Financing that are within Purchaser's or such Affiliates' control. If all conditions set forth in Sections 6.01 and 6.02 and contained in the Commitment Letters (other than, (A) with respect to the Debt Financing, the availability of the Sponsor Equity Financing, the Preferred Financing and the Rollover Investment and (B) with respect to the Preferred Financing, the availability of the Debt Financing, the Rollover Investment and the Sponsor Equity Financing) have been satisfied (or upon funding will be satisfied), Purchaser shall use (and shall cause RT Rhombus to use) its reasonable best efforts to draw the full amount of the Financing on the Closing Date. Purchaser shall not (and shall cause RT Rhombus not to), without the prior written consent of the Company, permit any amendment, supplement or modification to, termination of, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, supplement, modification, termination, waiver or replacement (1) would (x) add new (or adversely modify any existing) conditions to Purchaser's or RT Rhombus's receipt of the Financing in a manner that would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement or (y) be reasonably expected to materially delay the funding of the Financing or otherwise make the funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (2) reduces the aggregate amount of the Financing to an amount that, when combined with the cash of the Company and its Subsidiaries that is available on the Closing Date to make the Closing Date Payments, is insufficient to pay the Closing Date Payments, (3) adversely affects the ability of Purchaser or RT Rhombus to enforce its rights against any of the other parties to the Commitment Letters or the Definitive Financing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date; provided that RT Rhombus may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement if doing so would not reasonably be expected to prevent or materially impede or delay the ability of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 5.13(a), the terms "Debt Commitment Letter" and "Debt Financing" shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby. Upon any such amendment, supplement, modification, waiver or replacement of the Preferred Commitment Letter in accordance with this Section 5.13(a), the terms "Preferred Commitment Letter" and "Preferred Financing" shall refer to the Preferred Commitment Letter as so amended, supplemented, modified, waived or replaced and the financing contemplated thereby. Purchaser shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Financing. Notwithstanding the foregoing, Purchaser and RT Rhombus may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, the Debt Commitment Letter, the Preferred Commitment Letter or any Definitive Financing Agreement and may obtain equity or debt financing in substitution of all or a portion of the Debt Financing or the Preferred Financing so long as any such action does not violate this Section 5.13.

          (b)   If any portion of the Debt Financing that is necessary to pay the Closing Date Payments becomes unavailable, Purchaser will (i) use (and cause RT Rhombus to use) its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the Closing is to occur pursuant to Section 1.02), alternative financing (as applicable, in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources and on terms and conditions not materially less favorable to Purchaser and RT Rhombus than such unavailable Debt Financing and (ii) promptly notify the Company of such unavailability and the reason therefor. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to seek (A) the Sponsor Equity Financing from any source other than the Guarantor, or in any amount in excess of that contemplated by, the Sponsor Commitment Letter, (B) the Preferred Financing from any source other than the Preferred Investors, or in any amount in excess of that contemplated by, the Preferred Commitment Letter or (C) the Rollover Investment from any Person other than the Rollover Investors.

          (c)   For the purposes of this Agreement, the terms "Debt Commitment Letter," "Sponsor Commitment Letter," "Preferred Commitment Letter" and "Rollover Commitment Letter" shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance with this Section 5.13 (and any Debt Commitment Letter, Sponsor Commitment Letter, Preferred Commitment Letter or Rollover Commitment Letter, as applicable, remaining in effect at the time in question). Purchaser shall provide the Company with prompt written notice of (i) any threatened in writing or actual material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Purchaser acquires Knowledge, or (ii) the receipt of any written notice or other written communication from any Rollover Investor or any Financing Source with respect to any actual or threatened breach, default, termination or repudiation of any provision thereto by any party to any Commitment Letters or the Definitive Financing Agreements; provided, that in no event will Purchaser or any of its Affiliates be under any obligation to disclose any information that is subject to any applicable legal privileges (including attorney-client privilege) in a manner that would destroy the privilege.

          (d)   Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Debt Financing, including (i) making senior management and Representatives of the Company reasonably available to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and any other similar sessions or presentations upon reasonable advance notice, (ii) using reasonable best efforts to facilitate the pledging of collateral, solely with respect to the Company and its Subsidiaries, effective no earlier than the Closing, (iii) assisting the Purchaser in the preparation of the Marketing Materials and the preparation, negotiation, execution and delivery of the Definitive Financing Agreements; (iv) taking such actions as are reasonably requested by Purchaser or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing; (v) taking all actions as may be required or reasonably requested by Purchaser or its Financing Sources in connection with the repayment of the Existing Company Debt (including providing customary payoff letters and releases of all related Liens) upon the Closing; (vi) using reasonable best efforts to cause its independent auditors to cooperate with the Debt Financing and to provide the Specified Auditor Assistance; (vii) taking such actions as may be required to permit any cash and cash equivalents of the Company and its Subsidiaries to be made available on the Closing Date to finance, in part, the transactions contemplated by this Agreement; (viii) using its reasonable best efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Company and its Subsidiaries, (ix) delivering to Purchaser the Required Information, (x) providing a certificate of the chief financial officer or other senior financial officer of the Company with respect to solvency matters as of the Closing on a pro forma basis in the form provided in Annex I to Exhibit D of the Debt Commitment Letter (as of the date hereof), (xi) using reasonable best efforts to deliver to Purchaser the unaudited consolidated balance sheet as of December 31, 2015 and related statements of income, equity and cash flows of the Company and its Subsidiaries for the fiscal quarter ended December 31, 2015 that have been reviewed by the Company's independent accountant in accordance with AU 722, Interim Financial Information, and a management's discussion and analysis of financial condition and results of operations, in each case, in a form that could be filed with the SEC on a Quarterly Report on Form 10-Q and in a form sufficient to receive from the Company's independent accountants customary "comfort" (including "negative assurance" comfort) with respect to such financial statements and financial information (such financial statements and information the "December 31 Information"), by February 1, 2016 and (xii) furnishing Purchaser and the Financing Sources promptly, and in any event no later than five (5) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Purchaser or the Financing Sources at least eight (8) days prior to the Closing Date. The Company will provide to Purchaser and its Financing Sources such information as may reasonably be necessary so that the Required Information and Marketing Material are and remain Compliant. The Company hereby consents to the use of all of its and its Subsidiaries' logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

          (e)   The foregoing notwithstanding, (i) neither the Company nor any of its Subsidiaries shall be required by this Section 5.13 to enter into any certificate or agreement that is effective before the Effective Time, (ii) nothing in this Section 5.13 shall require such cooperation to the extent it would, in connection with any debt financing other than the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof (including, for the avoidance of doubt, the Notes (as defined in the Debt Commitment Letter)), impose on the Company or any of its Subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any meaningfully greater burden, obligation, time commitment or other commitment than those that would have been imposed on them in the context of the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof, (iii) none of the Company, any of its Subsidiaries or Affiliates or any Persons who are directors or officers of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing prior to the Closing, and (iv) no obligation of the Company, any of its Subsidiaries or Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the Debt Financing prior to the Closing, or (B) take any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any Laws. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries or Affiliates to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. Purchaser shall reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company, any of its Subsidiaries or Affiliates or their respective Representatives in connection with such cooperation on the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII. Purchaser shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Purchaser pursuant to this Section 5.13 and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries or Affiliates), except in the event such losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, its Subsidiaries or their respective Representatives.

          (f)    If the Company at any time in good faith believes that it has delivered the Required Information in accordance with Section 5.13(d), it may (but is under no obligation to) deliver to Purchaser a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information as of such date unless Purchaser in good faith reasonably believes the Company has not completed the delivery of the Required Information and delivers to the Company within five (5) Business Days a written notice describing in reasonable detail what information that constitutes Required Information has not yet been delivered. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Purchaser or its Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

        SECTION 5.14.    De-Listing.     Prior to the Effective Time, the Company will cooperate with Purchaser to cause the Company Common Stock to be de-listed from the NYSE and terminate its registration under the Exchange Act as soon as practicable following the Effective Time.

        SECTION 5.15.    Director Resignations.     The Company shall use reasonable best efforts to cause to be delivered to Purchaser resignations, conditioned on the occurrence of the Closing and effective immediately prior to the Effective Time, executed by each director of the Company in office immediately prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

        SECTION 6.01.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by such party on or prior to the Closing Date of the following conditions:

          (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    Antitrust.    The waiting period (or any extensions thereof) applicable to the consummation of the Merger under the HSR Act, and any other applicable Antitrust Laws with respect to which a filing with the applicable Governmental Authority is required with respect to this Agreement, the Merger or the other transactions contemplated hereby (as reasonably determined by Purchaser acting in good faith), shall have expired or been terminated.

          (c)    No Injunctions or Restraints.    No Governmental Authority of competent authority shall have issued an Order or enacted a Law that is in effect and prohibits, restrains or makes illegal the consummation of the Merger.

        SECTION 6.02.    Conditions to Obligations of Purchaser and Merger Sub.     The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Purchaser and Merger Sub on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in Section 3.01 (Organization and Standing; Subsidiaries), Section 3.02 (Capital Stock), clauses (a) and (b) of Section 3.03 (Authority; Noncontravention), Section 3.04 (Voting Requirements), Section 3.14 (Rights Agreement; Anti-Takeover Provisions) and Section 3.23 (Brokers and Other Advisors) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) all other representations and warranties of the Company set forth in Article III of this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of the Company by an officer of the Company stating that the conditions specified in this Section 6.02(a) have been satisfied.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an officer of the Company stating that the conditions specified in this Section 6.02(b) have been satisfied.

          (c)    No Material Adverse Effect.    Since the date of this Agreement there shall not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 6.03.    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Standing), clauses (a) and (b) of Section 4.02 (Authority; Noncontravention) and Section 4.09 (Brokers and Other Advisors) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are expressly made as of an earlier date, in which case as of such date), subject only to de minimis inaccuracies, and (ii) all other representations and warranties of Purchaser set forth in Article IV of this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any representations are expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser stating that the conditions specified in this Section 6.03(a) have been satisfied.

          (b)    Performance of Obligations of Purchaser and Merger Sub.    Purchaser and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an officer of Purchaser stating that the conditions specified in this Section 6.03(b) have been satisfied.

        SECTION 6.04.    Frustration of Closing Conditions.     The Company may not rely on the failure of any condition set forth in Section 6.01 or 6.03 to be satisfied if such failure was caused by its material breach of any of its obligations under this Agreement. Neither Purchaser nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied if such failure was caused by a material breach of any of their obligations under this Agreement.

ARTICLE VII

TERMINATION

        SECTION 7.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a)   by the mutual written consent of the Company and Purchaser; or

          (b)   by either the Company or Purchaser:

              (i)  if the Merger is not consummated on or before April 6, 2016 (the "End Date"); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of its obligations under this Agreement was the principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

             (ii)  if any Governmental Authority of competent authority issues a final nonappealable Order that prohibits, restrains or makes illegal the consummation of the Merger; or

            (iii)  if the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (c)   by Purchaser:

              (i)  if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, has not been cured within the earlier of (x) the thirty (30) calendar days after the Company's receipt of written notice thereof from Purchaser or (y) the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Purchaser or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

             (ii)  prior to receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company effects an Adverse Recommendation Change, or (B) the Company shall have materially breached any of its obligations set forth in Section 5.02(a) or 5.03(b); or

          (d)   by the Company:

              (i)  if either Purchaser or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, has not been cured within the earlier of (x) the thirty (30) calendar days after Purchaser's and Merger Sub's receipt of written notice thereof from the Company or (y) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

             (ii)  prior to receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company or any committee thereof has received a Superior Proposal and the Company has complied with its obligations under Section 5.02, (B) the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to accept such Superior Proposal would result in a breach of the directors' fiduciary duties to the Company's stockholders under applicable Law, and (C) prior to or concurrent with such termination, the Company pays the Company Termination Fee in accordance with Section 7.03; or

            (iii)  if (A) the Marketing Period has ended and all of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, so long as each such condition would have at the time of termination been satisfied if such time were the Closing) have been satisfied, (B) the Company has irrevocably confirmed in writing after the end of the Marketing Period that (x) all of the conditions set forth in Sections 6.01 and 6.03 (other than those conditions that by their nature are to be satisfied at the Closing, so long as each such condition would have at the time of termination been satisfied if such time were the Closing) have been satisfied or have been waived by the Company and remain so satisfied or waived and (y) the Company is and remains prepared to consummate the Closing, (C) Purchaser fails to consummate the Closing within two (2) Business Days following the date the Closing was required to have occurred pursuant to Section 1.02, and (D) the Company stood ready, willing and able to consummate the Closing at all times during such two (2) Business Day period (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.01(b)(i) , during such two (2) Business Day period immediately following the date on which the Company has provided written notice in accordance with Section 7.01(d)(iii)(B), the Purchaser shall not be entitled to terminate this agreement pursuant to Section 7.01(b)(i).

        SECTION 7.02.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Section 7.04, Article VIII, the Guaranty and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, Merger Sub or the Company or their respective directors, officers and Affiliates (including the other members of the Purchaser Group), except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination, (b) that no such termination shall relieve the Company from any liability for any willful and material breach of this Agreement by the Company prior to the termination of this Agreement, and (c) that no such termination shall relieve any party from liability for fraud.

        SECTION 7.03.    Company Termination Fee; Expense Payment.

          (a)   In the event that:

              (i)  Purchaser terminates this Agreement pursuant to Section 7.01(c)(ii);

             (ii)  the Company terminates this Agreement pursuant to Section 7.01(d)(ii);

            (iii)  this Agreement is terminated by Purchaser or the Company pursuant to Section 7.01(b)(iii) and the Company Board of Directors shall have effected an Adverse Recommendation Change at any time prior to such termination; or

            (iv)  (x) this Agreement is terminated (A) by Purchaser or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or (B) by Purchaser pursuant to Section 7.01(c)(i), (y) any Person shall have made or announced a Takeover Proposal after the date of this Agreement but prior to such termination and (z) the Company enters into a definitive agreement with respect to, or consummates, a Takeover Proposal within twelve (12) months after termination of this Agreement, then, the Company shall, (1) in the case of clauses (i) and (iii) above, within three (3) Business Days after the date of such termination, (2) in the case of clause (ii) above, prior to or concurrent with, and as a condition to the effectiveness of such termination, or (3) in the case of clause (iv) above, concurrently with the date of such entry or consummation, pay to Purchaser a fee of Twenty-Four Million Dollars ($24,000,000) in cash (the "Company Termination Fee") to be made by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion). Following receipt by Purchaser (or one or more of its designees) of the Company Termination Fee (together with any amounts owed pursuant to Section 7.03(c)) in accordance with this Section 7.03, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Purchaser or Merger Sub, except as set forth in Section 7.02. Purchaser shall have the right to assign its right to receive the Company Termination Fee (together with any amounts owed pursuant to Section 7.03(c)) and the Expense Payment (together with any amounts owed pursuant to Section 7.03(c)) to one or more Persons in its sole discretion.

          (b)   Without limiting or otherwise affecting in any way the remedies available to Purchaser hereunder, in the event of a termination of this Agreement pursuant to Section 7.01(b)(iii), then the Company shall within three (3) Business Days of the date of such termination, pay to Purchaser in cash by wire transfer of immediately available funds out-of-pocket fees and expenses incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing and all fees and expenses contemplated by Section 5.04(e)) not to exceed Six Million Dollars ($6,000,000) (the "Expense Payment"), which amount shall be credited against any Company Termination Fee payable to Purchaser pursuant to Section 7.03(a).

          (c)   Each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Purchaser and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay, in a timely manner, any amount due pursuant to this Section 7.03, then (i) the Company shall reimburse Purchaser for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced, and (ii) the

  Company shall pay to Purchaser interest on such amount from and including the date payment of such amount was due, but excluding the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

        SECTION 7.04.    Purchaser Termination Fee.     (a) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii) , then Purchaser shall pay, or cause to be paid, to the Company a termination fee of Twenty-Nine Million Dollars ($29,000,000) in cash (the "Purchaser Termination Fee") to be made by wire transfer of immediately available funds within three (3) Business Days after such termination (it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion).

          (b)   Subject to the rights of the Company pursuant to Section 8.08, the Company's right to receive (x) the Purchaser Termination Fee pursuant to Section 7.04(a), (y) any amounts owed pursuant to Section 7.04(d), and (z) any amounts owed pursuant to the final two sentences of Section 5.13(e) (the amounts described in the preceding clauses (x), (y) and (z) being referred to herein collectively as the "Recoverable Amounts"), in each case from Purchaser in accordance with the terms and conditions of this Agreement, or from the Guarantor pursuant to the Guaranty in accordance with the terms and conditions thereof, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of the Company against (i) Purchaser, Merger Sub, or the Guarantor, (ii) any Rollover Investor, Preferred Investor, Lender or other Financing Source, including each party to the Commitment Letters, and their respective Affiliates, Representatives, successors and assigns, and (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any Person named in clause (i), and any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing (the Persons described in clauses (i), (ii) and (iii), collectively, the "Purchaser Group") for any liability, cost, expense, obligation, loss or damages suffered as a result of, in connection with, or otherwise related to any breach of any representation, warranty, covenant or agreement or the failure of the transactions contemplated by this Agreement to be consummated or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that neither this Section 7.04(b) nor Section 7.04 (c) below shall limit the obligations of Rizvi Traverse Management, LLC pursuant to the terms of the Confidentiality Agreement or any of the Company's rights thereunder.

          (c)   Upon payment of the Recoverable Amounts (if and when due and payable pursuant to the terms of this Agreement), no Person shall have any rights or claims against the Purchaser Group under this Agreement, the Commitment Letters, the Guaranty or otherwise, whether at law or equity, in contract in tort or otherwise, and the Purchaser Group shall not have any further liability relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement (including the Financing), and the Company agrees to cause any action or proceeding pending in connection with this Agreement or any of the transactions contemplated by this Agreement by the Company against the Purchaser or any other member of the Purchaser Group to be dismissed with prejudice promptly, and in any event within two (2) Business Days thereafter. In no event shall the Company seek or permit to be sought any losses or damages from, or otherwise bring any action or proceeding against, the Purchaser Group in connection with this Agreement or any of the transactions contemplated by this Agreement, other than an action or proceeding to recover payment of the Recoverable Amounts from Purchaser or the Guarantor or for specific performance as set forth in Section 8.08, and for the avoidance of doubt, the Purchaser Group shall not have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this

  Agreement other than the payment of the Recoverable Amounts (if and when due and payable pursuant to the terms of this Agreement). Nothing in this Section 7.04(c) shall in any way expand or be deemed or construed to expand the circumstances in which Purchaser or any other member of the Purchaser Group may be liable under this Agreement or any of the transactions contemplated by this Agreement (including the Financing). For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Recoverable Amounts, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Purchaser Termination Fee (together with any amounts owed pursuant to Section 7.04(d)).

          (d)   Each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section 7.04 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Purchaser and Merger Sub would not enter into this Agreement. Accordingly, if Purchaser fails to pay, in a timely manner, any amount due pursuant to this Section 7.04, then (i) Purchaser shall reimburse the Company for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced, and (ii) Purchaser shall pay to the Company interest on such amount from and including the date payment of such amount was due, but excluding the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

        SECTION 8.01.    No Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02.    Amendment or Supplement.     Subject to clause (iv) of Section 8.06(a), at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by action taken by the respective Boards of Directors (or equivalent governing bodies) of each of the parties hereto; provided, however, that, receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. Any amendment or supplement to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.03.    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, Purchaser and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions (it being understood that Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 8.04.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that (i) the rights, interests and obligations of Purchaser may be assigned to one or more controlled Affiliates of Rizvi Traverse Management, LLC, (ii) the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Purchaser (or its permitted assignee), and (ii) Purchaser may make a collateral assignment of its rights (but not its obligations) pursuant to this Agreement to any of its Financing Sources. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

        SECTION 8.05.    Counterparts.     This Agreement may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

        SECTION 8.06.    Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.     (a) This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Commitment Letters, the Voting Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and the right of the holders of Options, the holders of RSUs and the holders of PSUs to receive the Equity Award Consideration, (ii) rights of Indemnitees pursuant to the provisions set forth in Section 5.07 (following the Effective Time) of this Agreement, (iii) the members of the Purchaser Group (other than the Financing Sources), who are intended third party beneficiaries of paragraphs (b) and (c) of Section 7.04 and Section 8.13, and (iv) the Financing Sources, who are intended third party beneficiaries of paragraphs (b) and (c) of Section 7.04, this Section 8.06, paragraphs (a) and (c) of Section 8.07, paragraph (b) of Section 8.08, Section 8.09, Section 8.11 and Section 8.13 (which Sections (or paragraphs) as described in this clause (iv) shall not be amended, modified or waived in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

          (b)   Each of Purchaser and Merger Sub acknowledges and agrees that except for the representations and warranties contained in Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any information furnished, disclosed or made available to Purchaser, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and the negotiation of this Agreement or otherwise in connection with the transactions contemplated hereby. The term "information" as used in this Section 8.06(b) includes any information, documents or material furnished, disclosed or otherwise made available in any form to Purchaser, Merger Sub or their respective Affiliates, stockholders, controlling Persons and Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information (including in any information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing).

        SECTION 8.07.    Governing Law; Jurisdiction.     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles; provided, however, that any claim, suit, action or other proceeding involving a Financing Source related to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

          (b)   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware). In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) and (iv) consents to service of process being made through the notice procedures set forth in Section 8.10.

          (c)   All actions and proceedings, whether at Law or in equity, whether in contract or in tort or otherwise, against a Financing Source (or to which a Financing Source is a party) relating to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, shall be subject to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York. The Company, on behalf of itself and the Company Related Parties, (i) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (iii) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (iv) agrees that it will not, and it will not permit any Company Related Party to, bring or support anyone else in bringing any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise against any Financing Source relating to or arising out of this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any Debt Financing or Preferred Financing, in any other court, and (v) irrevocably waives to the extent permitted by law, any right to trial by jury in respect of any such Action, cause of action, claim, cross-claim or third-party claim against any Financing Source relating to or arising out of this Agreement, the Debt

  Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder

        SECTION 8.08.    Specific Enforcement.     (a) The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

          (b)   Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser to cause the full funding of (x) the Sponsor Equity Financing pursuant to the terms and conditions of the Sponsor Commitment Letter and (y) the Rollover Investment pursuant to the terms and conditions of the Rollover Commitment Letter and to cause Purchaser to effect the Closing in accordance with Section 1.02 of this Agreement, in each case, only if (i) the Marketing Period has ended and all conditions in Sections 6.01 and 6.02 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) the Debt Financing (or alternative financing in accordance with Section 5.13 of this Agreement), the Preferred Financing (or alternative financing in accordance with Section 5.13 of this Agreement) and the Rollover Investment have been funded or will be funded on the date of the Closing in accordance with the terms thereof, (iii) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02 of this Agreement and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Sponsor Equity Financing, the Preferred Financing, the Rollover Investment and the Debt Financing are funded, then it would take such actions as are required of it or are otherwise in its control to cause the Closing to occur.

        SECTION 8.09.    WAIVER OF JURY TRIAL.     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

        SECTION 8.10.    Notices.     All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally, (ii) on the date sent if sent by email (which is confirmed by the recipient) or facsimile (which is confirmed by the recipient), or (iii) on the first Business Day following the date of dispatch if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Purchaser or Merger Sub, to:
c/o Rizvi Traverse Management, LLC 9465 Wilshire Blvd. Suite 840 Beverly Hills, California 90212
Attention:	Ben Kohn
Facsimile:	(323) 544-6444
Email:	Ben.Kohn@RizviTraverse.com
with a copy (which shall not constitute notice) to:
Rizvi Traverse Management, LLC 260 East Brown Street, Suite 380 Birmingham, Michigan 48009
Attention:	Audrey DiMarzo, General Counsel
Facsimile:	(917) 591-7400
Email:	Audrey.DiMarzo@RizviTraverse.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 355 S. Grand Avenue Los Angeles, California 90071
Attention:	Chris Brearton Jason Silvera
Facsimile:	(213) 891-8763
Email:	chris.brearton@lw.com jason.silvera@lw.com
If to the Company, to:
RealD Inc. 100 North Crescent Drive, Suite 200 Beverly Hills, California 90210
Attention:	Vivian Yang, EVP and General Counsel
Facsimile:	(310) 388-1539
Email:	vyang@reald.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	David E. Shapiro Marianna B. Ofosu
Facsimile:	(212) 403-2314
Email:	DEShapiro@wlrk.com MOfosu@wlrk.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 8.11.    Severability.     If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        SECTION 8.12.    Fees and Expenses.     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

        SECTION 8.13.    Non-Recourse.     (a) Notwithstanding anything herein to the contrary, the Company, on behalf of itself and its stockholders, Affiliates, directors, officers, employees, representatives and agents (collectively with the Company, the "Company Related Parties") acknowledges and agrees that no liability shall attach to, and no recourse shall be had by any Company Related Party, or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Purchaser or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Recourse Party or any Non-Recourse Party in any way under or in connection with this Agreement, any other agreement or instrument delivered in connection this Agreement (including the Guaranty, the Sponsor Commitment Letter and the Rollover Commitment Letter), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that, notwithstanding the foregoing, the Company may assert claims against: (i) Rizvi Traverse Management, LLC under, and pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) the Guarantor under, and pursuant to the terms and conditions of, the Guaranty; (iii) Purchaser, to cause Purchaser to seek specific performance of the Guarantor's obligation under the Sponsor Commitment Letter to fund the Financing Commitment (as defined therein) thereunder; (iv) Purchaser, to cause Purchaser to seek specific performance of any Rollover Investor's obligation under the Rollover Commitment Letter to fund the Commitment (as defined therein) thereunder; and (v) Purchaser or Merger Sub to enforce the terms and conditions of this Agreement in accordance with the terms and conditions hereof (the claims described in clauses (i) through (v) collectively, the "Retained Claims"). As used herein, the term "Recourse Parties" shall mean Purchaser, Merger Sub, the Rollover Investors and the Guarantor, collectively, and the term "Non-Recourse Parties" shall mean, collectively, the Recourse Parties' respective former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors, and any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing; provided that none of the Recourse Parties shall be Non-Recourse Parties. The

Company, on behalf of itself and the other Company Related Parties, hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Agreement, the Guaranty, any other agreement or instrument delivered in connection with this Agreement, the Guaranty, the Sponsor Commitment Letter and the Rollover Commitment Letter, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against (i) the Non-Recourse Parties or (ii) the Recourse Parties, except in the case of this clause (ii) for Retained Claims asserted by the Company against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with the first sentence of this Section 8.13. The Company acknowledges and agrees that neither the Company nor any other Company Related Party is a third party beneficiary of the Debt Commitment Letter or the Preferred Commitment Letter.

          (b)   Notwithstanding anything to the contrary contained herein, neither the Company nor any other Company Related Party, shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby, the services performed or to be performed by a Financing Source thereunder or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, including any Debt Financing or Preferred Financing, whether at law or equity, in contract, in tort or otherwise. In furtherance and not in limitation of the foregoing, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or any Company Related Party in connection with this Agreement, the Debt Commitment Letter, the Preferred Commitment Letter or the transactions contemplated hereby or thereby, the services performed or to be performed by a Financing Source thereunder or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, including any Debt Financing or Preferred Financing.

        SECTION 8.14.    Definitions.     For purposes of this Agreement:

        "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "controlled" shall have a correlative meaning. For purposes of this Agreement, neither the Rollover Investor nor the Preferred Investors shall be deemed Affiliates of Purchaser, RT Rhombus or Merger Sub.

        "Anti-Corruption Laws" means all applicable Laws related to anti-corruption, anti-bribery and anti-money laundering, including the Foreign Corrupt Practices Act of 1977, as amended.

        "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Applicable Date" means September 30, 2012.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

        "Business Intellectual Property" mean the Company Intellectual Property and any other Intellectual Property used, or held for use, by the Company or any of its Subsidiaries in the operation of their respective businesses.

        "Commonly Controlled Entity" means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Company Intellectual Property" means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

        "Company Plan" means each (i) employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) employee benefit plan within the meaning of Section 3(3) of ERISA, (iv) stock option, RSU, PSU, stock purchase, or other equity or equity-based agreement, arrangement, policy, program or plan, (v) employment, individual consulting, change-in-control, severance, retention or other similar agreement, plan, policy, program or arrangement, and (vi) bonus, incentive, deferred compensation, profit-sharing, retirement, savings, pension, excess benefit, post-retirement, vacation, severance, termination pay, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability (whether actual or contingent, direct or indirect), to provide compensation or benefits to or for the benefit of any of their respective current or former employees, directors or consultants (or any beneficiary or dependent thereof), other than any statutory agreement, program or plan mandated by applicable Law.

        "Company Products or Services" means those products (including computer programs) and/or services and related documentation currently or formerly developed, manufactured, produced, marketed, licensed, leased, sold, provided, delivered and/or distributed by the Company or any of its Subsidiaries.

        "Company Stock Plan" means the (a) RealD Inc. 2004 Amended and Restated Stock Incentive Plan, as amended and restated May 4, 2010, (b) RealD Inc. 2010 Stock Incentive Plan, effective as of April 9, 2010, (c) RealD Inc. Nonqualified Stock Option Grant and RealD Inc. Stock Option Agreement, both dated October 15, 2008, by and between REGAL Cinemas, Inc. and RealD Inc., (d) RealD Inc. Nonqualified Stock Option Grant and RealD Inc. Stock Option Agreement, both dated May 19, 2009, by and between Cinemark USA, Inc. and RealD Inc., (e) RealD Inc. Amended and Restated Nonqualified Stock Option Grant and RealD Inc. Amended and Restated Stock Option Agreement, both dated May 9, 2010, by and between American Multi-Cinema, Inc. and RealD Inc. and (f) RealD Inc. 2011 Employee Stock Purchase Plan, each as may be amended from time to time (the "ESPP").

        "Compliant" means, with respect to the Required Information, that:

          (a)   such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading;

          (b)   the Company's auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information; and

          (c)   the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit the Company's auditors to deliver customary comfort letters with respect to financial information contained in the Required information, including customary negative assurance comfort (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material) on any date during the Marketing Period.

        "Confidentiality Agreement" means the letter agreement, dated as of April 14, 2015, between the Company and Rizvi Traverse Management, LLC, as may be amended from time to time.

        "Credit Agreement" means the Credit Agreement, dated as of June 26, 2014, by and among the Company, as borrower, City National Bank, as administrative agent and letter of credit issuer ("City National"), the other agents from time to time party thereto and the lenders from time to time party thereto. The 2014 Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of April 19, 2012, by and among the Company, City National and the agents and lenders from time to time party thereto, which had been most recently amended on October 16, 2013.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Company Debt" means all Indebtedness of the Company outstanding from time to time under the Credit Agreement.

        "executive officer" means each individual who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

        "Financing Sources" means the Lenders, the Preferred Investors and any other Persons (including each agent and arranger) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Preferred Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates' former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives and their respective successors and assigns.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any government, court, regulatory or administrative agency, body, commission or authority or other legislative, executive or judicial governmental authority or "self-regulatory organization" (as defined in Section 3(a)(26) of the Exchange Act), whether federal, state or local, domestic, foreign or multinational.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts or instruments, (iii) in respect of outstanding letters of credit, (iv) under capital leases to the extent required to be capitalized under GAAP, (v) all liabilities for guarantees of another Person in respect of liabilities set forth in the preceding clauses (i), (ii), (iii) and (iv), and (vi) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in the preceding clauses (i)-(v).

        "Information Technology Systems" means all information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the business of the Company and its Subsidiaries, including all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the business of the Company and its Subsidiaries.

        "Intellectual Property" means all intellectual property or other similar proprietary rights in any jurisdiction, regardless of form, whether registered or unregistered, including the following: (i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom,

(ii) inventions, inventions disclosures, utility models, designs, and discoveries, whether or not patentable, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items; (iii) all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; moral rights; databases, data collections and rights therein, literary works, mask works and sound recordings, Software, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works, of any of the foregoing; (iv) trademarks, service marks, d/b/a's, brand names, logos, trade names, trade dress, 1-800, 1-888, 1-877 and other "vanity" telephone numbers, corporate names, domain names, rights in social media accounts, product designs and any words, names, symbols, devices, designs and other designations, or any combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, together with the goodwill of the business associated therewith; and (v) trade secrets, confidential information, business information, customer data, customer and supplier lists and information, business marketing plans and proposals, and confidential or proprietary information, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; (vi) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing section (i) through (v) above; (vii) the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (viii) all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery, and revenues arising from or relating to any and all of the foregoing.

        "IRS" means the U.S. Internal Revenue Service.

        "Knowledge" means, (i) with respect to the Company, the knowledge of those individuals listed in Section 8.13 of the Company Disclosure Letter, including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties and (ii) with respect to Purchaser or Merger Sub, the actual knowledge, of any of the officers or directors of Purchaser or Merger Sub including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties.

        "Leased Real Property" means all material real property leased or subleased or otherwise used or occupied (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

        "Leases" means all leases, subleases, licenses, concessions and other Contracts and including all amendments and modifications thereto and all guaranties thereof pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

        "Liens" means any pledges, liens, charges, claims, hypothecations, options to purchase, lease, sublease or otherwise acquire an interest, encumbrances or security interests of any kind or nature whatsoever.

        "Malicious Code" means disabling code or instructions and any "back door," "time bomb," "trojan horse," "worm," "drop dead device," "virus" or hardware component that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any Information Technology Systems or data or other Software of users.

        "Marketing Material" means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries, including all information relating to the transactions contemplated hereunder; (b) a customary "road show presentation" and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum that is suitable for use in a customary "high-yield road show," which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of the Company and its Subsidiaries to render a customary "comfort letter" (including customary "negative assurances") on the Closing Date; (c) all other marketing material contemplated by the Debt Commitment Letter or reasonably requested by Purchaser or its Financing Sources in connection with the syndication or other marketing of the Debt Financing.

        "Marketing Period" means the first period of eighteen (18) consecutive Business Days throughout and at the end of which: (a) Purchaser and its Financing Sources shall have had access to all the Required Information and it is and remains Compliant; (b) the conditions set forth in Sections 6.01 and 6.02 shall be satisfied (other than conditions that by their terms are to be satisfied at the Closing); and (c) nothing shall have occurred and no condition shall exist that would cause any of such conditions (including any conditions that by their terms are to be satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18)-consecutive-Business-Day period; provided that (i) the Marketing Period shall not commence until the December 31 Information shall have been delivered to Purchaser and (ii) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing (or of securities issued in lieu of the full amount of Debt Financing) are funded to Purchaser, RT Rhombus or Merger Sub.

        "Material Adverse Effect" means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, (i) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger and the other transactions contemplated by this Agreement on a timely basis or (ii) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur with respect to clause (ii) above: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing in this clause (C), or any changes in general legal, regulatory or political conditions; (D) any effect, change, event, circumstance or occurrence proximately attributable to the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.03(d)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters; (G) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than its obligations set forth in the first sentence of Section 5.01), taken with Purchaser's express written consent or at Purchaser's express written request or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (to the extent Purchaser fails to give its consent thereto after a written request therefor pursuant to Section 5.01); (H) changes resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser, Merger Sub or any of their respective Affiliates; (I) changes or prospective changes in the Company's credit ratings; (J) changes in the price or trading volume of the Company Common Stock; or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (K) hereof) may be taken into account in the determination of a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

        "Open Source Materials" means open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software licensed, distributed or conveyed as "open source software," "free software," "copyleft" or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract.

        "Permitted Liens" means (i) statutory Liens for Taxes, assessments or other charges by Taxing Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness set forth on Section 8.14(a) of the Company Disclosure Letter so long as there is no default under such Indebtedness, (iv) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (v) Liens discharged at or prior to the Effective Time, (vi) such other Liens or imperfections of title that do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title and (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto.

        "Person" means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Authority.

        "Purchaser Material Adverse Effect" means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Purchaser or Merger Sub of the Merger and the other transactions contemplated by this Agreement on a timely basis.

        "Regulation S-K" means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

        "Regulation S-X" means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

        "Related Party" means any current director, officer, senior employee or five percent stockholder of the Company or any of its Subsidiaries, and each such Person's Affiliates or immediate family members.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

        "Required Information" means all information with respect to the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries as may be reasonably requested by Purchaser or its Financing Sources to satisfy a condition precedent under the Debt Commitment Letter (as in effect on the date of this Agreement), including (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended subsequent to the most recent fiscal year in respect of which financial statements have been delivered pursuant to clause (i) above and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), (iii) the December 31 Information, and (iv) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Purchaser in its preparation of such materials), (2) risk factors relating to all or any component of the Debt Financing, (3) separate financial statements in respect of the Company Subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities) or otherwise necessary to receive from the Company's independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary "comfort" (including "negative assurance" comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the "pricing" of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum, in form and substance customary for private placements of high yield debt securities and reasonably acceptable to the Company and Purchaser.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

        "Source Code" means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

        "Specified Auditor Assistance" means (a) providing customary "comfort letters" (including customary "negative assurances") and assistance with the due diligence activities of Purchaser's Financing Sources, (b) providing access to work papers of the Company and its Subsidiaries and other supporting documents as may be reasonably requested by Purchaser or its Financing Sources, (c) providing customary consents to the inclusion of audit reports in any relevant Marketing Material, registration statements and related government filings, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material, registration statements and related governmental filings.

        "Subsidiary" means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

        "Tax Return" means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

        "Taxes" means all forms of taxation or duties imposed, or required to be collected or withheld, including all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, whether disputed or not, together with any related interest, penalties or other additional amounts.

        "Taxing Authority" means any Governmental Authority charged with the determination, collection or imposition of Taxes.

        SECTION 8.15.    Other Defined Terms.     In addition, the following terms shall have the meaning ascribed to them in the corresponding section of this Agreement:

Section
Acceptable Confidentiality Agreement	5.02(b)
Actions	3.07(b)
Adverse Recommendation Change	5.02(d)
Affiliate	8.14
Agreement	Preamble
Anti-Corruption Laws	8.14
Antitrust Laws	8.14
Applicable Date	8.14
Appraisal Shares	2.01(d)
Bankruptcy and Equity Exception	3.03(a)
Board of Directors	Recitals
Book-Entry Shares	2.01(c)
Business Day	8.14
Business Intellectual Property	8.14
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
City National	8.14
Claim	5.07(b)
Closing	1.02

Section
Closing Date	1.02
Closing Date Payments	4.07(c)
Code	2.02(g)
Commitment Letters	4.07(a)
Commonly Controlled Entity	8.14
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Annual Bonus	5.09(f)
Company Board Recommendation	3.03(b)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Disclosure Letter	Article III
Company Employee	5.09(a)
Company Intellectual Property	8.14
Company Investment	3.01(d)
Company Plan	8.14
Company Preferred Stock	3.02(a)
Company Products or Services	8.14
Company Related Parties	8.13
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Plan	8.14
Company Stockholder Approval	3.04
Company Stockholders' Meeting	5.03(b)
Company Subsidiary Securities	3.01(c)
Company Termination Fee	7.03(a)
Compliant	8.14
Confidentiality Agreement	8.14
Contract	3.03(c)
control	8.14
controlled	8.14
Credit Agreement	8.14
Debt Commitment Letter	4.07(a)
Debt Financing	4.07(a)
December 31 Information	5.13(d)
Definitive Debt Agreements	5.13(a)
Definitive Financing Agreements	5.13(a)
Definitive Preferred Agreements	5.13(a)
DGCL	1.01
DOJ	5.04(d)
Effective Time	1.03
End Date	7.01(b)(i)
Engagement Letter	4.07(a)
Environmental Laws	3.12(a)(i)
Equity Award Consideration	2.03(b)
ERISA	8.14
ESPP	8.14
Exchange Act	8.14
Exchange Fund	2.02(a)

Section
Executive Officer	8.14
Exhibitors	3.18
Existing Company Debt	8.14
Expense Payment	7.03(b)
Final Purchase Date	2.03(c)
Financing	4.07(a)
Financing Sources	8.14
Foreign Plan	3.10(h)
FTC	5.04(d)
GAAP	8.14
Governmental Authority	8.14
Guarantor	Recitals
Guaranty	Recitals
HSR Act	8.14
Indebtedness	8.14
Indemnitee	5.07(a)
Information Technology Systems	8.14
Intellectual Property	8.14
IRS	8.14
Knowledge	8.14
Law	3.03(c)
Leased Real Property	8.14
Leases	8.14
Lenders	4.07(a)
Liens	8.14
Malicious Code	8.14
Marketing Material	8.14
Marketing Period	8.14
Material Adverse Effect	8.14
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Moelis	3.22
NYSE	3.03(d)
Open Source Materials	8.14
Option	2.03(a)(i)
Option Consideration	2.03(b)
Order	3.03(c)
Paying Agent	2.02(a)
Permits	3.08(a)
Permitted Liens	8.14
Preferred Commitment Letter	4.07(a)
Preferred Financing	4.07(a)
Preferred Investors	4.07(a)
Proxy Statement	3.03(d)
PSU	2.03(a)(iii)
PSU Consideration	2.03(b)
Purchaser	Preamble
Purchaser Disclosure Letter	Article IV

Section
Purchaser Group	7.04(b)
Purchaser Material Adverse Effect	8.14
Purchaser Plans	5.09(c)
Purchaser Termination Fee	7.04(a)
Recourse Parties	8.13
Recoverable Amounts	7.04(b)
Regulation S-K	8.14
Regulation S-X	8.14
Regulatory Actions	5.04(c)
Related Party	8.14
Representatives	8.14
Required Information	8.14
Retained Claims	8.13(a)
RT Rhombus	4.02(a)
Rollover Commitment Letter	Recitals
Rollover Investment	4.07(a)
Rollover Investors	Recitals
Rollover Shares	Recitals
RSU	2.03(a)(ii)
RSU Consideration	2.03(b)
Sarbanes-Oxley Act	3.05(a)
SEC	8.14
Securities Act	8.14
Schedule 13E-3	3.03(d)
Software	8.14
Source Code	8.14
Specified Auditor Assistance	8.14
Sponsor Commitment Letter	4.07(a)
Sponsor Equity Financing	4.07(a)
Subsidiary	8.14
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Takeover Laws	3.14(b)
Takeover Proposal	5.02(g)
Tax Return	8.14
Taxes	8.14
Taxing Authority	8.14
Voting Agreement	Recitals

        SECTION 8.16.    Interpretation.     (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" when used in this Agreement shall refer to the date of this Agreement. The terms "or," "any" and "either" are not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to "dollars" or "$" shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

REALD INC.
by	/s/ VIVIAN W. YANG
	Name:	Vivian W. Yang
	Title:	EVP & General Counsel
RHOMBUS CINEMA HOLDINGS, LLC
by	/s/ BEN KOHN
	Name:	Ben Kohn
	Title:	Authorized Signatory
RHOMBUS MERGER SUB, INC.
by	/s/ BEN KOHN
	Name:	Ben Kohn
	Title:	President

Annex B

November 8, 2015

Board of Directors
RealD Inc.
100 North Crescent Drive, Suite 200
Beverly Hills, CA 90210

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share ("Company Common Stock"), of RealD Inc. (the "Company"), other than Michael V. Lewis, the other Rollover Investors (as defined in the Agreement (as defined below)) and their respective affiliates (collectively, "Excluded Holders"), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 8, 2015 (the "Agreement"), by and among the Company, Rhombus Cinema Holdings, LLC, a Delaware limited liability company ("Purchaser") and Rhombus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"). As more fully described in the Agreement or as otherwise described to us by representatives of the Company, Merger Sub will be merged with and into the Company, with the Company surviving the merger as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Purchaser as a result of the merger (the "Transaction"), and each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock that are owned by the Company as treasury stock or that are owned by Purchaser (including the shares that the Rollover Investors have committed to transfer, contribute and deliver to Purchaser in exchange for equity interests in Purchaser), which will be cancelled and no consideration will be delivered in exchange therefor, (ii) shares of Company Common Stock that are owned by any direct or indirect wholly owned subsidiary of the Company or of Purchaser, which will, at the election of Purchaser, either be converted into shares of common stock of the Surviving Corporation or cancelled and no consideration will be delivered therefor, and (iii) Appraisal Shares (as defined in the Agreement)) will be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $11.00, without interest (the "Consideration").

        We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Purchaser and their respective affiliates. We have provided investment banking and other services to the Company and equity holders of Purchaser (or their respective affiliates) unrelated to the Transaction and currently and in the future may provide such services and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as, among other things, (i) the Company's exclusive (A) placement agent and capital markets advisor in connection with a potential debt, mezzanine, equity or equity linked financing transaction with respect to the Company's Intelligent Backlight Technology business and (B) financial advisor in connection with the Company's consideration of the campaign undertaken by Starboard Value LP with respect to the Company, and (ii) the financial advisor for two companies in which equity holders of Purchaser (or their respective affiliates) are majority or significant minority shareholders.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. We are not tax, legal, regulatory or accounting experts, are not expressing any view or opinion with respect to such matters or similar matters, and have assumed, with your consent and without independent verification, that the assessments of the Company and its other advisors with respect to all tax, legal, regulatory, accounting and similar matters are accurate in all respects material to our analysis and opinion. In rendering this opinion, we have assumed, with your consent, that the Transaction will be consummated in accordance with the terms of the Agreement and that the parties to the Agreement will comply with all the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company, Purchaser or the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts' financial forecasts, relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) held discussions with the Board of Directors of the Company (the "Board") and other representatives of the Company regarding, and considered the results of, efforts by or on behalf of the Board, including by us at the Board's direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vii) reviewed (a) the Agreement, (b) a draft, dated November 3, 2015 of the voting agreement to be entered into among Michael V. Lewis and the MVL Trust dated August 3, 2010, in their respective capacities as stockholders of the Company, and Purchaser, and (c) a draft, dated November 3, 2015 of the rollover commitment letter to be entered into among the Rollover Investors and Purchaser (the "Rollover Commitment Letter"); (viii) participated in certain discussions and negotiations among representatives of the Company and Purchaser and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, Purchaser or any other entity, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information (including information relating to net operating losses expected to be utilized by the Company) referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and the other matters covered thereby.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). We express no opinion as to whether or not the Rollover Commitment Letter and the employment agreements entered into in connection with the Transaction have impacted the consideration available to holders of Company Common Stock in the Transaction. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise, including the compensation to be received by Michael V. Lewis or other employees under any employment agreements entered into in connection with the Transaction. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

Annex C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RealD Inc. 100 N. Crescent Drive, Suite 200 Beverly Hills, CA 90210 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For 0 0 0 Against 0 0 0 Abstain 0 0 0 1. The approval of the Agreement and Plan of Merger, dated as of November 8, 2015, by and among RealD Inc. (the "Company"), Rhombus Cinema Holdings, LLC and Rhombus Merger Sub, Inc. The approval, on an advisory (non-binding) basis, of specified compensation that may become payable to the named executive officers of the Company in connection with the merger. The adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. 2. 3. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000261307_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . REALD INC. Special Meeting of Stockholders February 24, 2016 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby authorize(s) and appoint(s) Michael V. Lewis, Andrew A. Skarupa or Vivian Yang as proxies with full power in each to act without the others and with the power to appoint a substitute, and hereby authorize(s) any of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of RealD Inc. that the undersigned stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on February 24, 2016 at 10:00 AM, local time, at RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations set forth in the proxy statement accompanying this proxy card and in accordance with the discretion of the proxies with respect to any amendments or variations on the proposals identified on the reverse side and any other matters that may properly come before the Special Meeting of Stockholders. Continued and to be signed on reverse side 0000261307_2 R1.0.0.51160